PROSPECTUS	Filed pursuant to Rule 424(b)(3) File No. 333-133182
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.
33,550,000 shares of Common Stock
HEALTH BENEFITS DIRECT CORPORATION
     This prospectus relates to offers and resales of up to 33,550,000 shares of our common stock, par value $0.001 per share, including 8,650,000 shares issuable upon the exercise of warrants. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders. We will bear all costs, expenses and fees relating to the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     Our common stock is quoted on the over-the-counter bulletin board, or OTCBB, under the symbol “HBDT.OB.”
On June 30, 2006, the last reported sales price of our common stock on the OTCBB was $2.69 per share.
Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is July 7, 2006

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. We will not make an offer to sell these securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.
     In this prospectus, unless the context specifically indicates otherwise:
•	with respect to periods following the closing on November 23, 2005 of the merger that resulted in our current public company structure, all references to “the Company,” “we,” “us,” and “our” refer to Health Benefits Direct Corporation and its subsidiaries; and

•	with respect to periods prior to the closing on November 23, 2005 of the merger that resulted in our current public company structure, all references to “the Company,” “we,” “us,” and “our” refer to the entity currently named “HBDC II, Inc.” as it existed prior to such merger under the name Health Benefits Direct Corporation and prior to becoming a wholly-owned subsidiary of Darwin Resources Corp., the Delaware corporation that currently is named Health Benefits Direct Corporation.
 i

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to invest in our common stock.
Overview
     We are a call center-based insurance agency that operates an online marketplace enabling consumers to shop for, compare and purchase individual health and life insurance and related products for individuals and families. Our sales platform combines our proprietary, integrated online technology and dialing application to connect consumers who express an interest in purchasing health or life insurance or related products with our knowledgeable, licensed agents housed in one of our call center locations.
     Our streamlined sales process, supported by our proprietary online technology and dialing application, ensures efficiency in the process of purchasing and selling insurance and related products. Consumers searching for health and life insurance and related products can speak to a live agent by calling a toll-free telephone number, or by visiting our website or the website of one of our multiple online marketing partners. We act as an independent agent, selling these products on behalf of a number of unrelated insurance companies. Our service is free to consumers and our principal source of revenue is commission fees paid to us by insurance carriers.
Our Opportunity
     We believe that a significant opportunity exists to obtain an increased market share in the rapidly expanding individual health insurance market and the underserved life insurance market. In recent years, the number of Americans seeking individual health insurance and related products has increased dramatically, largely as a result of a decline in the availability and cost advantage of employer-sponsored group plans. Insurance carriers and large agencies, which historically have focused their sales efforts on employer-sponsored group plans, have been slow to react to this increasing demand. With respect to life insurance, agents have traditionally been disinterested in focusing their sales efforts on middle-income Americans due to the lower commissions generated from life insurance sales. Further, traditional person-to-person sales methods utilized by insurance carriers and other agencies suffer from numerous inefficiencies, including the high cost of generating quality leads and the inherent physical and time constraints on agents in setting, and commuting to, appointments.
     Increasingly, individual consumers are utilizing the Internet to access useful information and to purchase products. While the Internet represents a potentially efficient channel to connect insurance carriers with this underserved market segment, we believe that a business model of conducting sales of health and life insurance and related products exclusively through the Internet also suffers from drawbacks. Most importantly, this model underestimates the effect of the complexity, importance and cost of health and life insurance and related products on a consumer’s willingness to purchase these products exclusively through the Internet. Consumers who are willing to purchase relatively simple, inexpensive goods such as compact discs, flowers and books over the Internet often are unwilling to purchase complicated and expensive items such as health and life insurance and related products in the same manner. Additionally, consumers who may be inclined to purchase other items on the Internet may prefer the guidance of a licensed agent in shopping for health insurance. Finally, consumers may be unwilling to divulge highly personal medical, financial and other information over the Internet.

Our Solution
     By combining the expansive reach, speed and efficiency of the Internet with the comfort of speaking to a knowledgeable live agent, we believe that our sales model avoids the inefficiencies associated with traditional face-to-face sales models and the passive nature of Internet-only sales models. Through the Internet, we can instantly provide a prospective customer with product information regardless of his or her location. At the same time, the prospective customer can initiate an online request for an immediate phone call from one of our knowledgeable licensed agents to receive additional guidance in connection with making a purchase of health or life insurance or a related product.
Our Strategy
     Our strategy is to become the premier health and life insurance agency for individuals and families. The key elements of our strategy and solution include the following:
•	grow both internally and through strategic acquisitions;

•	expand the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer and the number of states in which we are able to offer these insurance products;

•	enhance the customer’s experience in shopping for health and life insurance and related products through our interactive online marketplace by providing service that is more convenient, efficient and reliable than alternative sales models; and

•	increase our customer base by increasing our marketing and brand-building efforts.
Our Corporate Information
     Our principal executive offices are located at 5 Radnor Corporate Center, Suite 555, Radnor, Pennsylvania, 19087. The principal executive offices of our wholly-owned subsidiary, HBDC II, Inc., are located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442. Our telephone number is (610) 971-6199. Our website address is www.hbdc.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.
     We were incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., or Darwin-NV, an exploration stage company engaged in mineral exploration. On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation, or Darwin-DE, solely for the purpose of changing the company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation engaged in direct marketing and distribution of health and life insurance and related products primarily over the Internet, and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following this merger, Darwin-DE changed its name to Health Benefits Direct Corporation and, as a result, HBDC II, Inc. became our wholly-owned subsidiary.

RISK FACTORS
     Investing in our common stock involves significant risks. In addition to all of the other information contained in this prospectus, you should carefully consider the risks and uncertainties described below before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, our financial condition or our results of operations. In this event, the market price of our common stock could decline and you could lose all or part of your investment.
Risks Relating to our Company
We have a limited operating history and have incurred significant operating losses since our inception, which we anticipate will continue for the foreseeable future.
     We are an early stage company with a limited operating history, which makes it difficult for investors to evaluate our business and prospects. Investors in our common stock must consider our prospects in light of the risks, expenses and difficulties that we face as an early stage company operating in a new, unproven and highly regulated business. There can be no assurance that we will successfully overcome these difficulties.
     Since our inception, we have incurred significant operating losses. As of March 31, 2006, we had an accumulated deficit of $6.3 million. We incurred operating losses of approximately $2.0 million for the three months ended March 31, 2006, $3.2 million for the year ended December 31, 2005 and $1.1 million for the period from our inception on January 27, 2004 through December 31, 2004. We expect to incur significant and increasing operating expenses and capital expenditures relating to the development of our business, particularly as we pursue growth both internally and through strategic acquisitions, expand our marketing efforts, further the development of our technologies and add personnel. In addition, we will continue to incur significant legal, accounting and other expenses associated with our status as a reporting company under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to maintain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.
If we fail to increase our brand recognition, we may face difficulty in attracting new customers and insurance carrier partners.
     We believe that establishing, maintaining and enhancing our brand in a cost-effective manner is critical to achieving widespread acceptance of our current and future products and services and is an important element in our efforts to maintain and expand our relationships with insurance carriers and to grow our customer base, particularly in light of the competitive nature of our business. We believe that the importance of brand recognition will increase as competition in our market develops. Some of our competitors already have well-established brands in the individual health and life insurance market. Successful promotion of our brand will depend largely on our ability to maintain a sizeable and active customer base, the success of our marketing efforts and our ability to provide high quality individual health and life insurance and related products and reliable and useful service to our customers. There can be no assurance that brand promotion activities will yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, in which case our business, financial condition and results of operations could be materially harmed.

We may be unable to obtain additional capital when necessary or on terms that are acceptable to us, if at all.
     We expect that we will need significant additional cash resources to operate and expand our business in the future. Our future capital requirements will depend on many factors, including our ability to maintain our existing cost structure and return on sales, fund obligations for additional capital and execute our business and strategic plans as currently conceived. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities would result in additional dilution to our stockholders. Additional indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. In addition, financing might be unavailable in amounts or on terms acceptable to us, if at all.
We may be unsuccessful in attracting or retaining key sales, marketing and other personnel or in retaining the members of our senior management team.
     The success of our business is dependent on our ability to attract and retain highly skilled managers and sales and marketing personnel and to retain the members of our senior management team. In particular, there is intense competition for qualified sales and marketing personnel in the health and life insurance market, and we may be unable to attract, assimilate and retain qualified sales and marketing personnel on a timely basis. Our inability to retain key personnel and attract additional qualified personnel could harm our development and results of operations.
Our management team has limited experience managing a public company and regulatory compliance could divert its attention from the day-to-day management of our business.
     Prior to completing the merger transaction that resulted in our current public company structure in November 2005, our management team operated our business as a private company. Certain members of our current management team have little or no experience managing a public company or complying with the increasingly complex laws pertaining to public companies. There can be no assurance that our management team will successfully or efficiently manage our transition into a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws. In particular, these new obligations will require substantial attention from our senior management and could divert its attention away from the day-to-day management of our business, which could materially and adversely impact our business and results of operations.
We may incur legal liability relating to information presented on our website or communicated through our agents or otherwise.
     Our customers rely on information we publish on our website or through our agents or otherwise regarding the life and health insurance and related products we offer, including information relating to insurance premiums, coverage, benefits, exclusions, limitations, availability and plan comparisons. A significant amount of effort and training is required to maintain the considerable amount of insurance plan information on our website and to educate our agents with respect to such information. If the information we provide on our website, through our agents or otherwise is not accurate, our customers and insurance carrier partners could seek damages as a result of any inaccuracy. In addition, these types of claims could be time-consuming and expensive to defend, could divert our management’s attention and other resources and could cause a negative perception of our service. Regardless of whether we are able to successfully resolve these claims, they could harm our business, financial condition and results of operations.

We may be unable to sufficiently protect our intellectual property.
     Our business and competitive positions are dependent on our ability to use and protect our proprietary technologies. Our patent applications may not protect our technologies because, among other things:
•	there is no guarantee that any pending patent applications will result in issued patents;

•	we may develop additional proprietary technologies that are not patentable;

•	there is no guarantee that any patent issued to us will provide us with any competitive advantage;

•	there is no guarantee that any patents issued to us will not be challenged, circumvented or invalidated by third parties; and

•	there is no guarantee that any patents previously issued to others or issued in the future will not have an adverse effect on our ability to do business.
     In addition, if we are unable to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm. We also rely on trade secrets, know-how and technology, which are not protected by patents, to maintain our competitive position. However, trade secrets are difficult to protect. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we at times do not obtain these agreements. Nor can we guarantee that these agreements will provide meaningful protection, that these agreements will not be breached or that we will have an adequate remedy for any such breach. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. Others may have developed, or may develop in the future, substantially similar or superior know-how and technology. The loss or exposure of our trade secrets, know-how and other proprietary information, as well as independent development of similar or superior know-how, could harm our business, financial condition and results of operations.
We may become subject to intellectual property rights claims in the future, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use the affected technologies.
     Our commercial success will depend in part on not infringing the patents or proprietary rights of third parties. Third parties could bring legal actions against us claiming damages and seeking to enjoin us from using technology found to be in violation of a third party’s rights. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to use the affected technology, in which case we may be required to pay substantial fees. There can be no assurance that any such license will be available on acceptable terms or at all.
If we are unable to satisfy regulatory requirements relating to internal controls, or if our internal controls over financial reporting are not effective, our stock price could decline.
     As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports required by Section 13(a) or 15(d) of the Exchange Act. In addition, the public accounting firm auditing the company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help ensure that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Any failure to maintain the adequacy of our internal controls, or the resulting inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our ability to operate our business. In addition, investor perception that our internal controls are inadequate or that we are unable to produce accurate financial statements on a consistent basis may adversely affect our stock price.
We may be unable to manage our growth effectively.
     Our ability to compete effectively and to manage our future growth, if any, requires us to:
•	continue to improve our financial and management controls and reporting systems and procedures to support the proposed expansion of our business operations; and

•	locate or hire, at reasonable compensation rates, qualified personnel and other employees necessary to expand our capacity in order to accommodate the proposed expansion of our business operations.
Our facilities and systems are vulnerable to natural disasters and other unexpected losses, and we may not have adequate insurance to cover such losses.
     Our computer hardware operations are located in leased facilities in Deerfield Beach, Florida. We also maintain an off-site backup system. Our geographic location is susceptible to hurricanes and other natural disasters. If we experience a system failure or disruption, the performance of our website would be harmed and our service could be shut down. These systems also are vulnerable to damage or interruption from human error, fire, floods, power loss, telecommunications failures, physical or electronic break-ins, computer viruses, other attempts to harm our systems and similar events. If we seek to replicate our systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may be unable to address successfully. Although we maintain insurance to cover a variety of risks, the scope and amount of our insurance coverage may not be sufficient to cover all losses that we may incur.
We may be unable to find or complete strategic acquisitions of complementary businesses or to integrate acquired businesses.
     Our business strategy includes, among other things, achieving growth through the acquisition and integration into our business of complementary businesses. We may be unable to find additional complementary businesses to acquire. Future acquisitions may result in substantial per share financial dilution of our common stock from the issuance of equity securities. Completion of future acquisitions also would expose us to potential risks, including risks associated with:
•	the assimilation of new operations, technologies and personnel;

•	unforeseen or hidden liabilities or other unanticipated events or circumstances;

•	the diversion of resources from our existing business;

•	the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, which may result in the impairment of assets acquired through acquisitions; and

•	the potential loss of, or harm to, relationships with our employees, customers and insurance carrier partners as a result of the integration of new businesses.
Our operating results may fluctuate as a result of factors beyond our control.
     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond our control. These factors include:
•	a reduction in commission rates from or loss of any of our insurance carrier partners;

•	capital expenditures for the development of our technologies;

•	marketing and promotional activities and other costs;

•	changes in the pricing of our customers’ individual health and life insurance policies by our insurance carrier partners;

•	changes in operating expenses;

•	increased competition in our market; and

•	other general economic and seasonal factors.
Risks Relating to Our Business
Our model of marketing and selling individual health and life insurance and related products through our interactive insurance marketplace might not achieve and maintain widespread consumer and insurance carrier acceptance.
     Selling health and life insurance and related products through sales methods other than traditional face-to-face methods, such as through the Internet or telephonically, is a relatively new development. If consumers and insurance carriers do not widely adopt our model of selling and purchasing such products through our interactive insurance marketplace, or if they determine that traditional face-to-face sales methods or other methods for selling and purchasing health and life insurance and related products are superior, our business, financial condition and results of operations would be materially harmed.
If we fail to adequately maintain our existing insurance carrier relationships and develop new insurance carrier relationships, our business could suffer.
     Our business could suffer if we fail to attract new insurance carrier partners, by limiting the variety of health and life insurance and related products that we offer to consumers. In addition, our agreements with our insurance carrier partners typically are non-exclusive and terminable upon short notice by either party for any reason. Our insurance carrier partners may discontinue sales of products through us for a number of reasons, including, among other things:
•	competitive or regulatory reasons;

•	reluctance to utilize non-traditional sales methods;

•	reluctance to be associated with our brand;

•	greater reliance by our insurance carrier partners on their internal distribution channels to sell their products, including through traditional in-house agents and carrier websites; or

•	a carrier’s decision to discontinue sales in the individual health and life insurance market.
     In addition, we may decide to terminate our relationship with certain insurance carriers for a variety of reasons, including, among other things:
•	as a result of a reduction in a carrier’s financial rating;

•	a carrier’s reduction in commissions paid to us; or

•	a carrier’s insistence upon utilizing a sales process that we believe impairs the value of our service.
     The termination of our relationship with any of our insurance carrier partners could reduce the variety of health insurance products we offer, which could harm our business, particularly in light of our current dependence on a limited number of insurance carriers. Upon any such termination, we also would lose a source of commissions for future sales, and, in certain cases, future commissions for pre-termination sales.
There could be a reduction in the quality and affordability of the individual health and life insurance and related products that our insurance carrier partners offer.
     The demand for individual health and life insurance and related products that we offer is impacted by, among other things, the variety, quality and price of such products. If our insurance carrier partners do not provide us with high-quality products or properly service the policies they sell through us, our sales may decrease and our business, financial condition and results of operations could be harmed.
Our insurance carrier partners might decide to reduce the commissions they pay to us or change their underwriting practices in a way that reduces the number of insurance policies that we sell.
     The commissions we receive from our insurance carrier partners are either set by the carrier or negotiated between us and the carrier. Our insurance carrier partners could reduce the commissions they pay to us either by renegotiation or, in certain cases, by unilateral action. In addition, insurance carriers periodically change their underwriting criteria, any of which changes could result in a decrease in the number of insurance policies we are able to sell. Any such changes to our existing relationships with our insurance carrier partners could impact our sales volume negatively and harm our business, financial condition and results of operations.
We rely on our insurance carrier partners to accurately and regularly prepare commission reports, and if these reports are inaccurate or not sent to us in a timely manner, our results of operations could suffer.
     Our insurance carrier partners pay us a specified percentage of the premium amount collected by the carrier during the period that a member maintains coverage under a policy. We rely on our insurance carrier partners to report in a timely and accurate manner the amount of commissions earned by us, and we calculate our commission revenue, prepare our financial reports, projections and budgets and direct our marketing and other operating efforts based on these reports. It is difficult for us to independently determine whether or not our insurance carrier partners are reporting all commissions due to us, primarily because customers who terminate their policies often do so by discontinuing their premium payments to the insurance carrier without informing us of the cancellation. To the extent that our insurance carrier partners understate or fail to report the amount of commissions due to us in a timely manner or at all, we will not collect and recognize revenue to which we are entitled, which would adversely affect our results of operations and could cause the value of our stock to decline.
We may experience technological problems or service interruptions with any of our insurance carrier partners, which could negatively affect the quality of service on our website.
     Several of our insurance carrier partners require that our web servers communicate with their computer systems in order to perform the filtering and risk analysis functions required to generate quotes and evaluate applicants. The availability of quotes is dependent on the reliability of these insurance carriers’ own computer systems, over which we have no control. A malfunction in an insurance carrier’s computer system or in the Internet connection between our web servers and the insurance carrier’s system, or excess data traffic, could result in a delay in the delivery of electronic mail or quotes to consumers or could cause instant quotes provided by our insurance carrier partners to become unavailable until the problem is resolved. A computer malfunction could cause an insurance carrier to quote erroneous rates, in which case the insurance carrier would be required to take itself offline until the malfunction can be corrected. Technological problems with or interruption of communications with insurance carriers’ computer systems could negatively affect the quality of service we provide to consumers, which in turn could harm our business.
The level of business we expect to generate through online search engines could fluctuate due to changes in search engine based algorithms.
     We expect to derive an increased volume of customers in the future through Internet search engines such as Google, MSN, AOL and Yahoo! A critical factor in attracting consumers to our website will be whether we are prominently displayed in response to an Internet search relating to health or life insurance or related products. Unpaid search result listings are determined and displayed in accordance with a set of algorithms developed by the particular Internet search engine. These algorithms determine the order of the listing of results in response to the consumer’s Internet search. From time to time, search engines revise these algorithms, which may cause our website to be listed less prominently in unpaid search results. Our website also may become listed less prominently in unpaid search results for other reasons, such as search engine technical difficulties, search engine technical changes and changes we decide to make to our website. In addition, search engines could, for a variety of reasons, decide not to list our website in search result listings. If we are listed less prominently in search result listings for any reason, we will be unable to generate a sufficient amount of traffic to our website, which could harm our business, financial condition and results of operations.
If we are unable to maintain our existing relationships with the various third parties that currently provide us with consumer prospects, our business, financial condition and results of operations could be harmed.
     We currently rely on various third party services to provide us with a significant portion of our leads of individuals interested in purchasing health and life insurance and related products. We typically pay these parties a fixed fee for each prospect provided to us. If we are unable to maintain successful relationships with these third party services or continue to generate a sufficient volume of prospects, on terms acceptable to us, through these third parties, we will need to develop new methods for acquiring consumer prospects, in which case our business, financial condition and results of operations could be harmed.

Risks Relating to Our Industry
Laws and regulations governing the insurance industry could expose us to legal penalties for noncompliance, or could require changes to our business.
     We are required to comply with a myriad of complex insurance laws, rules and regulations, which vary, often dramatically, from state to state. For example, state regulators require us to maintain a valid license in each state in which we transact insurance business and further require that we adhere to sales, documentation and administration practices specific to that state. In addition, each employee who transacts insurance business on our behalf must maintain a valid license in one or more states. Because we conduct business in a majority of jurisdictions in the United States, compliance with insurance laws, rules and regulations is difficult and imposes significant costs on our business. In addition, we intend to expand the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer and the number of states in which we are able to offer these products, any of which may require us to comply with the insurance laws, rules and regulations of additional jurisdictions. Each jurisdiction’s insurance department typically has the power, among other things, to:
•	grant and revoke licenses to transact insurance business;

•	conduct inquiries into the insurance-related activities and conduct of agents and agencies;

•	require and regulate disclosure in connection with the sale and solicitation of insurance;

•	authorize how, by which personnel and under what circumstances insurance premiums can be quoted and published and an insurance policy sold;

•	approve which entities can be paid commissions from insurance carriers;

•	regulate the content of insurance-related advertisements, including web pages;

•	approve policy forms, require specific benefits and benefit levels and regulate premium rates;

•	impose fines and other penalties; and

•	impose continuing education requirements.
     Due to the complexity, periodic modification and differing interpretations of insurance laws and regulations, we might not have always been, and we may not always be, in compliance with these laws and regulations. Noncompliance could result in significant liability, additional licensing requirements or the revocation of licenses in a particular jurisdiction, which could significantly increase our operating expenses, prevent us from transacting insurance business in a particular jurisdiction and otherwise harm our business, financial condition and results of operations. Additionally, an adverse regulatory action in one jurisdiction could result in penalties and adversely affect our license status or reputation in other jurisdictions due to the requirement that adverse regulatory actions in one jurisdiction be reported to other jurisdictions. Even if the allegations in any regulatory or other action against us are proven false, any surrounding negative publicity could harm the confidence of consumers and insurance carriers in us, which could significantly damage our brand. Because some consumers and insurance carriers may be uncomfortable with the concept of purchasing health or life insurance or related products through means other than traditional, face-to-face means, any negative publicity may affect us more than it would others in the insurance industry and would harm our business, financial condition and results of operations.

Regulation of the sale of health insurance is subject to change, and future regulations could harm our business and operating results.
     The laws and regulations governing the offer, sale and purchase of health and life insurance and related products are subject to change, and we may be adversely affected by such changes. For example, once health insurance pricing is set by an insurance carrier and approved by state regulators, it is fixed and generally not subject to negotiation or discounting by insurance companies or agents.
     Another example of a potentially adverse regulatory change relates to the adoption of “guaranteed issue” laws and regulations in the individual and family health insurance markets. These requirements, which are currently in effect in a limited number of states such as Massachusetts, New Jersey and New York, prohibit insurance carriers from denying health insurance coverage to individuals based on their health status. We believe that substantially fewer insurance carriers offer plans in the individual and family health insurance market in states with guaranteed issue requirements compared to other states. In addition, we believe that those insurance carriers that offer individual and family plans in these states typically charge substantially higher premiums and/or pay reduced commissions to agents. We believe that limited choice and high premiums result in less demand for individual and family health insurance plans which, when coupled with reduced commissions to agents, results in substantially less revenue for us in these states. Although we currently do not expect a substantial number of states to adopt guaranteed issue requirements for the individual and family market, our business, financial condition and results of operations would be harmed if the adoption of these requirements becomes more widespread.
     We are subject to additional insurance regulatory risks due to our use of the Internet in our interactive insurance marketplace. The manner and extent to which existing insurance laws and regulations could be applied to Internet-related insurance advertisements and transactions is largely unclear. To the extent that new laws or regulations are adopted that conflict with the way we conduct our business, or to the extent that existing laws and regulations are interpreted adversely to us, our business, financial condition and results of operations would be harmed.
We may be unable to compete successfully against new and existing competitors.
     We operate in a highly competitive market with few barriers to entry. We expect that competition will continue to intensify. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. In addition, many of our current and potential competitors can devote substantially greater resources than we can to promotion, website development and systems development. Many of our competitors have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities and offer more attractive terms to insurance carriers. Competition could reduce our market share in the individual health and life insurance market.
Changes and developments in the structure of the health insurance system in the United States could harm our business.
     Fundamental changes to the health insurance system in the United States could reduce or eliminate the demand for individual health insurance or increase our competition, which would harm our business. In the United States, there have been, and we expect that there will continue to be, a number of debates and legislative and regulatory proposals aimed at changing the healthcare system. For example, some advocates promote a universal healthcare system that would be largely underwritten by the government. The adoption of state or federal laws that promote or establish a government-sponsored universal healthcare system could reduce or eliminate the number of individuals seeking or permitted to purchase private health insurance or supplemental coverage, which would substantially reduce the demand for our service and harm our business, financial condition and results of operations.
If we are unable to safeguard the security and privacy of confidential online data, our business may be harmed.
     Our business involves the collection, storage and transmission of personally identifiable information such as names, addresses, social security and credit card numbers and information regarding the medical history of consumers over public networks. Although we utilize advanced protection from the threat of improper access to our networks and transaction data, such protection may be imperfect or inadequate. We may be required to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Any compromise or perceived compromise of our security could damage our reputation and our relationship with consumers and insurance carrier partners, could reduce demand for our service and could subject us to significant liability and regulatory action, which would harm our business, financial condition and results of operations.
Uncertainty in the marketplace regarding the use of personal information, or proposed legislation, could reduce demand for our services and result in increased expenses.
     Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of new security measures, possible litigation or otherwise, or increase service delivery costs, or otherwise adversely affect our business in other ways. Many state insurance codes limit the collection and use of personal information by insurance companies, agents, or insurance service organizations.
Governmental regulation of the Internet may adversely affect our business and operating results.
     The laws governing general commerce on the Internet remain unsettled and it may take years to fully determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments have are considering enacting additional laws relating to the Internet. Any of these existing laws or future laws relating to the Internet could expose us to substantial compliance costs and liabilities and may impede the growth of Internet commerce.
Risks Relating to our Common Stock
Sales of substantial amounts of our common stock in the public market could depress the market price of our common stock.
     Our common stock currently is quoted on the OTCBB, which is a limited and illiquid market. If our stockholders sell substantial amounts of our common stock in the public market, including the shares being registered under this registration statement and shares issuable upon the exercise of outstanding warrants and options, or the market perceives that such sales may occur, the market price of our common stock could fall and we may be unable to sell our common stock in the future.
Our common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for us and make an investment in us less appealing.

     The market price of our common stock may fluctuate substantially due to a variety of factors, including:
•	our business strategy and plans;

•	announcements concerning our competitors or the individual health and life insurance market;

•	rate of sales and customer acceptance;

•	changing factors related to doing business in various jurisdictions within the United States;

•	interruption of supply from or changes in our agreements with our insurance carrier partners;

•	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

•	general and industry-specific economic conditions;

•	additions to or departures of our key personnel;

•	variations in our quarterly financial and operating results;

•	changes in market valuations of other companies that operate in our business segments or in our industry;

•	lack of adequate trading liquidity;

•	announcements about our business partners;

•	changes in accounting principles; and

•	general market conditions.
     The market prices of the securities of early-stage companies, particularly companies like ours without consistent product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against us could result in substantial costs, divert our management’s attention and resources and harm our financial condition and results of operations.
Our directors, executive officers and entities affiliated with them beneficially own a substantial number of shares of our common stock, which gives them significant control over certain major decisions.
     As of June 30, 2006, our executive officers and directors and entities affiliated with them beneficially owned, in the aggregate, approximately 41% of our outstanding shares of common stock. These executive officers, directors and their affiliates may have different interests than you. For example, they could act to delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders, could prevent or frustrate attempts to replace or remove current management or could pursue strategies that are different from the wishes of other investors. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.
Transactions in which a privately-held company merges into a largely inactive company with publicly traded stock are generally closely scrutinized by the SEC and we may encounter difficulties or delays in obtaining future regulatory approvals.
     Historically, the SEC and Nasdaq and securities exchanges have disfavored transactions in which a privately-held company merges into a largely inactive company with publicly traded stock, and there is a significant risk that we may encounter difficulties in obtaining the regulatory approvals necessary to conduct future financing or acquisition transactions, or to eventually achieve our common stock being quoted on Nasdaq or listed on a securities exchange. Effective August 22, 2005, the SEC adopted rules dealing with private company mergers into dormant or inactive public companies. As a result, it is likely that we will be scrutinized carefully by the SEC and possibly by the National Association of Securities Dealers or Nasdaq or a national securities exchange, which could result in difficulties or delays in achieving SEC clearance of any future registration statements or other SEC filings that we may pursue, in attracting NASD-member broker-dealers to serve as market-makers in our stock, or in achieving admission to Nasdaq or a national securities exchange. As a result, our financial condition and the value and liquidity of our shares may be negatively impacted.
As a stock quoted on the OTCBB, our common stock, which is deemed to be “penny stock,” currently has limited liquidity.
     Holders of shares of our common stock, which are quoted on the OTCBB, may find that the liquidity of our common stock is impaired as compared with the liquidity of securities listed on Nasdaq or one of the national or regional exchanges in the United States. This impairment of liquidity may result from reduced coverage of us by security analysts and news media and lower prices for our common stock than may otherwise be attained. In addition, our common stock is deemed to be “penny stock,” as that term is defined in rules under the Exchange Act. Penny stocks generally are equity securities that are not registered on certain national securities exchanges or quoted by Nasdaq and have a price per share of less than $5.00. Penny stock may be difficult for investors to resell. Federal rules and regulations impose additional sales practice requirements on broker-dealers who sell the stock to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and obtain the purchaser’s written consent to the transaction prior to the sale. Prior to the sale, broker-dealers must also deliver to the potential purchaser a disclosure schedule prescribed by the SEC, describing the penny stock market and disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, broker-dealers must deliver to penny stock investors monthly statements disclosing recent price information for penny stocks held in the account and information on the limited market in penny stocks. These additional requirements restrict the ability of broker-dealers to sell our common stock and make it more difficult for investors to dispose of our common stock in the secondary market and may also adversely affect the price of our common stock.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Our Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements herein include, among others, statements relating to:

•	our ability to obtain an increased market share in the rapidly expanding individual health and life insurance markets;

•	the perceived benefits of our interactive insurance marketplace to consumers and insurance carriers;

•	our ability to achieve growth;

•	our expansion of the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer or the number of states in which we are able to offer insurance products;

•	the benefits of our interactive insurance marketplace in comparison with existing methods of marketing and selling individual health and life insurance and related products;

•	our ability to increase our customer base through various means;

•	the success of our future marketing and brand-building efforts;

•	the further development of our technologies;

•	our ability to protect our proprietary technologies;

•	our ability to compete successfully against new and existing competitors;

•	our future financial and operating results;

•	our ability to fund our current level of operations through our cash and cash equivalents;

•	our anticipated use of cash resources;

•	projections and trends relating to cost of services;

•	our capital requirements and the possible impact on us if we are unable to satisfy these requirements;

•	our ability to attract or retain key personnel; and

•	statements under the caption “Risk Factors” and other statements regarding matters not of historical fact.
     The words “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve known and unknown risks, uncertainties and achievements, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and projections of the future about which we cannot be certain. Many factors, including general business and economic conditions and the risks and uncertainties described in the “Risk Factors” section of this prospectus, affect our ability to achieve our objectives. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. In addition, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. We may not update these forward-looking statements, even though our situation may change in the future.
     We do not, as a matter of course, publicly disclose financial forecasts or projections and have recently adopted a policy against release of forward-looking revenue or earnings guidance. You should not rely on any prior statements by us that could be deemed to represent forward-looking statements of projected revenues or earnings, forecasts or projections. We do not deem any such prior statements to be reliable.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
     The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTCBB. The prices state inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions.

	High	Low
2005:
Fourth quarter (commencing December 13, 2005), ended December 31, 2005	$4.00	$2.00

2006:
First quarter, ended March 31, 2006	$3.69	$1.84
Second quarter, ended June 30, 2006	$4.00	$2.60
     Our common stock has been quoted on the OTCBB since December 13, 2005 under the symbol HBDT.OB. Prior to that date, there was no active market for our common stock. Based on information furnished by our transfer agent, as of June 30, 2006, we had approximately 248 holders of record of our common stock.
DIVIDEND POLICY
     We have not declared or paid dividends on our common stock and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently expect to retain future earnings, if any, for the development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our results of operations, financial condition, contractual restrictions and other factors that our board of directors considers relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this document.
Overview
     Platinum Partners, LLC, d/b/a Health Benefits Direct, was formed under the laws of the State of Florida in January 2004, Platinum Partners II LLC was formed under the laws of the State of Florida in August 2004, Health Benefits Direct II, LLC was formed under the laws of the State of Florida in August 2004, and Health Benefits Direct III, LLC was formed under the laws of the State of Florida in May 2005. Platinum Partners II, LLC, Scott Frohman, Charles Eissa and Marlin Capital Partners I, LLC were the sole members of Platinum Partners, LLC, Health Benefits Direct II, LLC and Health Benefits Direct III, LLC. On September 9, 2005, Health Benefits Direct Corporation was formed as a Delaware Corporation. Simultaneously, the members of these LLCs exchanged their ownership interest in the LLCs for a pro rata exchange share of the Company. As a result of the reorganization, the Company became the sole member of Platinum Partners, LLC, Health Benefits Direct II, LLC and Health Benefits Direct III, LLC and is doing business as “Health Benefits Direct.”
     The Company specializes in the direct marketing of health, life and related insurance products to individuals, families and groups. The Company has developed proprietary technology and processes to connect prospective insurance customers with the Company’s agents and service personnel using an integrated on-line platform with call center follow up. The Company employs licensed agents supported by verification, underwriting, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. The Company receives commission and other fees from the insurance companies for the sale of their products.
Critical Accounting Policies
     Financial Reporting Release No. 60, which was released by the Securities and Exchange Commission (the “SEC”), encourages all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The Company’s consolidated financial statements include a summary of the significant accounting policies and methods used in the preparation of the consolidated financial statements. Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.
     Use of Estimates — Management’s discussion and analysis or plan of operation is based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     We generate revenues primarily from the receipt of commissions paid to us by insurance companies based upon the insurance policies sold to consumers through our service. These revenues come in the form of first year, bonus and renewal commissions that vary by company and product. We recognize commission revenue from the sale of primarily health insurance, after we receive notice that the insurance company has received payment of the related premium. First year commission revenues per policy can fluctuate due to changing premiums, commission rates, and types or amount of insurance sold. We receive bonuses based upon individual criteria set by insurance companies. We recognize bonus revenues when we receive notification from the insurance company of the bonus due to us. Bonus revenues are typically higher in the fourth quarter of our fiscal year due to the bonus system used by many health insurance companies, which pay greater amounts based upon the achievement of certain levels of annual production. Revenues for renewal commissions are recognized after we receive notice that the insurance company has received payment for a renewal premium. Renewal commission rates are significantly less than first year commission rates and may not be offered by every insurance company. We also generate revenue from the sale of leads to third parties. Such revenues are recognized when we receive notification from those sources of the revenue due to us. Our revenue recognition accounting policy has been applied to all periods presented in this report. The timing between when we submit a consumer’s application for insurance to the insurance company and when we generate revenues has varied over time. The type of insurance product and the insurance company’s backlog are the primary factors that impact the length of time between submitted applications and revenue recognition. Any changes in the amount of time between submitted application and revenue recognition, which will be influenced by many factors not under our control, will create fluctuations in our operating results and could affect our business, operating results and financial condition.
     Under the criteria set forth in SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” capitalization of software development costs begins upon the establishment of technological feasibility of the software. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technology. Capitalized software development costs are amortized utilizing the straight-line method over the estimated economic life of the software not to exceed three years. We regularly review the carrying value of software development assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable software.
     We review the carrying value of property and equipment for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.
     Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

Results of Operations
Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005
Revenues
     For the three months ended March 31, 2006, we generated revenues of $1,268,307 compared to $465,069 for the three months ended March 31, 2005, an increase of $803,238 or 173%. The primary reasons for the increase in revenues is the increase in number of licensed insurance agents employed by the Company from approximately 20 at March 31, 2005 to approximately 47 at March 31, 2006 and the increase of the number of insurance products being sold.
Cost of Revenues
     For the three months ended March 31, 2006, we incurred cost of revenues of $601,205 as compared to $104,382 for the three months ended March 31, 2005, an increase of $496,823 or 476%. Cost of revenues includes the cost of leads purchased and amortization of software development costs. For the three months ended March 31, 2006, we incurred lead expense of $586,077 as compared to $104,382 in the 2005 period, an increase of $481,695 or 461%. As we increase the number of licensed agents we employ, we expect our lead expense to increase in the future in order to facilitate the flow of quality leads to our sale agents. For the three months ended March 31, 2006, we recorded amortization expense of $15,128 compared to $0 in the prior period.
Total Operating Expenses
     The Company’s total operating expenses of $2,846,583 for the three months ended March 31, 2006 increased 206.6% as compared to $928,430 for the comparable 2005 period. These increases include:
•	Salaries, commission and related taxes — Salaries and benefits expense consists of personnel cost and sales commissions expense. For the three months ended March 31, 2006, salaries and benefits costs were $1,819,951 as compared to $536,937 for the 2005 period, an increase of $1,283,014 or 239%. These increases were the result of the hiring of additional personnel employed by the Company and an increase in sales that resulted in higher sales commission expense.

•	For the three months ended March 31, 2006, we recorded depreciation and amortization expense of $54,143 as compared to $18,151 for the 2005 period. In the fourth quarter of 2005 and in 2006, we acquired telephone and switching equipment and computer equipment, which we began amortizing in the fourth quarter of 2005.

•	For the three months ended March 31, 2006, we incurred professional fees of $314,960 as compared to $8,460 for the 2005 period, an increase of $306,500 or 3,623%. During the three months ended March 31, 2006, we incurred legal fees of $172,144 associated with SEC filings, our compensation plans and restructuring of our board of directors, as well as other corporate legal matters. Additionally, we incurred accounting fees of $36,871 related to the audit of our books and records and review of our SEC filings. In addition, recruiting fees to attract qualified employees of $31,007, public relations fees of $60,505 and other professional fees were incurred.

•	For the three months ended March 31, 2005, we incurred accrued salaries to our management team for services rendered of $157,500 as compared to $0 for the 2006 period. In October and

November of 2005, we entered into employment agreements with these executives and paid compensation to them in 2006. The related expense has been included in salaries, commissions and related taxes.

•	For the three months ended March 31, 2006, we incurred other general and administrative expenses of $657,529 as compared to $207,382 for the 2005 period, an increase of $450,147 or 217%. Other general and administrative expenses consisted of the following:

	2006	2005
License and permit fees	$129,148	$23,064
Rent	80,109	29,381
Travel and entertainment	73,612	10,625
Telephone	83,690	54,526
Other	290,970	89,786

Total other general and administrative	$657,529	$207,382
•	Increases in licensing fees of $106,084 are related to the increase in agents. We incur licensing and appointment costs associated with the licensing of these agents. In 2006, we had approximately 56 agents whom we have licensed or are in the process of licensing to sell insurance.

•	Increases in rent of $50,728 are attributable to the cost of facilities in New York and California which we began occupying in mid 2005. Additionally, in March 2006, we relocated our Florida office into a larger facility.

•	During the three months ended March 31, 2006, we had an increase in travel and entertainment expense of $62,987 compared to the 2005 period primarily related with increased marketing activities with insurance carriers.

•	During the three months ended March 31, 2006, we had an increase in telephone and communications expense of $29,164 as compared to the 2005 period due to the increase in the number of sales agents and other administrative employees.

•	Other general and administrative expenses consisted of casual labor, insurance, office expenses, utilities, maintenance, computer expenses, and office expenses. The increase for the three months ended March 31, 2006 as compared to the 2005 period of $201,184 is attributable to an increase in operational activities. Additionally, during the 2006 period, we incurred approximately $49,700 related to maintenance on our telephone system.
Other income (expenses)
     For the three months ended March 31, 2006 we reported income of $60,537 from the reversal of the registration rights penalty accrued at December 31, 2005. We expect that the registration of the shares, including the private placement shares, covered by this prospectus will be effective prior to the date after which penalties would be incurred.
     For the three months ended March 31, 2006, interest income was $112,278, as compared to $0 for the 2005 period, an increase of $112,278 and was attributable to interest-bearing cash deposits resulting from the capital raised in the private placement.
     For the three months ended March 31, 2006, interest expense was $5,693 as compared to $3,121 for the 2005 period, an increase of $2,572 and was attributable to an increase to our line of credit balance.

Net loss
     As a result of these factors, we reported a net loss of $2,012,359 or $.08 per share for the three months ended March 31, 2006 as compared to a net loss of $570,864 or $.07 per share for the comparable 2005 period.
Fiscal Year Ended December 31, 2005 Compared to December 31, 2004
Revenues
     For the year ended December 31, 2005, we generated revenues of $2,660,491 compared to $1,402,721 for the year ended December 31, 2004, an increase of approximately $1,257,770 or 90%. The primary reason for the increase in revenues was the increase in number of licensed insurance agents employed by the Company from 17 at December 31, 2004 to 46 at December 31, 2005 and the increase of the number of insurance products being sold.
Cost of Revenues
     For the year ended December 31, 2005, we incurred cost of revenues of $886,840 as compared to $499,680 for the period from January 27, 2004 (inception) to December 31, 2004, an increase of $387,160 or 77%. Cost of revenues includes the cost of leads purchased and amortization of software development costs. For the year ended December 31, 2005, we incurred lead expense of $870,840 as compared to $499,680 in the 2004 period, an increase of $371,160 or 74%. As we increase the number of licensed agents we employ, we expect our lead expense to increase to facilitate the flow of quality leads to our sale agents. For the year ended December 31, 2005, we recorded amortization expense of $16,000 compared to $0 in the prior period.
Total Operating Expenses
     The Company’s total operating expenses of $2,816,088 for the year ended December 31, 2005 increased 139% as compared to $2,025,840 for the 2004 period. These increases include:
     Salaries, commission and related taxes — Salaries and benefits expense consists of personnel cost and sales commissions expense. For the year ended December 31, 2005, salaries and benefits costs were $2,926,306 as compared to $960,626 for the 2004 period, an increase of $1,965,680 or 205%. These increases were the result of additional personnel employed by the Company and sales commission expense.
•	For the year ended December 31, 2005, we recorded depreciation and amortization expense of $86,350 as compared to $37,797 for the 2004 period. In 2005, we acquired telephone and switching equipment and computer equipment which we began depreciating in the 2005 period.

•	For the year ended December 31, 2005, we incurred professional fees of $220,883 as compared to $21,820 for the 2004 period. In 2005, we incurred legal fees associated with our recapitalization, our equity raise and other corporate legal matters. Additionally, we incurred audit and accounting fees for the audit of our books and records and review of our SEC filings and recruiting fees to attract qualified employees.

•	For the year ended December 31, 2005, we incurred accrued salaries to our executives for services rendered of $487,800 as compared to $525,000 for the 2004 period. In October and November of 2005, we entered into employment agreements with these executives and paid compensation to them in the fourth quarter which has been included in salaries, commissions and related taxes.

•	For the year ended December 31, 2005, we incurred other general and administrative expenses of $1,120,589 as compared to $480,597 for the 2004 period, an increase of $639,992 or 133%. Other general and administrative expenses consisted of the following:

	2005	2004
License and permit fees	$117,021	$11,443
Rent	270,189	104,241
Travel and entertainment	103,808	19,878
Telephone and communications	198,627	74,647
Other	430,944	270,388

Total other general and administrative	$1,120,589	$480,597
•	Increases in license and permit fees of $105,578 related to the increase in sales agents. We incur licensing and appointment costs associated with the licensing of sales agents.

•	Increases in rent are attributable to the cost of facilities in New York and California in the 2005 period. We expect rent to increase due to the relocation of the Florida office in March, 2005 into a larger facility and the relocation of the New York office into larger facilities. Additionally, in 2005, we accrued a lease termination fee due to the relocation of our Florida office of $134,026.

•	In the 2005 period, we had an increase in travel and entertainment expense of $83,930 primarily related with increased marketing activities with insurance carriers.

•	In 2005, we had an increase in telephone and communications expense due to the increase in sales agents and other administrative employees.

•	Other general and administrative expenses consisted of casual labor, insurance, office expenses, utilities and computer expense. The increase in 2005 as compared to the 2004 period is attributable to an increase in operational activities.
Other Income Expense
     For the year ended December 31, 2005, we recorded a loss on abandonment of property and equipment of $16,420 as compared to $0 in the 2004 period. This was related to the abandonment of leasehold improvements.
     For the year ended December 31, 2005, interest expense was $28,305 as compared to $5,133 for the 2004 period, an increase of $23,172 and was attributable to our note payable.
     For the year ended December 31, 2005, we recorded an estimated registration rights penalty of $60,537 as compared to $0 in the 2004 period. If we fail to file our registration statement timely, as discussed elsewhere in this document, we are subject to penalties.
Net loss
     As a result of these factors, we reported a net loss of $3,170,577 or $.36 per share for the year ended December 31, 2005 as compared to a net loss of $1,127,857 or $.14 per share for the 2004 period.

Liquidity and Capital Resources
     At March 31, 2006, we had a cash balance of $10,264,834 and working capital of $8,215,471.
     Through March 31, 2006, we completed the closing of a private placement of a total of 294 units, each unit (“Unit”) consisting of 50,000 shares of our common stock and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $50,000 per Unit. Each warrant issued in the private placement entitles the holder to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. We received aggregate net proceeds from the private placement of $7,240,502 in 2005 and aggregate net proceeds of $6,164,174 during the three months ended March 31, 2006.
     We have a $400,000 line of credit with Regions Bank dated August 2004. The line of credit has a maturity date of August 2006 and an interest rate of prime plus 1% (8.5% at March 31, 2006). As of March 31, 2006, the outstanding balance was $399,630. This line of credit is personally guaranteed by the principals of the Company.
     Net cash used in operations was $1,727,377 for the three months ended March 31, 2006, as compared to net cash used in operations of $135,122 for the 2005 period. For the three months ended March 31, 2006, the Company used cash to fund the Company loss of $2,012,359 and:
•	Increases in accounts receivable of $13,256 related to increased revenues;

•	Increases in compensation advances made to our sale personnel of $107,008. We have advanced commissions to employees relating to the advanced commissions the Company has received from insurance carriers. The prepaid commissions are charged to expense in proportion to the Company’s recognition of unearned commissions as revenue; and

•	Increases in prepaid expenses and other current assets of $392,385 related to advances made by us for an advertising campaign the establishment of a health insurance program for our employees, and other prepaid items.
     Net cash used by investing activities for the three months ended March 31, 2006 was $605,389 as compared to net cash used in investing activities of $38,595 for the 2005 period. This increase was attributable to the capitalization of software development costs of $48,137 and the acquisition property and equipment of $557,252 in the 2006 period. During the three months ended March 31, 2006, we purchased telephone switching equipment to upgrade our telephone capacity and we purchased computer equipment to accommodate our personnel growth.
     Net cash provided by financing activities for the three months ended March 31, 2006 was $6,164,174 as compared to $160,200 for the 2005 period. During the three months ended March 31, 2006, we received net proceeds from the sale of common stock of $6,164,174. For the three months ended March 31, 2005, we received net proceeds from related party advances of $160,200.
     In the normal course of business, we enter into financing transactions, lease agreements, or other commitments. These commitments may obligate us to certain cash flows during future periods. The following table summarizes such obligations as of March 31, 2006:

	Payments Due By Period
		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Debt	$399,630	$399,630	—	—	—
Operating lease obligations	$10,367,065	$964,381	$2,204,162	$2,325,720	$4,872,802
ISG Merger Agreement and Ivan M. Spinner Employment Agreement
     On April 3, 2006 we entered into a merger agreement (“ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan Spinner. As a result of the merger agreement, we acquired all of the outstanding stock of ISG, an insurance agency involved in the business of selling health insurance to small business owners and individuals. The consideration for the acquisition of ISG’s common stock was a combination of $920,000 cash and 1,000,000 shares of our common stock. We have accounted for the acquisition of ISG using the purchase method of accounting in accordance with SFAS 141. Total consideration for the acquisition of ISG approximates $5,126,735.

OUR BUSINESS
Overview
     We are a call center-based insurance agency that operates an online marketplace enabling consumers to shop for, compare and purchase health and life insurance and related products for individuals and families. Our sales platform combines our proprietary, integrated online technology and dialing application to connect consumers who express an interest in purchasing health or life insurance or related products with our knowledgeable, licensed agents housed in one of our call center locations.
     We act as an independent agent, selling health and life insurance and related products on behalf of a number of unrelated insurance carriers, including, to name a few:
•	Assurant, Inc.;

•	Continental General Insurance Company;

•	Golden Rule Insurance Company (a UnitedHealthcare company);

•	Humana Inc.; and

•	World Insurance Company.
Our service is free to consumers and our principal source of revenue is commissions paid to us by our insurance carrier partners based on a percentage of the premium amount collected by the carrier during the period that a customer maintains coverage under a policy.
     Our streamlined sales process, supported by our proprietary online technology and dialing application, ensures efficiency in the process of purchasing and selling insurance products. Consumers searching for health and life insurance and related products can speak to a live agent by calling a toll-free telephone number, or by visiting our website or the website of one of our multiple online marketing partners. Through our proprietary online technology and dialing application, consumers who submit a request for quotes for health or life insurance or related products through our website or the website of one of our marketing partners are connected with a licensed agent in one of our call centers in as little as 30 seconds from the time of the submission.
     Our licensed agents assist the consumer in sorting through the complicated process of selecting and obtaining health or life insurance or related products by:
•	explaining and clarifying complicated insurance concepts to the consumer;

•	providing useful information about the range of products that our insurance carrier partners offer, including price and terms of coverage;

•	comparing plans and guiding the consumer to the product most suitable for the consumer’s needs and preferences;

•	providing detailed answers to the consumer’s questions and addressing other relevant concerns of the consumer; and

•	explaining the application, and verification, issuance and ongoing billing procedures.

     Following the consumer’s selection of a product, we conduct a comprehensive verification review in which a trained representative from our verification department, following an underwriting script pre-approved by the respective insurance carrier, screens the consumer in accordance with the insurance carrier’s underwriting guidelines and completes the application for submission to the insurance carrier’s underwriting department. Assuming the applicant appears to meet the insurance carrier’s underwriting criteria, the application, along with a recording of the verification call with the consumer and the consumer’s voice signature, is submitted electronically to the insurance carrier’s underwriting department. Upon carrier approval of the consumer’s application, the insurance carrier notifies us and, subsequently, our customer service department communicates this approval to the consumer. Alternatively, if the verifying agent determines that a consumer does not meet an insurance carrier’s underwriting criteria for a particular policy, we reconnect the consumer with a licensed agent who reviews additional product alternatives with the consumer. The goal of our sales and verification process is to enhance the likelihood that the application for the consumer’s selected product will meet the insurance carrier’s underwriting criteria and the policy will be issued. We continuously work with our insurance carrier partners to further improve the efficiency and effectiveness of our verification process.
     Because we believe that choosing a qualified, professional insurance agent can be as important as choosing a doctor, accountant or any other professional on whose knowledge and expertise you rely, we strive at all times to maintain the highest standards of training and professionalism for our individual agents. Newly-appointed agents are immersed in various company-sponsored training programs and receive one-on-one instruction and support from our sales managers and senior agents. Through our licensing department, we assist our agents in obtaining and maintaining the requisite licenses to conduct sales of health and life insurance products in the various states in which we conduct business.
     As an independent agent, our goal is to retain our customers for the duration of their insurance needs. To this end, we are currently evaluating various customer retention initiatives, including following up with our customers at regular intervals to ensure their satisfaction with policies purchased through us and to determine how we can improve the service that we provide and the customer’s experience with us in general.
     In April 2006, we and our wholly-owned subsidiary, ISG Merger Acquisition Corp., a Delaware corporation, or the Merger Sub, entered into a merger agreement with Insurance Specialist Group Inc., or ISG, and Ivan M. Spinner, pursuant to which, among other things, the Merger Sub merged with and into ISG. ISG is an insurance agency selling health insurance to small business owners and individuals. As consideration for the merger, we made a cash payment of $920,000 and issued 1,000,000 shares of our common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. In connection with this merger, we entered into an employment agreement with Mr. Spinner, under which he was appointed as senior vice president of HBDC II, LLC.
     In April 2006, our wholly-owned subsidiary, HBDC II, Inc., entered into an asset purchase agreement with Healthplan Choice, Inc. and Horace Richard Priester III, pursuant to which among other things, HBDC II, Inc. acquired all of the operating assets of Healthplan Choice, Inc. As consideration for the asset purchase, we made a cash payment of $100,000 and issued 80,000 shares of our common stock to Mr. Priester.
     In May 2006, we and Insurint Corporation, our newly created wholly-owned subsidiary, entered into a software and services agreement with Realtime Solutions Group, L.L.C., or Realtime, under which Realtime granted to Insurint a worldwide, transferable, non-exclusive, perpetual and irrevocable license to use, display, copy, modify, enhance, create derivate works within, and access Realtime’s’s Straight Through Processing software and all associated documentation, source code and object code, for use in the marketing, promotion and sale of health benefits or insurance products. As consideration for the grant of the rights and licenses to Insurint Corporation under the agreement, we will pay to Realtime a license fee in the form of 216,612 unregistered shares of our common stock.
Our Opportunity
     We believe that a significant opportunity exists to obtain an increased market share in the rapidly expanding individual health insurance market and the underserved life insurance market. In recent years, the number of Americans seeking individual health insurance and related products has increased dramatically, largely as a result of a decline in the availability and cost advantage of employer-sponsored group plans. Specifically, according to the 2005 Annual Employer Health Benefits Survey by the Kaiser Family Foundation in Menlo Park, California, and the Health Research & Educational Trust in Chicago, Illinois, employers in the United States offering health insurance dropped from 69% in 2000 to 60% in 2005 and the percentage of United States workers covered by their employers’ health insurance plan dropped from 63% in 2000 to 60% in 2005. Insurance carriers and large agencies, which historically have focused their sales efforts on employer-sponsored group plans, have been slow to react to this increasing demand. With respect to life insurance, agents have traditionally been disinterested in focusing their sales efforts on middle-income Americans due to the lower commissions generated from life insurance sales. Further, traditional person-to-person sales methods utilized by insurance carriers and other agencies suffer from numerous inefficiencies, including the high cost of generating quality leads and the inherent physical and time constraints on agents in setting, and commuting to, appointments.
     Increasingly, individual consumers are utilizing the Internet to access useful information and to purchase products. While the Internet represents a potentially efficient channel to connect insurance carriers with this underserved market segment, we believe that the business model of conducting sales of health and life insurance and other products exclusively through the Internet also suffers from drawbacks. Most importantly, this model underestimates the effect of the complexity, importance and cost of health and life insurance and related products on a consumer’s willingness to purchase these products exclusively through the Internet. Consumers who are willing to purchase relatively simple, inexpensive goods such as compact discs, flowers and books over the Internet often are unwilling to purchase complicated and expensive items such as health and life insurance and related products in the same manner. Additionally, consumers who may be inclined to purchase other items on the Internet may prefer the guidance of a licensed agent in shopping for health insurance. Finally, consumers may be unwilling to divulge highly personal medical, financial and other information over the Internet.
Our Solution
     By combining the expansive reach, speed and efficiency of the Internet with the comfort of speaking to a knowledgeable live agent, we believe that our sales model avoids the inherent flaws of traditional face-to-face and Internet-only sales models. Through the Internet, we can instantly provide a prospective customer with product information regardless of his or her location. At the same time, the prospective customer can initiate an online request for an immediate phone call from one of our knowledgeable licensed agents to receive additional guidance in connection with making a purchase of health or life insurance or a related product.
     We believe that our interactive insurance marketplace can provide the following benefits to consumers:
•	assistance from a knowledgeable licensed agent conveniently accessible by phone;

•	one-stop comparison shopping from multiple high-quality insurance carriers for multiple products;

•	accurate, insurance carrier-linked quotes;

•	easy access to insurance-related information and tools;

•	convenience and privacy without sales pressure; and

•	faster issuance of policies due to technological efficiencies and improved underwriting procedures.
     In addition, we believe that our interactive insurance marketplace can provide the following benefits to insurance carriers:
•	lower client acquisition cost made possible by an Internet-based marketplace;

•	scalable customer acquisition processes that allow substantial increases in activity and productivity;

•	access to customers who have indicated initial purchasing intent, screened and verified through an insurance provider’s underwriting criteria; and

•	improved timeliness and accuracy of information submitted to insurance carriers for underwriting.
Our Strategy
     Our strategy is to become the premier individual health and life insurance agency for individuals and families. The key elements of our strategy and solution include the following:
Potential Growth
     Our strategy includes internal growth as well as growth through strategic acquisitions in the individual health and life insurance market. We believe that we can benefit from strategic acquisitions, including acquisitions of existing call center operations, by leveraging our sophisticated sales platform and proprietary online technology and dialing application to increase the scale of our operations.
Expanded Products and Insurance Carrier Relationships
     We intend to expand the number of insurance carriers we represent, the variety of individual health and life insurance and related products that we offer and the number of states in which we are able to offer these insurance products. We believe that each of these initiatives can provide us with additional sources of revenue and enhance the consumer’s experience of purchasing health and life insurance and related products through our interactive insurance marketplace.
Enhanced Customer Experience
     We seek to enhance the customer’s experience in shopping for health and life insurance and related products through our interactive insurance marketplace by providing service that is significantly more convenient, efficient and reliable than alternative sales models. We intend to achieve these enhancements through technological and other efficiency improvements to the process of selecting, applying for and purchasing health and life insurance and related products. To date, we have been able to substantially reduce the amount of time that is typically required from the time we receive an indication of a consumer’s interest in purchasing a policy to the issuance of the policy. Our goal is to facilitate the issuance of a policy within hours, rather than the days or weeks that traditional face-to-face methods generally require.
Increased Marketing and Brand-Building Efforts
     We intend to increase our customer base by increasing our marketing and brand-building efforts, as described below.
Marketing
     We currently rely on our website and paid referrals from various third parties to obtain prospects interested in purchasing individual health or life insurance or related products. We expect to launch a multi-channel online and offline marketing and advertising campaign enabling us to develop a broad mix of customer acquisition sources. Any proposed marketing and advertising will direct consumers to both the website and our toll-free telephone number.
     Traditional, offline marketing and advertising tactics currently being considered include, among other things, the following:
•	direct response television and radio advertising;

•	print advertising in select media;

•	targeted direct mail initiatives; and

•	inserts, billing statement advertising and similar initiatives.
     Online marketing and advertising initiatives currently being considered include, among other things, the following:
•	cost-effective purchase of prospect leads through well-established lead aggregators;

•	search engine marketing and website optimization;

•	banner advertising; and

•	e-mail campaigns, instant messaging and similar initiatives
Competition
     The individual health and life insurance agency market is highly competitive and has few barriers to entry. We anticipate that competition in this market will continue to intensify. We are not aware of any insurance sales agency that utilizes an interactive insurance marketplace substantially similar to ours. However, significant competition exists from companies engaging in traditional and Internet-only sales. These competitors include large and small insurance carriers and agencies that operate on a national and regional basis. We also anticipate substantial new competition in this market, including from competitors with an interactive insurance marketplace substantially similar to ours.
     We expect to compete on, among other things, our growth strategy, our ability to expand our offerings, our relationships with insurance carriers and the number of jurisdictions in which we are able to offer products, our ability to enhance a customer’s experience of shopping for health and life insurance and related products through our interactive insurance marketplace and our ability to increase our customer base by increasing our marketing and brand-building efforts.
     Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing, and other resources than we do. Many of our competitors have greater name recognition and a larger customer base than we do. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities and offer more attractive terms to insurance carriers.
Employees
     As of June 30, 2006, we had 204 employees. None of our employees are members of any labor union and we are not a party to any collective bargaining agreement. We believe that the relationship between our management and our employees is good.
Intellectual Property and Proprietary Rights
     We rely on a combination of trademark, copyright and trade secret laws in the United States and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We also have filed patent applications that relate to certain of our technologies and business processes. We currently utilize proprietary software to support our online platform and proprietary processes and procedures related to customer acquisitions and insurance product sales.
Governmental Regulation
     Our insurance activities are subject to governmental regulation at both the state and federal level. Our non-insurance activities are subject to governmental regulation much like many other non-insurance companies. Our insurance carrier partners also are subject to governmental regulation at both the state and federal level. In addition, there are still relatively few laws or regulations specifically addressing our Internet activities. As a result, the manner in which existing laws and regulations could be applied to the Internet in general, and how they relate to our businesses in particular, is unclear in many cases. Such uncertainty arises under existing laws regulating matters, including user privacy, defamation, pricing, advertising, taxation, gambling, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.
     We expect to post privacy policy and practices concerning the use and disclosure of any user data on our websites. Failure to comply with posted privacy policies, Federal Trade Commission requirements, or other domestic or international privacy-related laws and regulations could result in governmental proceedings. There are multiple legislative proposals before federal and state legislative bodies regarding privacy issues. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in use and revenue.
Corporate Information
     Our principal executive offices are located at 5 Radnor Corporate Center, Suite 555, Radnor, Pennsylvania, 19087. The principal executive offices of our wholly-owned subsidiary, HBDC II, Inc., are located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442. Our telephone number is (610) 971-6199. Our website address is www.hbdc.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

     We were incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., or Darwin-NV, an exploration stage company engaged in mineral exploration. On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation, or Darwin-DE, solely for the purpose of changing the company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation engaged in direct marketing and distribution of health and life insurance and related products primarily over the Internet, and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following this merger, Darwin-DE changed its name to Health Benefits Direct Corporation and, as a result, HBDC II, Inc. became our wholly-owned subsidiary.
Description of Property
     We currently lease approximately 50,000 square feet of office space in Deerfield Beach, Florida. We lease this office space under a lease agreement with FG 2200, LLC. The lease expires on March 31, 2016 and we have the option to extend the term for two additional 36-month periods, as well as the right to terminate the lease within the first five years. The monthly rent increases every 12 months, starting at $62,500 and ending at approximately $81,550.
     We also sublease approximately 14,000 square feet of office space located in New York, New York. We sublease this office space under a sublease agreement with World Travel Partners I, LLC. The initial term of the sublease terminates on December 30, 2010. The monthly rent increases every 12 months, starting at approximately $25,250 and ending at approximately $28,416.
     We also sublease approximately 3,000 square feet of office space located in Atlanta, Georgia. We sublease this office space under a sublease agreement with Municipal Electric Authority of Georgia. The initial term of this sublease terminates on December 31, 2006. The monthly rent is approximately $2,783.
     We occupy office space in Radnor, PA on a month-to-month basis. The monthly rent for this office space is approximately $2,000.
Legal Proceedings
     We are not a party to any material legal proceedings. However, we may become involved in litigation from time to time in the ordinary course of our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
     Set forth below is the name, age, position, and a brief account of the business experience of each of our executive officers and directors.

Name	Age	Position
Alvin H. Clemens	67	Executive Chairman of the Board of Directors
Warren V. Musser	79	Vice Chairman of the Board of Directors
Scott Frohman	38	Chief Executive Officer and Director
Charles A. Eissa	33	President, Chief Operating Officer and Director
Anthony R. Verdi	57	Chief Financial Officer and Assistant Secretary
Daniel Brauser	24	Senior Vice President and Secretary
Ivan M. Spinner	33	Senior Vice President
Paul Soltoff	52	Director
John Harrison	62	Director
C. James Jensen	65	Director
Sanford Rich	48	Director
L.J. Rowell	74	Director
     Alvin H. Clemens has served as one of our directors since November 2005 and as Executive Chairman of our board of directors since January 2006. Since 2001, Mr. Clemens has performed business and insurance industry consulting services in addition to managing his private investments. In 1998, he founded HealthAxis Inc., a publicly-traded company specializing in direct sales of insurance products utilizing the Internet, as a subsidiary of Provident American Corporation. In 1989, Mr. Clemens acquired a controlling interest in Provident American Corporation, an insurance holding company, and he served as its Chairman and Chief Executive Officer until 2001. In 1970, Mr. Clemens founded Academy Insurance Group, a company specializing in direct marketing of life and health insurance products. He currently serves on the board of trustees and the Building, Finance, and Executive Committees of The Pennsylvania State University.
     Warren V. Musser has served as one of our directors since January 2006 and as the Vice Chairman of our board of directors since March 2006. He also has served as President of The Musser Group, a financial consulting company, since 2001. Mr. Musser served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until 2001. Mr. Musser is a director of Internet Capital Group, Inc. and Chairman of the board of directors of Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors.
     Scott Frohman has served as our Chief Executive Officer and as one of our directors since November 2005 and is our co-founder. From June 2004 to December 2004, he served as Vice President of Naviant, Inc., a provider of integrated precision marketing tools. From May 2003 until January 2004, Mr. Frohman served as Executive Vice President of Verid Inc., an identity verification service company. From September 1999 to May 2002, Mr. Frohman served as Vice President of Seisint Inc., a database and technology services company subsequently acquired by Lexis Nexis. In 1997, Mr. Frohman formed National Lead Services, a company specializing in various types of consumer and business data services, which was acquired by Seisint Inc. in 1999.
     Charles A. Eissa has served as our President and Chief Operating Officer, and as one of our directors since November 2005 and is our co-founder. In April 2004, Mr. Eissa founded InTransit Media, a specialized advertising and marketing services company, and served as its President and Chief Executive Officer until the sale of the company in February 2006. He was involved in the 1998 inception of Seisint Inc., a leading database and technology services company subsequently acquired by Lexis

Nexis. From 1998 until 2004, Mr. Eissa was part of the team at Seisint Inc. that co-founded and spun off a division named eDirect.com, which went on to make several key mergers and acquisitions consolidating under the name of Naviant, a company specializing in permission-based Internet marketing that was subsequently acquired by Equifax. From 1989 until 1997, Mr. Eissa served as Vice President Sales for Lens Express Inc. During Mr. Eissa’s tenure, Lens Express Inc. earned its place on the Inc. 500 for three consecutive years, and was subsequently acquired by 1-800-Contacts.
     Anthony R. Verdi has served as our Chief Financial Officer and Assistant Secretary since November 2005. From 2001 until November 2005, Mr. Verdi has provided consulting services to life, health and property and casualty insurance company agency and venture capital clients. From December 1998 until March 2001, Mr. Verdi served as Chief Operating Officer of Provident and Chief Financial Officer of HealthAxis. From January 1990 until December 1998 Mr. Verdi served as Chief Financial Officer of Provident American Corporation. From July 1986 until January 1990, he was the Vice President and Controller of InterCounty Hospitalization and Health Plans, a nonprofit group medical insurer. From April 1971 until July 1986, he served in various finance and accounting capacities for the Academy Insurance Group, ultimately serving as the Assistant Controller.
     Daniel Brauser has served as our Senior Vice President and Secretary since November 2005. Prior to Mr. Verdi’s appointment as Chief Financial Officer in November 2005, Mr. Brauser served as our Chief Financial Officer. From August 2003 until January 2004, Mr. Brauser served as the Accounts Receivables Manager for Relationserve Media, an internet marketing firm. From May 2003 until August 2004, Mr. Brauser served as a Financial Analyst at Seisint Inc.
     Ivan M. Spinner has served as our Senior Vice President since April 2006. In 1999, he founded Insurance Specialist Group Inc. and he served as its President and Chief Executive Officer from 1999 until Insurance Specialist Group Inc. was acquired by us in April 2006. From 1995 until 1999, Mr. Spinner served as an independent licensed insurance agent.
     Paul Soltoff has served as one of our directors since November 2005. He also has served as Chairman and Chief Executive Officer of SendTec, Inc. since its inception in February 2000. From 1997 until February 2000, Mr. Soltoff served as Chief Executive Officer of Soltoff Direct Corporation, a specialized direct marketing consulting company. From September 2004 until October 2005, Mr. Soltoff served as a director of theglobe.com.
     John Harrison has served as one of our directors since November 2005. He is a founding Partner and Executive Director of The Keystone Equities Group, Inc., a full service investment banking group and a registered NASD broker-dealer founded in 2003. Mr. Harrison also is a Managing Director of Covenant Partners, a hedge fund that invests in direct marketing services companies. In 1999, Mr. Harrison became a founding Partner of Emerging Growth Equities, Ltd., a full service investment banking and brokerage firm focused on raising capital for emerging technology companies addressing high-growth industry sectors. From 1985 to 2000, Mr. Harrison served as President of DiMark, a direct marketing agency that was subsequently acquired by Harte-Hanks in 1996. He also has held senior management positions with CUNA Mutual, RLI Insurance and CNA Insurance where he directed their direct marketing practice. Mr. Harrison is Chairman of the board of Professional Insurance Marketing Association (PIMA) and is on the advisory board of DePaul University’s Interactive and Direct Marketing Institute. He serves as a director of The Credo Group, a digital insurance agency, IXI Corporation, a database marketing company that uses proprietary wealth and asset information, and Solutionary, Inc., a full-service provider of managed security services.
     C. James Jensen has served as one of our directors since April 2006. He is the co-founder and managing partner of Mara Gateway Associates, L. P., a privately owned real estate investment company that owns real estate properties in the western United States and Hawaii. Additionally, Mr. Jensen is the co-managing partner of Stronghurst, LLC, which provides advisory and financial services to emerging growth companies. Mr. Jensen previously has served as Chairman and Chief Executive Officer of Thousand Trails, Inc., a national network and the industry leader of private campground resorts, as President of Grantree Furniture Rental Corporation, and as National Sales Manager of Australia and New Zealand, International Sales Manager and Senior Vice President and Chief Operating Officer of the Great Books Division of the Western World for Encyclopedia Britannica, Inc. Mr. Jensen also has served as President of J J Advisors, LLC, where he provided full service sales and marketing support to select luxury master-planned communities. Mr. Jensen is an active member of the World Presidents’ Organization and a past director of the Boys and Girls Club and the Leukemia Society of America.
     Sanford Rich has served as one of our directors since April 2006. He is currently the Senior Vice President of Investments and Portfolio Manager at GEM Capital Management Inc., a specialist manager of High Yield and Convertible Securities portfolios for institutions, and has held this position since November 1995. From 1993 to 1995, Mr. Rich was a Managing Director of High Yield Finance, Capital Markets & North American Loan Syndicate, Sales and Trading at Citicorp Securities. From 1985 to 1993, he served as Managing Director of Debt Capital Markets at Merrill Lynch. From 1978 to 1985, Mr. Rich held various Analyst positions in numerous companies, including Cypress Capital Management, Inc. (Vice President and Analyst from 1983 to 1985), FIAMCO (Distressed/High Yield Bond Analyst from 1981 to 1983), Progressive Corporation (Financial Analyst from 1980 to 1981) and Prescott, Ball and Turben (Distressed/High Yield Bond Analyst from 1978 to 1980).
     L.J. Rowell has served as one of our directors since April 2006. He is a past President (1984-1996), Chief Executive Officer (1991-1996) and Chairman of the Board (1993-1996) of Provident Mutual Life Insurance Company, where he also held various other executive and committee positions from 1980 until his retirement in 1996. Mr. Rowell currently serves on the boards of directors of the Southeast Pennsylvania Chapter of the American Red Cross, The PMA Group, the American College, The Foundation at Paoli, and The Milton S. Hershey Medical Center. Mr. Rowell also has served on the Board of Trustees of The Pennsylvania State University as a business and industry trustee since 1992. In 1991, he served as the Chairman of the Major Business Division for the United Way of Southeastern Pennsylvania. Mr. Rowell also has served as chairman of The American Red Cross Ad Blood Campaign and has previously served on its Major Contributions Donor Campaign.

Board Composition
     Our bylaws authorize our board of directors to have up to 15 members.
Board Committees
     Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. Pursuant to our bylaws, our board of directors may from time to time establish other committees to facilitate the management of our business and operations.
Audit Committee
     The members of our audit committee are Messrs. Rich, Harrison and Rowell. Mr. Rich chairs the committee. Our audit committee assists our board of directors in its oversight of:
•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the evaluation of the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

•	the preparation of the report required by the rules of the SEC to be included in our proxy statement.
     We believe that the composition of our audit committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations. Our board of directors has determined that Mr. Rich is an “audit committee financial expert,” as such term is defined in Item 401(e) of Regulation S-B promulgated by the SEC.
Compensation Committee
     The members of our compensation committee are Messrs. Harrison, Jensen and Rich. Mr. Harrison chairs the committee. Specific responsibilities of our compensation committee include:
•	to establish and periodically review our compensation philosophy and the adequacy of compensation plans and programs for executive officers and our other employees;

•	to establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

•	to review the performance of the executive officers and award incentive compensation and adjust compensation arrangements, as appropriate, based on performance;

•	to review and monitor management development and succession plans and activities; and

•	to prepare the report on executive compensation required by the rules of the SEC to be included in our proxy statement.

     We believe that the composition of our compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations.
Nominating and Governance Committee
     The members of our nominating and governance committee are Messrs. Rowell, Harrison and Soltoff. Mr. Harrison chairs the committee. Specific responsibilities of our nominating and governance committee include:
•	to identify individuals qualified to serve as members of our board of directors, to select, subject to ratification by our board of directors, the director nominees for the next annual meeting of stockholders, and to recommend to our board of directors individuals to fill vacancies on our board of directors;

•	to recommend to our board of directors the responsibilities of each board committee, the structure and operation of each board committee, and the director nominees for assignment to each board committee; and

•	to oversee our board of director’s annual evaluation of its performance and the performance of other board committees.
Code of Business Conduct and Ethics
     We adopted a Code of Business Conduct and Ethics, on March 30, 2006. Our Code of Business Conduct and Ethics, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-B, constitutes our code of ethics for senior financial officers. Our Code of Business Conduct and Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of our Code of Business Conduct and Ethics may be obtained free of charge by writing to us at Health Benefits Direct Corporation, 5 Radnor Corporate Center, Suite 555, Radnor, PA 19087.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table summarizes the compensation paid to, awarded to or earned during the fiscal years ended December 31, 2005 and 2004 by our Chief Executive Officer and each of our two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2005. The executive officers listed in the table below are referred to in this prospectus as our named executive officers.

					Long-term
		Annual Compensation			Compensation
					Awards	Payouts
					Securities	LTIP	All Other
		Salary		Bonus	Underlying	Payouts	Compensation
Name and Principal Position	Year	($)		($)	Options/SARs (#)	($)	($)
Scott Frohman	2005	188,470	(1)	—	600,000	—	—
Chief Executive Officer	2004	175,000	(1)	—	—	—	—

Charles A. Eissa	2005	176,511	(1)	—	500,000	—	—
President and Chief Operating Officer	2004	175,000	(1)	—	—	—	—

Daniel Brauser	2005	217,915	(1)	—	500,000	—	—
Senior Vice President and	2004	175,000	(1)	—	—	—	—
Secretary

(1)	The entire salary amount for 2004, and $162,600 of the salary amount for 2005, were accrued by us but not paid. In connection with the consummation of the merger that resulted in our current public company structure, these amounts were converted into an aggregate of 333,333 shares of our common stock for each of the named executive officers.
Option Grants in Fiscal Year 2005
     The following table provides summary information regarding the individual grants of stock options to each of our named executive officers during the fiscal year ended December 31, 2005. No stock option grants were made during the fiscal year ended December 31, 2004.

	Number of	Percentage of Total
	Securities Underlying	Options Granted to	Exercise Price
Name	Options Granted (#)	Employees (%)	($/Share)	Expiration Date
Scott Frohman	600,000	22.3%	$2.50	November 9, 2015
Charles A. Eissa	500,000	18.6%	$2.50	November 9, 2015
Daniel Brauser	500,000	18.6%	$2.50	November 9, 2015

Aggregated Option Exercises during Fiscal Year 2005 and Certain Option Values
     The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of December 31, 2005. None of the named executive officers exercised any of their stock options during fiscal year 2005.

	Number Of Securities Underlying Unexercised	Value Of Unexercised In-The-Money Options
	Options At December 31, 2005 (#)	At 2005 Fiscal Year-End ($)(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable
Scott Frohman	0/600,000	$0/$60,000
Charles Eissa	0/500,000	$0/$50,000
Daniel Brauser	0/500,000	$0/$50,000

(1)	The calculation of the value of unexercised, in-the-money options held by the named executive officers is based on the closing price of our common stock of $2.60 as reported on the OTCBB on December 30, 2005.
Employment, Severance and Other Agreements
Scott Frohman
     Pursuant to a written employment agreement, Scott Frohman serves as our Chief Executive Officer. He is paid an annual base salary of $258,300 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Frohman’s employment agreement terminates on October 10, 2007.
Charles A. Eissa
     Pursuant to a written employment agreement, Charles A. Eissa serves as our President and Chief Operating Officer. He is paid an annual base salary of $214,200 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Eissa’s employment agreement terminates on November 18, 2007.
Daniel Brauser
     Pursuant to a written employment agreement, Daniel Brauser serves as our Senior Vice President. He is paid an annual base salary of $157,500 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Brauser’s employment agreement terminates on November 10, 2007.
Alvin H. Clemens
     Pursuant to a written employment agreement, Alvin H. Clemens serves as the Executive Chairman of our board of directors, an executive officer position. Under the two-year agreement, Mr. Clemens is paid an annual base salary of $275,000 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Clemens’s employment agreement terminates on January 12, 2008.
Ivan M. Spinner
     Pursuant to a written employment agreement, Ivan M. Spinner serves as Senior Vice President of HBDC II, Inc. He is paid an annual base salary of $371,000 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Spinner’s employment agreement terminates on April 3, 2008.

Anthony R. Verdi
     Pursuant to a written employment agreement, Anthony R. Verdi serves as our Chief Financial Officer. He is paid an annual base salary of $225,000 and is entitled to receive such bonus compensation as a majority of our board of directors may determine from time to time. Mr. Verdi’s employment agreement terminates on November 10, 2007.
Director and Officer Indemnification Agreements
     Pursuant to Director and Officer Indemnification Agreements entered into with each of our directors and executive officers, we have agreed to indemnify each of our directors and executive officers to the fullest extent of the law permitted or required by the state of Delaware.
Lock-Up Agreements
     All shares of common stock held by Scott Frohman, Charles A. Eissa, Daniel Brauser and Ivan M. Spinner (together with the shares held by their respective affiliates) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that these shares may not directly or indirectly be offered, sold, offered for sale, contracted for sale, hedged, or otherwise transferred or disposed of, for a period of 12 months following the purchase of such shares in the private placement, and for an additional 12 months thereafter each holder may only sell up to 50% of his portion of these shares. We have agreed that within 12 months following the private placement, subject to the lock up restrictions just described, we will file a registration statement with the SEC covering the resale of these shares of common stock held by our founders and for management shares issued and issuable under options and other awards.
2005 Non-Employee Director Stock Option Plan
     Effective November 23, 2005, we adopted the 2005 Non-Employee Director Stock Option Plan, or the Directors Option Plan, which plan was approved by written consent of a majority of our stockholders. Key features of the Directors Option Plan include:
•	Non-employee directors are eligible to participate in the Directors Option Plan. The term of the Directors Option Plan is eight years. 1,500,000 shares of common stock have been reserved for issuance under the Directors Option Plan.

•	Options are issued at the minimum of “Fair Market Value” as such term is defined in the Directors Option Plan.

•	Options may only be issued as non-qualified stock options.

•	Each newly elected or appointed non-employee director shall be granted an option to purchase 250,000 shares of common stock, of which 100,000 shares are exercisable immediately (however, no option shall be exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act has terminated); 75,000 shares on the first anniversary of the grant and the remaining 75,000 shares in 12 equal increments at the end of each calendar month thereafter.

•	Each non-employee director who is appointed Chairman of our board of directors receives an additional option to purchase 250,000 shares of common stock, exercisable on the same terms as the other non-employee director options.

•	Stockholder approval is required in order to replace or reprice options.

•	The Directors Option Plan is administered by the board of directors or a committee designated by the board of directors.

•	Options have a maximum of ten years.

•	Upon a change in control, any unvested position of outstanding options shall vest and become immediately exercisable ten days prior to such change in control.
2005 Incentive Stock Plan
     Effective November 23, 2005, we adopted the 2005 Incentive Stock Plan, or the Incentive Plan, which was approved by written consent of a majority of our stockholders. The purpose of the Incentive Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of the business and an added incentive to continue to advance and contribute to us and to attract new directors, officers, consultants, advisors and employees whose services are considered valuable. As of March 31, 2006, options to purchase 2,685,000 shares were granted under the Incentive Plan. Key features of the Incentive Plan include:
•	The Incentive Plan provides for the grant of options and the issuance of restricted shares.

•	An aggregate of 2,750,000 shares of common stock have been reserved for issuance under the Incentive Plan.

•	Options are issued at the minimum of “Fair Market Value” as such term is defined in the Incentive Plan.

•	Both incentive and nonqualified stock options may be granted under the Incentive Plan.

•	The Incentive Plan terminates on November 18, 2015.

•	The exercise price of options granted pursuant to the Incentive Plan is determined by a committee but the option term may not exceed 10 years.

•	For holders of 10% or more of the combined voting power of all classes of our stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed eight years.
Directors Compensation Plan
     On March 14, 2006, our board of directors adopted a Compensation Plan for Directors, or the Directors Compensation Plan. An aggregate of 1,000,000 shares of our common stock has been reserved for issuance under the Directors Compensation Plan, in addition to any authorized and unissued shares of common stock available for issuance under the Directors Option Plan. The purpose of the Directors Compensation Plan is to provide a comprehensive compensation program to attract and retain qualified individuals to serve as directors. We are authorized to award cash fees and issue non-qualified stock options under the Directors Compensation Plan. The Directors Compensation Plan is administered by our board of directors, or the compensation committee of our board of directors. The Directors Compensation Plan provides for:

•	a one-time payment of $250,000 to each non-employee director who serves as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman), $125,000 of which is payable upon the adoption of the Directors Compensation Plan and $125,000 of which is payable in twelve equal monthly installments commencing March 31, 2006, so long as such person remains a director and is serving in such capacity on the date of each such installment;

•	a one-time grant of an additional option to purchase 425,000 shares of our common stock to each non-employee director who is or has been appointed or elected as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman) on the later of the date of such appointment or election, or adoption of the Plan;

•	the payment of $1,000 to each director for each special or committee meeting of our board of directors attended, in person or by telephone, as reimbursement of fees and expenses of attendance and participation by such director at such meeting;

•	an annual retainer of $1,000 payable to each director upon appointment as chairperson of a committee of our board of directors;

•	an automatic initial grant of an option to purchase 100,000 shares of our common stock to each director who joins our board of directors, at an exercise price equal to the fair market value on the date of such election to our board of directors;

•	the grant of an option to purchase 10,000 shares of our common stock to each director re-elected to our board of directors, at an exercise price equal to the fair market value on the date of such reelection to our board of directors;

•	except for the one-time grants to our Vice Chairmen, which option shall vest and become exercisable as to one-half of the shares subject to the option six months from the date of grant, and the other half of the shares six months thereafter, all options granted under the Directors Compensation Plan shall vest as follows: one-third of the shares shall be exercisable on the first anniversary of the date of grant, an additional one-third of the shares on the second year anniversary, and the remaining one-third of the shares on the third anniversary of the date of grant; and

•	a term of each option under the Directors Compensation Plan of five years.
2006 Omnibus Equity Compensation Plan
     On April 27, 2006, our board of directors adopted the 2006 Omnibus Equity Compensation Plan, or the Omnibus Plan, subject to stockholder approval at our next annual meeting of stockholders.
     The purpose of the Omnibus Plan is to attract, retain and motivate the employees, non-employee members of our board of directors and consultants of ours and our subsidiaries and to focus their efforts on the long-term enhancement of stockholder value.
     The Incentive Plan, the Directors Option Plan and the Directors Compensation Plan, or, collectively, the Prior Plans, will be merged with and into the Omnibus Plan as of the effective date of the Omnibus Plan, and no additional grants will be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans will continue in effect according to their terms as in effect before the Prior Plans merger (subject to such amendments as our board of directors determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under the Omnibus Plan.
     If approved by the stockholders, the effective date of the Omnibus Plan will be April 27, 2006.
     Key terms of the Omnibus Plan are as follows:
•	Administration. The Omnibus Plan is administered and interpreted by our board of directors. The Board has the authority to: (i) determine the individuals to whom grants will be made under the Omnibus Plan; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to the limitations described below; and (v) deal with any other matters arising under the Omnibus Plan. The determinations of our board of directors are made in its sole discretion and are final, binding and conclusive.

•	Eligibility. All of the employees of ours and our subsidiaries, as well as advisors and consultants of ours and our subsidiaries, are eligible for grants under the Omnibus Plan. Non-employee directors of ours are also eligible to receive grants under the Omnibus Plan.

•	Types of Awards. The Omnibus Plan provides that grants may be in any of the following forms: (i) incentive stock options; (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (iii) stock appreciation rights, or SARs; (iv) stock units; (v) stock awards; (vi) dividend equivalents; and (vii) other stock-based awards.

•	Shares Subject to the Omnibus Plan. The Omnibus Plan authorizes up to 6,000,000 shares of our common stock for issuance, subject to adjustment in certain circumstances. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the Prior Plans that are to be merged into this Omnibus Plan as of the effective date of the Omnibus Plan. The Omnibus Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year under the Omnibus Plan in excess of $1,000,000.

These limits may be adjusted by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution.

•	Change of Control. If a change of control of us occurs, unless our board of directors determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, all outstanding stock units will become payable in cash or shares of common stock in an amount not less than their target amount (as determined by our board of directors), and dividend equivalents and other-stock based awards will become fully payable in cash or shares of common stock (in amounts determined by our board of directors).

Upon a change of control, our board of directors may also take any of the following actions with respect to outstanding grants, without the consent of the grantee: (i) require that grantees surrender their outstanding options and SARs in exchange for payment by us, in cash or shares of common stock as determined by our board of directors, in an amount equal to the amount by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable; (ii) after giving grantees the opportunity to exercise their outstanding options and SARs, our board of directors may terminate any or all unexercised options and SARs at such time as our board of directors determines appropriate; and (iii) determine that outstanding options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

•	Amendment and Termination of the Omnibus Plan. The Board may amend or terminate the Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Omnibus Plan after April 27, 2016.
Compensation of Directors
     On July 3, 2006, we established a compensation committee of our board of directors. One of the responsibilities of our compensation committee is to replace our current director compensation policy with a new policy. Prior to our adoption of the Omnibus Plan and the appointment of Messrs. Jensen, Rich and Rowell as directors on April 27, 2006, our director compensation policy was set forth in the Directors Option Plan and the Directors Compensation Plan.
     The Directors Plan provides for the automatic initial grant of options to purchase 250,000 of our common stock to each non-employee director who joins our board of directors, at an exercise price equal to the fair market value at the date of such appointment or election to the board, subject to vesting as follows: 100,000 shares are exercisable immediately (however, no option shall be exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act has expired); 75,000 shares on the first anniversary of the grant and the remaining 75,000 shares in twelve equal increments at the end of each calendar month thereafter. Each non-employee director newly elected as Chairman of our board of directors is entitled to receive options to purchase an additional 250,000 shares of our common stock at an exercise price equal to the fair market value at the date of such election, vesting in the same manner as described above.
     The Directors Compensation Plan provides for: (i) a one-time payment of $250,000 to each non-employee director who serves as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman), $125,000 of which is payable upon the adoption of the Directors Compensation Plan and $125,000 of which is payable in 12 equal monthly installments commencing March 31, 2006, so long as such person remains a director and is serving in such capacity on the date of each such installment; (ii) a one-time grant of an additional option to purchase 425,000 shares of our common stock to each non-employee director who is or has been appointed or elected as Vice Chairman of our board of directors (who is not also Chairman or an Executive Chairman) on the later of the date of (a) such appointment or election, or (b) adoption of the Plan; (iii) the payment of $1,000 to each director for each special or committee meeting of our board of directors attended, in person or by telephone, as reimbursement of fees and expenses of attendance and participation by such director at such meeting; (iv) an annual retainer of $1,000 payable to each director upon appointment as chairperson of a committee of our board of directors; (v) an automatic initial grant of an option to purchase 100,000 shares of our common stock to each director who joins our board of directors, at an exercise price equal to the fair market value on the date of such election to our board of directors; and (vi) the grant of an option to purchase 10,000 shares of our common stock to each director re-elected to our board of directors, at an exercise price equal to the fair market value on the date of such reelection to our board of directors. Except for the one-time grants to our Vice Chairmen, which option vests and becomes exercisable as to one-half of the shares subject to the option six months from the date of grant, and the other half of the shares six months thereafter, all options granted under the Directors Compensation Plan vest as follows: one-third of the shares shall be exercisable on the first anniversary of the date of grant, an additional one-third of the shares on the second year anniversary, and the remaining one-third of the shares on the third anniversary of the date of grant.
     On April 27, 2006, our board of directors approved the grant of stock options to each of C. James Jensen, Sanford Rich and L.J. Rowell, each of whom is a non-employee member of our board of directors. Messrs. Jensen, Rich and Rowell each received nonqualified options to purchase 200,000 shares of our common stock with a term of ten years at an exercise price of $3.60 per share. 40% of each of these option grants will be exercisable on the date of grant, 30% on the first anniversary of the date of grant, and the remaining 30% in 12 equal installments at the end of each calendar month thereafter.
     Being that the options granted to Messrs. Jensen, Rich and Rowell were granted under the Omnibus Plan, they are subject to stockholder approval of the Omnibus Plan. These options will be null and void and cancelled if stockholder approval is not obtained at our next annual meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows information known by us with respect to the beneficial ownership of our common stock as of June 30, 2006, for each of the following persons:
•	each of our directors;

•	our named executive officers;

•	all of our directors and executive officers as a group; and

•	each person or group of affiliated persons or entities known by us to beneficially own 5% or more of our common stock.
     The number of shares beneficially owned, beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days of June 30, 2006 through the exercise of any warrant, stock option or other right. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying options and warrants that are exercisable within 60 days of June 30, 2006 are considered to be outstanding. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The following table is based on 27,741,471 shares of our common stock outstanding as of June 30, 2006. Unless otherwise indicated, the address of all individuals and entities listed below is Health Benefits Direct Corporation, 5 Radnor Corporate Center, Suite 555, Radnor, PA 19087. Each of the individuals and entities listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number Of Shares		Percentage Of Shares
Name And Address Of Beneficial Owner	Beneficially Owned		Beneficially Owned
Five Percent Stockholders:

Marlin Capital Partners I, LLC 595 North Federal Highway Boca Raton, Florida 33432	2,413,882	(1)	8.7%
Marcy Unterman 301 East 66th Street New York, New York 10021	1,500,000	(2)	5.3%
Gerald Unterman 610 Park Avenue New York, New York 10021	1,500,000	(2)	5.3%
Arthur J. Nagle and Paige L. Nagle JTWROS 19 Garden Avenue Bronxville, New York 10708	1,500,000	(2)	5.3%
H.F. Lenfest 2445 Oaks Circle Huntingdon Valley, PA 19006	1,500,000	(2)	5.3%

	Number Of Shares		Percentage Of Shares
Name And Address Of Beneficial Owner	Beneficially Owned		Beneficially Owned
Directors and Named Executive Officers:

Scott Frohman	2,757,013	(3)	9.9%
Alvin H. Clemens	2,550,000	(4)	8.9%
Daniel Brauser	2,413,882	(5)	8.7%
Charles A. Eissa	2,275,946	(6)	8.2%
Ivan M. Spinner	650,000	(7)	2.3%
Warren V. Musser	540,000	(8)	1.9%
John Harrison	286,750	(9)	1.0%
Paul Soltoff	175,000	(10)	*
Anthony R. Verdi	175,000	(11)	*
Sanford Rich	155,000	(12)	*
C. James Jensen	80,000	(12)	*
L.J. Rowell	80,000	(12)	*
All executive officers and directors as a group (12 persons)	12,138,591		40.5%
	(2)(3)(4)(5)(6)(7)(8)(9) (10)(11)(12)

*	Represents beneficial ownership of less than 1% our outstanding common stock.

(1)	David Brauser is the natural person with voting and investment control over these shares.

(2)	Includes 500,000 shares underlying warrants that are exercisable within 60 days of June 30, 2006.

(3)	Excludes 600,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(4)	Mr. Clemens was appointed as the Executive Chairman of our board of directors in November 2005. Includes 1,000,000 shares of common stock and 500,000 shares underlying warrants that are exercisable within 60 days of June 30, 2006 held by The Clemens-Beaver Creek Limited Partnership, of which Alvin H. Clemens is the general partner. Mr. Clemens disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Also includes 100,000 shares held by Mr. Clemens’s minor children. Also includes 250,000 shares underlying options and 275,000 shares underlying warrants, all of which are exercisable within 60 days of June 30, 2006. Excludes 300,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(5)	Includes 2,413,882 shares owned by Marlin Capital Partners I, LLC. Mr. Brauser is a manager of Marlin Capital Partners I, LLC and may be deemed to share voting and dispositive power with respect to these shares. Mr. Brauser disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Excludes 500,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(6)	Excludes 500,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(7)	Mr. Spinner was appointed as our Senior Vice President in April 2006. Excludes 150,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(8)	Includes 440,000 shares underlying warrants and 100,000 shares underlying options, all of which are exercisable within 60 days of June 30, 2006. Excludes 575,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(9)	Includes 100,000 shares underlying options and 86,750 shares underlying warrants, all of which are exercisable within 60 days of June 30, 2006. Excludes 150,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(10)	Includes 100,000 shares underlying options and 25,000 shares underlying warrants, all of which are exercisable within 60 days of June 30, 2006. Excludes 150,000 shares underlying options exercisable within 60 days of June 30, 2006.

(11)	Mr. Verdi was appointed as our Chief Financial Officer in November 2005. Includes 100,000 shares underlying options and 25,000 shares underlying warrants, all of which are exercisable within 60 days of June 30, 2006. Excludes 250,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

(12)	Includes 80,000 shares exercisable underlying options that are exercisable within 60 days of June 30, 2006. Excludes 120,000 shares underlying options that are not exercisable within 60 days of June 30, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     From the date of our incorporation until the date of this prospectus, there has not been any transaction or series of similar transactions, nor is there currently proposed any transaction or series of similar transactions, to which we were, are, or would be a party, and in which the amount involved exceeded or would exceed $60,000 and in which any of our directors or executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation and compensation arrangements (including with respect to equity compensation and board compensation) described in “Management” and the transactions described below.
     We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
     In March 2006, we entered into a Marketing Services Agreement with SendTec, Inc., or SendTec. Paul Soltoff, one of our directors, is the Chief Executive Officer of SendTec. SendTec will provide us with certain marketing and advertising services, including strategic and creative marketing and advertising development, the creation and production of direct response television advertisements, media planning and purchasing of media time. SendTec will receive a flat fee of $7,500 per month plus commissions based on the amount of services rendered. This agreement may be terminated by either party upon 30 days’ prior notice.
     We have engaged in the following transactions regarding sales of our common stock with our executive officers and directors, and with the beneficial holders of 5% or more of our common stock:
•	During 2005 and prior to the merger that resulted in our current public company structure:
°	Scott Frohman, our Chief Executive Officer and director, advanced to us a total of $191,000, accruing interest at 5% annually, payable upon the demand of Mr. Frohman. Of this amount, $95,000 was repaid out of the net proceeds of our private placement and $96,000 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.

°	Charles A. Eissa, our President, Chief Operating Officer and director, advanced to us a total of $73,000, accruing interest at 5% annually, payable upon the demand of Mr. Eissa. Of this amount, $49,000 was repaid out of the net proceeds of our private placement and $24,000 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.

°	Marlin Capital Partners I, LLC advanced to us a total of $334,400, accruing interest at 5% annually, payable upon the demand of Marlin Capital Partners I, LLC. Of this amount, $167,200 was repaid out of the net proceeds of our private placement and $167,200 was converted into shares of our common stock at a price of $1.00 per share upon the closing of the private placement.
•	In September 2005, Alvin H. Clemens, the Executive Chairman of our board of directors, purchased 300,000 shares of our common stock and a five-year warrant to purchase an additional 75,000 shares of our common stock at an exercise price of $1.50 per share in a private offering, for an aggregate purchase price of $225,000. In connection with the purchase of these securities, Mr. Clemens was granted “piggy back” registration rights with regard to the shares and the shares underlying the warrants.

•	Pursuant to an Advisory Agreement dated November 1, 2005 with Warren V. Musser, the Vice-Chairman of our board of directors, Mr. Musser introduced potential investors to us and provided us with certain additional services. Under this Advisory Agreement, Mr. Musser did not solicit investors to make any investment, make any recommendations to individuals regarding an investment or provide any analysis or advice regarding an investment. As consideration for his services, Mr. Musser received a total cash fee of $352,000 and five-year warrants to purchase 440,000 shares of our common stock at an exercise price of $1.50 per share.

•	In January 2006, we completed a private placement of an aggregate of 14,700,000 shares of our common stock and warrants exercisable for 7,350,000 shares of our common stock. In connection with this private placement:
°	Beaver Creek Limited Partnership, an affiliate of Alvin H. Clemens, the Executive Chairman of our board of directors, purchased 1,000,000 shares of our common stock and warrants exercisable for 500,000 shares of our common stock;

°	John Harrison, one of our directors, purchased 100,000 shares of our common stock and warrants exercisable for 50,000 shares of our common stock;

°	Keystone Equities Group, L.P., of which John Harrison is an Executive Director, served as placement agent and received a total cash fee of $558,000 (4% of the gross proceeds), and five-year warrants to purchase 735,000 shares (5% of the shares sold in the private placement) of our common stock at an exercise price of $1.50 per share.

°	Anthony R. Verdi, our Chief Executive Officer, purchased 50,000 shares of our common stock and warrants exercisable for 25,000 shares of our common stock;

°	Mara Gateway Associates, L.P., an affiliate of C. James Jensen, one of our directors, purchased 250,000 shares of our common stock and warrants exercisable for 125,000 shares of our common stock; and

°	Sanford Rich, one of our directors, purchased 50,000 shares of our common stock and warrants exercisable for 25,000 shares of our common stock.
•	In April 2006, we and our wholly-owned subsidiary, ISG Merger Acquisition Corp., a Delaware corporation, or the Merger Sub, entered into a merger agreement with ISG Merger Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, or the Merger Sub, Insurance Specialist Group Inc., or ISG, and Ivan M. Spinner, pursuant to which, among other things, the Merger Sub merged with and into ISG. ISG is an insurance agency selling health insurance to small business owners and individuals. As consideration for the merger, we made a cash payment of $920,000 and issued 1,000,000 shares of our common stock to Mr. Spinner, the sole stockholder of ISG, in exchange for all of the outstanding stock of ISG. The shares of our common stock issued to Mr. Spinner have the same registration rights and lock up restrictions as applicable to the shares held by our founders. In connection with this merger, we entered into an employment agreement with Mr. Spinner, under which he was appointed as senior vice president of HBDC II, LLC.

SELLING STOCKHOLDERS
     The following table sets forth certain information concerning the resale of the shares of our common stock by the selling stockholders as of June 30, 2006. To our knowledge, no selling stockholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus, except for the following selling stockholders: Scott Frohman, our Chief Executive Officer; Charles A. Eissa, our President and Chief Operating Officer; Marlin Capital Partners I, LLC, which is controlled by Daniel Brauser, our Senior Vice President; Alvin H. Clemens, our Executive Chairman; Beaver Creek Limited Partnership, which is controlled by Alvin H. Clemens; Warren V. Musser, the Vice Chairman of our board of directors; John Harrison, Paul Soltoff and Sanford Rich, each of which is a member of our board of directors; Anthony R. Verdi, our Chief Financial Officer; Ivan M. Spinner, the Senior Vice-President of our wholly-owned subsidiary, HBDC II, Inc.; Kevin Taylor, Dana Boskoff and James Eissa, each of whom is our employee.
     Unless otherwise described below or elsewhere in this prospectus, the selling stockholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer with the meaning of Rule 405 of the Securities Act of 1933, as amended, or the Securities Act.
     The following table assumes that the selling stockholders will sell all of the shares of our common stock offered by them in this offering. However, the selling stockholders may offer all or some portion of our shares of common stock or any shares of common stock issuable upon exercise of outstanding options or warrants held by them. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of sales pursuant to this prospectus. In addition, the selling stockholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.
     We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.
     As of June 30, 2006, there were 27,741,471 shares of our common stock outstanding. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over shares owned by them.

			Shares of	Percentage of
	Shares of	Shares of	Common	Common
	Common Stock	Common	Stock Owned	Stock Owned
	Owned Prior to	Stock to be	after the	After the
Name	Offering	Sold	Offering	Offering
Scott Frohman	2,757,013	2,757,013	-0-	*
Marlin Capital Partners I, LLC	2,413,882	2,413,882	-0-	*
Charles A. Eissa	2,275,946	2,275,946	-0-	*
Beaver Creek Limited Partnership	1,500,000 (1)	1,500,000	-0-	*
Arthur J. Nagle and Paige L. Nagle JTWROS	1,500,000 (1)	1,500,000	-0-	*
H.F. Lenfest	1,500,000 (1)	1,500,000	-0-	*

				Shares of		Percentage of
	Shares of		Shares of	Common		Common
	Common Stock		Common	Stock Owned		Stock Owned
	Owned Prior to		Stock to be	after the		After the
Name	Offering		Sold	Offering		Offering
Gerald Unterman	1,500,000	(1)	1,500,000	-0-		*
Marcy Unterman	1,500,000	(1)	1,500,000	-0-		*
Ivan M. Spinner	650,000		650,000	-0-		*
Heller Capital Investments LLC	750,000	(2)	750,000	-0-		*
Ira M. Lubert	750,000	(2)	750,000	-0-		*
The Musser Foundation	600,000	(3)	600,000	-0-		*
Barry Honig	675,000		575,000	100,000		*
Edward J. Farrell	450,000	(4)	450,000	-0-		*
Peter U. Musser	600,000	(4)	450,000	150,000		*
Woodland Partners	450,000	(4)	450,000	-0-		*
Warren V. Musser	540,000	(5)(18)	440,000	-0-		*
Alvin Clemens	900,000	(17)(20)	750,000	300,000	(17)	*
Mara Gateway Associates, L.P.	375,000	(5)	375,000	-0-		*
Glenn L. Spinner	325,000	(8)	325,000	-0-		*
Mark Goldstein and Judi Goldstein, JTWROS	300,000	(9)	300,000	-0-		*
Sallee Cohen	300,000	(9)	300,000	-0-		*
Bruce Evans and Kathryn Evans T/B/E	300,000	(9)	300,000	-0-		*
Michael and Betsy Brauser, Tenants By Entirety	1,324,957	(7)	274,957	1,050,000		3.8%
Raymond H. Welsh	225,000	(6)	225,000	-0-		*
Chase Mortgage, Inc.	225,000	(6)	225,000	-0-		*
Hilary G. Musser	225,000	(6)	225,000	-0-		*
Keystone Equities Group LP	220,500	(10)	220,500	-0-		*
Richard A. Hansen	352,125	(11)	202,125	150,000		*
Penelope S. Hansen	202,125	(11)	202,125	-0-		*
Martin Goldfarb, MD	187,500	(12)	187,500	-0-		*
Dana Boskoff	225,000	(13)	225,000	-0-		*
Chocolate Chip Investments, LP	150,000	(13)	150,000	-0-		*
Gary Eichenhotlz	150,000	(13)	150,000	-0-		*
Elinor Ganz IRA	150,000	(13)	150,000	-0-		*
MYIF, LLC	150,000	(13)	150,000	-0-		*
Jack W. Kuhn Jr. Revocable Trust UAD 12/11/2000 Jack W. Kuhn Jr. TTEE	150,000	(13)	150,000	-0-		*
Charles Perry Moore	150,000	(13)	150,000	-0-		*
HK Enterprises, LLC	150,000	(13)	150,000	-0-		*
George W. Karr, Jr.	150,000	(13)	150,000	-0-		*

				Shares of	Percentage of
	Shares of		Shares of	Common	Common
	Common Stock		Common	Stock Owned	Stock Owned
	Owned Prior to		Stock to be	after the	After the
Name	Offering		Sold	Offering	Offering
James J. Swiggard and Diane J. Swiggard JTWROS	150,000	(13)	150,000	-0-	*
Joseph A. Williamson	150,000	(13)	150,000	-0-	*
Joseph W. Abrams	150,000	(13)	150,000	-0-	*
Robert A. Fox	150,000	(13)	150,000	-0-	*
John J. Harrison and Belinda A. Harrison JTWROS	150,000	(13)	150,000	-0-	*
Thomas C. Lynch	150,000	(13)	150,000	-0-	*
Theophile J. Mignatti, Jr.	150,000	(13)	150,000	-0-	*
Loredana Musser	150,000	(13)	150,000	-0-	*
Ronald W. Pickett and Marshall Pickett	150,000	(13)	150,000	-0-	*
Frank R. Sanchez	150,000	(13)	150,000	-0-	*
Michael Andrew Sanchez	150,000	(13)	150,000	-0-	*
Stacy Leigh Sempier	150,000	(13)	150,000	-0-	*
Derek John Stefanik	150,000	(13)	150,000	-0-	*
John Stefanik	150,000	(13)	150,000	-0-	*
Leigh V. Stefanik	150,000	(13)	150,000	-0-	*
Frederick C. Tecce	150,000	(13)	150,000	-0-	*
New Britain Radiological Assoc PA 401(k) Plan FBO Sydney Ulreich	112,500	(14)	112,500	-0-	*
Peddle Partners, LLP	112,500	(14)	112,500	-0-	*
Steven Bettinger	100,000		100,000	-0-	*
Kevin Taylor	100,000		100,000	-0-	*
Robert Clouse	100,000		100,000	-0-	*
Alliance Advisors, LLC	100,000		100,000	-0-	*
MHB Trust	83,202		83,202	-0-	*
Brad Feinberg	75,000	(8)	75,000	-0-	*
Jeffrey and Robin Feinberg, Tenants By Entirety	75,000	(8)	75,000	-0-	*
Mark Flicker	75,000	(8)	75,000	-0-	*
Leonard Haberman	75,000	(8)	75,000	-0-	*
Ari P. Meltzer	75,000	(8)	75,000	-0-	*
Charles L. Messmer	75,000	(8)	75,000	-0-	*
Gregory Morgan	75,000	(8)	75,000	-0-	*
Shari Nadler	75,000	(8)	75,000	-0-	*
Jeffrey Pustilnik	75,000	(8)	75,000	-0-	*
Cathy Boskoff	75,000	(8)	75,000	-0-	*
Jeffrey S. Dennis, MD and Ronnie C.

				Shares of		Percentage of
	Shares of		Shares of	Common		Common
	Common Stock		Common	Stock Owned		Stock Owned
	Owned Prior to		Stock to be	after the		After the
Name	Offering		Sold	Offering		Offering
Dennis, JTWROS	75,000	(8)	75,000	-0-		*
Harold E. Gelber Revocable Trust UAD 5/11/2005	75,000	(8)	75,000	-0-		*
Donald Gould Jr.	75,000	(8)	75,000	-0-		*
Brian Horowitz and Barbara Horowitz	75,000	(8)	75,000	-0-		*
William Konstand and Stacy J. Lyles JTWROS	75,000	(8)	75,000	-0-		*
Andrew Morgenstern	75,000	(8)	75,000	-0-		*
Eric S. Obeck and Mary L. Obeck	75,000	(8)	75,000	-0-		*
Frank J. Pearl and Suzanne F. Pearl JTWROS	75,000	(8)	75,000	-0-		*
Jason Scott Silverman	75,000	(8)	75,000	-0-		*
Paul Soltoff	175,000	(8)(18)	75,000	100,000	(18)	*
Jack I. Udell	75,000	(8)	75,000	-0-		*
Michael Coslov and Debra Coslov JTWROS	75,000	(8)	75,000	-0-		*
John F. Hanhauser and Terri A. Hanhauser JTWROS	75,000	(8)	75,000	-0-		*
Mary L. Barton	75,000	(8)	75,000	-0-		*
Walter W. Buckley, III	75,000	(8)	75,000	-0-		*
David E. Creamer	75,000	(8)	75,000	-0-		*
Raymond S. Eissa and Patricia C.Eissa JTWROS	75,000	(8)	75,000	-0-		*
Frank A. Farnesi	75,000	(8)	75,000	-0-		*
James B. Flanigan and Margaret B. Flanigan JTWROS	75,000	(8)	75,000	-0-		*
Keith Fretz	75,000	(8)	75,000	-0-		*
Michael R. Holly	75,000	(8)	75,000	-0-		*
Ralph W. Hooper	75,000	(8)	75,000	-0-		*
Delbert W. Johnson	75,000	(8)	75,000	-0-		*
Jerry L. Johnson and Raye E. Johnson JTWROS	75,000	(8)	75,000	-0-		*
Olga Kouzenkov	75,000	(8)	75,000	-0-		*
Seymour G. Mandell and Miriam G. Mandell JTWROS	75,000	(8)	75,000	-0-		*
Neil F. Mara, Jr.	75,000	(8)	75,000	-0-		*
Robert P. Masterson	75,000	(8)	75,000	-0-		*
MCE Family Ltd. Partnership	75,000	(8)	75,000	-0-		*
Niraj Patel and Cara Patel JTWROS	75,000	(8)	75,000	-0-		*
Sanford Robert Rich	155,000	(8)(19)	75,000	-0-		*

				Shares of		Percentage of
	Shares of		Shares of	Common		Common
	Common Stock		Common	Stock Owned		Stock Owned
	Owned Prior to		Stock to be	after the		After the
Name	Offering		Sold	Offering		Offering
Andrew W. Schonzeit	75,000	(8)	75,000	-0-		*
Thomas A. Sprague	75,000	(8)	75,000	-0-		*
Joan M. Stefanik	75,000	(8)	75,000	-0-		*
Brian P. Tierney	75,000	(8)	75,000	-0-		*
Anthony R. Verdi	175,000	(8)(18)	75,000	100,000	(18)	*
Richard A. Vermeil	75,000	(8)	75,000	-0-		*
Joseph H. Weiss	75,000	(8)	75,000	-0-		*
Thomas V. Zug	75,000	(8)	75,000	-0-		*
David J. Adelman	37,500	(15)	37,500	-0-		*
Jonathan Alpert	37,500	(15)	37,500	-0-		*
Brad Brooks	37,500	(15)	37,500	-0-		*
David Khaghan	37,500	(15)	37,500	-0-		*
Aharon Ungar and Jennifer Ungar JTWROS	37,500	(15)	37,500	-0-		*
David N. Baker	37,500	(15)	37,500	-0-		*
Alfred S. Gladstone	37,500	(15)	37,500	-0-		*
Sandra Shore Goldfarb	37,500	(15)	37,500	-0-		*
Phyllis Ulreich	37,500	(15)	37,500	-0-		*
Jeff Cohan and Amy Cohan JTWROS	37,500	(15)	37,500	-0-		*
Jack Klebanow	37,500	(15)	37,500	-0-		*
Edward W. Burnham	37,500	(15)	37,500	-0-		*
Michael M. Carter	37,500	(15)	37,500	-0-		*
Daniel P. Casullo	37,500	(15)	37,500	-0-		*
Eugene Feiner Revocable Agreement of Trust DTD 10/3/02	37,500	(15)	37,500	-0-		*
Baruch Z. Halberstam	37,500	(15)	37,500	-0-		*
Charles J. Hardy	37,500	(15)	37,500	-0-		*
William H. Lamb TTEELamb Windle & Mcerlane PCU/A DTD 10/01/1981	37,500	(15)	37,500	-0-		*
Howard Lubert and Barbara Lubert JTWROS	37,500	(15)	37,500	-0-		*
Pasquale Patrizio	37,500	(15)	37,500	-0-		*
Pickwick Associates, LP	37,500	(15)	37,500	-0-		*
Dr. Moshe Porat and Dr. Rachel Porat JTWROS	37,500	(15)	37,500	-0-		*
Loraine C. Rahm	37,500	(15)	37,500	-0-		*
Charles M. Robins	37,500	(15)	37,500	-0-		*
Robert J. Schena	37,500	(15)	37,500	-0-		*

				Shares of		Percentage of
	Shares of		Shares of	Common		Common
	Common Stock		Common	Stock Owned		Stock Owned
	Owned Prior to		Stock to be	after the		After the
Name	Offering		Sold	Offering		Offering
Thomas P. Turner	37,500	(15)	37,500	-0-		*
Geoffrey C. Walker IRA Rollover	37,500	(15)	37,500	-0-		*
John P. Freeman	36,750	(16)	36,750	-0-		*
William B. Fretz, Jr.	36,750	(16)	36,750	-0-		*
John J. Harrison	136,750	(16)(18)	36,750	100,000	(18)	*
Paradox Trading Co., LLC	25,000		25,000	-0-		*
Kimberly Katz	10,000		10,000	-0-		*
Anthony Eissa	2,500		2,500	-0-		*
James Eissa	2,500		2,500	-0-		*
Roy Bordeaux	2,500		2,500	-0-		*
Robert Withrow	2,500		2,500	-0-		*

*	Represents less than 1% of outstanding shares of common stock

(1)	Includes 500,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(2)	Includes 250,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(3)	Includes 200,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(4)	Includes 150,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(5)	Represents 440,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(6)	Includes 75,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(7)	Includes 125,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(8)	Includes 25,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(9)	Includes 100,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(10)	Includes 220,500 shares underlying warrants exercisable within 60 days of June 30, 2006.

(11)	Includes 202,125 shares underlying warrants exercisable within 60 days of June 30, 2006.

(12)	Includes 62,500 shares underlying warrants exercisable within 60 days of June 30, 2006.

(13)	Includes 50,000 shares underlying warrants exercisable within 60 days of June 30, 2006.

(14)	Includes 37,500 shares underlying warrants exercisable within 60 days of June 30, 2006.

(15)	Includes 12,500 shares underlying warrants exercisable within 60 days of June 30, 2006.

(16)	Includes 36,750 shares underlying warrants exercisable within 60 days of June 30, 2006.

(17)	Includes 200,000 shares underlying options exercisable within 60 days of June 30, 2006.

(18)	Includes 100,000 shares underlying options exercisable within 60 days of June 30, 2006.

(19)	Includes 80,000 shares underlying options exercisable within 60 days of June 30, 2006.

(20)	Includes 150,000 shares underlying warrants exercisable within 60 days of June 30, 2006.
DESCRIPTION OF SECURITIES
     Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 30, 2006, there were 27,741,471 shares of our common stock outstanding, outstanding options to purchase 5,562,500 shares of our common stock and outstanding warrants to purchase 8,650,000 shares of our common stock.
Common Stock
     Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.
Preferred Stock
     The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.
Options
     As of June 30, 2006, options to purchase a total of 5,562,500 shares of our common stock were outstanding and options to purchase 437,500 additional shares of our common stock were available for future grant under our 2006 Omnibus Equity Compensation Plan.
Warrants
     As of June 30, 2006, there were outstanding warrants to purchase up to 8,650,000 shares of our common stock at an exercise price per share of $1.50.

     In connection with our private placement, we issued to investors three-year warrants to purchase up to 7,350,000 shares of common stock at $1.50 per share, three-year warrants to purchase up to 735,000 shares of our common stock to Keystone Equities Group, L.P., as placement agent, and three-year warrants to purchase 440,000 shares of our common stock to Warren V. Musser. In addition, at the closing of the private placement, we issued a warrant to acquire 50,000 shares of common stock to a previous investor under the same terms as the warrants issued to investors in the private placement. We also issued a three-year warrant to purchase 75,000 shares of our common stock an exercise price of $1.50 to Alvin H. Clemens. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder.
Lock-up Agreements
     All shares of common stock held by Scott Frohman, Charles Eissa, Daniel Brauser and Ivan M. Spinner (together, with the shares held by their respective affiliates) are subject to lock-up provisions that provide restrictions on the future sale of common stock by the holders and their transferees. These lock-up provisions provide, in general, that these shares may not directly or indirectly be offered, sold, offered for sale, contracted for sale, hedged, or otherwise transferred or disposed of for a period of 12 months following the purchase of such shares in the private placement, and for an additional 12 months thereafter each holder may only sell up to 50% of its portion of these shares. We have agreed that within 12 months following the private placement, subject to these lock up restrictions, we will file a registration statement with the SEC covering the resale of these shares of common stock held by our founders and for management shares issued and issuable under options and other awards, which shares may be included in any registration statement covering the resale of the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants.
Anti-Takeover Effects of Provisions of our Bylaws and Delaware Law
     Certain provisions of our bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. Such provisions also may have the effect of preventing changes in our management. These include provisions providing that:
•	only business brought before an annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in our bylaws may be transacted at an annual meeting of stockholders;

•	directors shall hold office for two-year periods; and

•	advance notice of certain stockholder actions, such as the nomination of directors and stockholder proposals, is required.
     In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, generally prohibits a Delaware corporate from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:
•	prior to the business combination, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder), those shares owned:
°	by persons who are directors and also officers;

°	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

°	at or after the time the stockholder became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.
     In general, the Delaware General Corporation Law defines an interested stockholder as an entity or person (other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation) that beneficially owns 15% or more of the outstanding voting stock of the corporation or any entity or person that is an affiliate or associate of such entity or person.
     The Delaware General Corporation Law generally defines a business combination to include the following:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the aggregate market value of all the assets of the corporation or its majority-owned subsidiary that involves the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to certain exceptions, any transaction involving the corporation that has the effect of increasing the interested stockholder’s proportionate share of the stock of any class or series of the corporation; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
PLAN OF DISTRIBUTION
     The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, “selling stockholders” includes transferees, donees, pledgees, or other successors-in-interest to the named selling stockholders. The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered by this prospectus from time to time:
•	directly; or

•	through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling stockholder or from the purchasers of the shares for whom such underwriters, broker-dealers, or agents may act as agent.
     The shares may be sold from time to time in one or more transactions at:
•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     The sales described in the preceding paragraph may be effected in transactions:
•	on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale, including the Nasdaq Stock Market;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares of our common stock in the course of hedging their positions. The selling stockholders also may sell the shares of our common stock short and deliver shares of our common stock to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell the shares. The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it, and, upon a default in performance of the secured obligation, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus.
     To our knowledge, there currently are no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares by the selling stockholders. The selling stockholders may determine not to sell any or all of the shares offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares by other means not described in this prospectus. In this regard, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     To the extent required, upon being notified by the selling stockholders that any material arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer, the name of the selling stockholders and of the participating agent, underwriter or broker-dealer, specific shares to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.
EXPERTS
     Our consolidated financial statements as of the years ended December 31, 2004 and 2005 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accountants, to the extent and for the periods set forth in their report and are incorporated in this prospectus in reliance upon the report given upon the authority of Sherb & Co., LLP as experts in auditing and accounting.
     The financial statements of Insurance Specialist Group, Inc. as of December 31, 2005 and December 31, 2004 and as of March 31, 2006 and 2005 have been so included in reliance on the reports of Michael G. Chandross CPA, P.A., independent public accountant, given on the authority of such accountant as expert in accounting and auditing.
LEGAL MATTERS
     The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed with the SEC a registration statement on Form SB-2, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to offers and resales of shares of our common stock by the selling stockholders identified in this prospectus. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and its exhibits and schedules. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contract, agreement or other document. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.
     You can read the registration statement and our other filings with the SEC, over the Internet at the SEC’s website at http://www.sec.gov. You also may read and copy any document that we file with the SEC at its public reference room at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS

Page Number
HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet at December 31, 2005	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2005 and the period from January 27, 2004 (Inception) through December 31, 2004	F-4
Consolidated Statements of Shareholders’ Equity for the Year Ended December 31, 2005 and for the period from January 27, 2004 (Inception) through December 31, 2004	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2005 and for the period from January 27, 2004 (Inception) through December 31, 2004	F-6
Notes to Consolidated Financial Statements	F-7-24

Consolidated Balance Sheet as of March 31, 2006 (unaudited)	F-25
Consolidated Statements of Operations for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-26
Consolidated Statements of Cash Flows for the for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-27
Notes to Consolidated Financial Statements as of and for the Three Months ended March 31, 2006 (unaudited)	F-28-F-40

INSURANCE SPECIALIST GROUP, INC.

Independent Auditor’s Report	F-41
Balance Sheets as of December 31, 2005 and December 31, 2004	F-42
Statements of Operations and Retained Earnings for the Years Ended December 31, 2005 and 2004	F-43
Statements of Cash Flows for the Years Ended December 31, 2005 and December 31, 2004	F-44
Notes to Financial Statements	F-45-48

Independent Accountant’s Report	F-49
Balance Sheets as of March 31, 2006 and March 31, 2005 (unaudited)	F-50
Statements of Operations and Retained Earnings for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-51
Statements of Cash Flows for the for the Three Months Ended March 31, 2006 and 2005 (unaudited)	F-52
Notes to Consolidated Financial Statements as of and for the Three Months ended March 31, 2006 (unaudited)	F-53-F-56

PRO FORMA STATEMENTS

Basis of Pro Forma Presentation	F-57
Unaudited Pro Forma Combined Balance Sheet as of March 31, 2006	F-58
Unaudited Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2006	F-59
Unaudited Pro Forma Combined Statement of Operations for the Year Ended December 31, 2005	F-60
Unaudited Pro Forma Adjustments to Combined Financial Statements	F-61-F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Health Benefits Direct Corporation and Subsidiaries
Deerfield Beach, Florida
We have audited the accompanying consolidated balance sheet of Health Benefits Direct Corporation and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and for the period from January 27, 2004 (inception) to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Benefits Direct Corporation and Subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year ended December 31, 2005 and for the period from January 27, 2004 (inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

	/s/	Sherb & Co., LLP

Certified Public Accountants

Boca Raton, Florida
March 30, 2006

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

December 31,
2005
ASSETS
CURRENT ASSETS:
Cash	$6,433,426
Accounts receivable, less allowance for doubtful accounts of $16,032	194,261
Prepaid expenses	173,696

Total current assets	6,801,383

Property and equipment, net	274,061
Intangibles, net	133,456
Other assets	22,659

Total assets	$7,231,559

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$399,630
Accounts payable	381,312
Accrued expenses	410,524
Due to related parties	207,754
Unearned commission advances	886,939

Total current liabilities	2,286,159

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 share authorized; no shares issued and outstanding)	—
Common stock ($.001 par value; 90,000,000 share authorized; 20,241,471 shares issued and outstanding)	20,241
Additional paid-in capital	9,315,260
Accumulated deficit	(4,298,434)
Less: deferred compensation	(91,667)

Total shareholders’ equity	4,945,400

Total liabilities and shareholders’ equity	$7,231,559

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

		For the period
		from
		January 27, 2004
	For the	(inception)
	Year Ended	through
	December 31,	December 31,
	2005	2004
Revenues, net	$2,660,491	$1,402,721

Cost of revenues	886,840	499,680

Gross profit	1,773,651	903,041

Operating expenses:
Salaries, commission and related taxes	2,926,306	960,626
Depreciation and amortization	86,350	37,797
Professional fees	220,883	21,820
Management salaries — related parties	487,800	525,000
Other general and administrative	1,120,589	480,597

	4,841,928	2,025,840

Loss from operations	(3,068,277)	(1,122,799)

Other income (expense):
Loss on abandonment of property and equipment	(16,420)	—
Registration rights penalty	(60,537)	—
Interest income	2,962	75
Interest expense	(28,305)	(5,133)

Total other income (expense)	(102,300)	(5,058)

Net loss	$(3,170,577)	$(1,127,857)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.36)	$(0.14)

Weighted average common shares outstanding — basic and diluted	8,832,446	7,800,000

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)
FOR THE PERIOD FROM JANUARY 27, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004 AND
FOR THE YEAR ENDED DECEMBER 31, 2005

	Common Stock, $.001					Total
	Par Value		Additional			Stockholders’
	Number of		Paid-in	Accumulated	Deferred	Equity
	Shares	Amount	Capital	Deficit	Compensation	(Deficit)
Balance — January 27, 2004 (inception)	—	$—	$—	$—	$—	$—

Common stock issued for cash	7,800,000	7,800	480,200	—	—	488,000

Net loss for the year	—	—	—	(1,127,857)	—	(1,127,857)

Balance — December 31, 2004	7,800,000	7,800	480,200	(1,127,857)	—	(639,857)

Recapitalization of Company	2,791,471	2,791	(2,791)	—	—	—

Contributions from prior member of LLC	—	—	206,999	—	—	206,999

Common stock issued for accrued management salaries and related party debt	812,200	812	811,388	—	—	812,200

Common stock issued for accrued management salaries	487,800	488	487,312	—	—	487,800

Common stock issued under consulting agreement	100,000	100	99,900	—	(100,000)	—

Common stock issued in private placement	8,250,000	8,250	7,232,252	—	—	7,240,502

Amortization of deferred compensation	—	—	—	—	8,333	8,333

Net loss for the year	—	—	—	(3,170,577)	—	(3,170,577)

Balance — December 31, 2005	20,241,471	$20,241	$9,315,260	$(4,298,434)	$(91,667)	$4,945,400

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the period
		from
		January 27,
		2004
	For the	(inception)
	Year Ended	through
	December 31,	December 31,
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(3,170,577)	$(1,127,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	102,350	37,797
Stock-based compensation and consulting	496,133	—
Provision for bad debt	16,215	9,817
Changes in assets and liabilities:
Accounts receivable	(176,920)	(43,373)
Due from principal member	—	(22,249)
Prepaid expenses and other current assets	(173,696)	—
Other assets	6	(22,665)
Accounts payable	368,436	12,876
Accrued expenses	326,283	525,000
Due to related parties	169,534	60,469
Unearned commission advances	886,939	84,241

Net cash used in operating activities	(1,155,297)	(485,944)

Cash Flows From Investing Activities:
Purchase of property and equipment	(184,669)	(188,539)
Purchase of intangible assets and capitalization of software development	(149,456)	—

Net cash used in investing activities	(334,125)	(188,539)

Cash Flows From Financing Activities:
Gross proceeds from sales of common stock	8,250,000	—
Placement and other fees paid in connection with offering	(1,009,498)	—
Contributions from members	206,999	488,000
Proceeds from related party advances	573,400	—
Repayment of advances payable — related parties	(286,200)	—
Proceeds from line of credit	199,630	200,000
Payment on notes payable — related party	(25,000)	—

Net cash provided by financing activities	7,909,331	688,000

Net increase in cash	6,419,909	13,517
Cash — beginning of year	13,517	—

Cash — end of period	$6,433,426	$13,517

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$28,305	$5,133

Cash payments for income taxes	$—	$—

Non-cash investing and financing activities:
Commons stock issued for accrued management salaries and related party debt	$812,200	$—

Common stock issued for future services	$91,667	$—

Purchase of property and equipment for note payable — related party	$—	$25,000

See accompanying notes to consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Organization
     Prior to November 23, 2005, Health Benefits Direct Corporation (the “Company”) had been an exploration stage company engaged in the business of mineral exploration incorporated on October 21, 2004 in Nevada as Darwin Resources Corp. (“Darwin NV”). On November 22, 2005, Darwin NV’s Board of Directors authorized the merger (the “Merger”) of Darwin NV into and with its newly formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”) for the sole purpose of changing the state of incorporation from Nevada to Delaware pursuant to a Certificate of Ownership and Merger dated November 21, 2005 and approved by stockholders on November 21, 2005. Under the terms of the Certificate of Ownership and Merger, each share of Darwin-NV was exchanged for approximately 1.318 shares of Darwin-DE.
     On November 23, 2005 Darwin-DE entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Darwin-DE, Health Benefits Direct Corporation, a privately held Delaware corporation (“HBDC”), and HBDC II, Inc., a newly formed wholly-owned Delaware subsidiary of Darwin-DE (“Acquisition Sub”). Upon closing of the merger transactions under the Merger Agreement (the “Merger”), Acquisition Sub was merged with and into HBDC, and HBDC became a wholly-owned subsidiary of Darwin-DE. Pursuant to the terms of the Merger Agreement, HBDC’s name was changed to “HBDC II, Inc.” and following the Merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
     In connection with the Merger, the Company acquired all of the issued and outstanding capital stock of HBDC in exchange for 7,800,000 shares (the “Merger Stock”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and certain holders agreed to cancel 6,851,852 outstanding shares of the Company’s Common Stock prior to the Merger. Additionally, at the effective time of the merger, the Company issued 1,300,000 shares on common stock for $1,300,000 of debt due to certain shareholders of HBDC. Additionally, concurrently with the closing of the Merger, the Company completed a private offering to accredited investors of units, with each unit consisting of (i) 50,000 shares of its common stock and (ii) a detachable, transferable warrant to purchase 25,000 shares of its common stock, and received gross proceeds of $2,000,000 at the closing of the private placement. Under the terms of the Merger Agreement, each share of HBDC’s common stock outstanding prior to the Merger (9,100,000) and all HBDC options (2,294,500) and warrants (125,000) were converted into one share of the Company’s common stock and an option or warrant to purchase one share of the Company’s common stock, respectively, following the Merger. As a result, HBDC’s former shareholders became the Company’s majority shareholders and HBDC became the Company’s wholly-owned subsidiary with Darwin-DE’s former shareholders retaining 2,791,471 shares of common stock.
     In January 2004, HBDC was formed for the purpose of acquiring, owning, and operating businesses engaged in direct marketing and distribution of health and life insurance products, primarily involving the Internet. On September 9, 2005, HBDC acquired three affiliated Internet health insurance marketing companies, Platinum Partners, LLC, a Florida limited liability company, Health Benefits Direct II, LLC, a Florida limited liability company, and Health Benefits Direct III, LLC, a Florida limited liability company. HBDC issued 7,500,000 shares of its common stock and a warrant to purchase 50,000 shares of its common stock, in the aggregate, in exchange for 100% of the limited liability company interests of these companies.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     The acquisition of HBDC by the Company was accounted for as a reverse merger because on a post-merger basis, the former HBDC shareholders hold a majority of the outstanding common stock of the Company on a voting and fully diluted basis. As a result, HBDC was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented for the period ending December 31, 2005, are those of HBDC for all periods prior to the acquisition, and the financial statements of the consolidated companies from the acquisition date forward. The historical shareholders’ deficit of HBDC prior to the acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company and HBDC’s common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer (HBDC) are carried forward after the acquisition.
     The Company specializes in the direct marketing of health, life and related insurance products to individuals, families and groups. The Company has developed proprietary technology and processes to connect prospective insurance customers with the Company’s agents and service personnel using an integrated on-line platform with call center follow up. The Company employs licensed agents supported by verification, underwriting, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. The Company receives commission and other fees from the insurance companies for the sale of their products.
     Basis of presentation
     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.
     Use of estimates
     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2005 and 2004 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets, commission advances, and registration rights penalties.
     Accounts receivable
     The Company has a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At December 31, 2005, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $16,032.
     Accounts receivable from two customers accounted for 73% of the Company’s accounts receivable balance at December 31, 2005.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Property and equipment
     Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
     Intangible assets
     Intangible assets consist of costs incurred in connection with development on the Company’s software developed for internal use and website costs. The Company capitalized certain costs valued in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These costs, which consist of direct technology labor costs, are capitalized and amortized using the straight-line method over expected useful lives of three years. Costs that the Company has incurred in connection with developing the Company’s websites and purchasing domain names are capitalized and amortized using the straight-line method over expected useful lives of three years.
     Impairment of long-lived assets
     In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended December 31, 2005.
     Income taxes
     Through September 6, 2005, the Company was organized as a combination of limited liability companies “LLCs”. In lieu of corporation income taxes, the members of the LLCs were eligible for their proportional share of the Company’s net losses. Therefore, no provision or liability for Federal income taxes has been included in the financial statements as of December 31, 2004.
     The Company was taxed as a combination of LLCs until September 6, 2005, when the Company changed its form of ownership to a C corporation. As a result of the change of ownership, the Company accounts for income taxes under the liability method in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
     Had income taxes been determined based on an effective tax rate of 38% consistent with the method of SFAS 109, the Company’s net losses for all periods presented would not have changed.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Loss per common share
     In accordance with SFAS No. 128 “Earnings Per Share,” Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at December 31, 2005 include the following:

Options	3,935,000
Warrants	4,977,500

8,912,500

     The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. Insurance premium commissions are recognized pro-rata over the terms of the policies. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. The Company receives fees for the placement and issuance of insurance policies that are in addition to, and separate from, any sales commissions paid by insurance companies. As these policy fees are not refundable and the Company has no continuing obligation, all such revenues are recognized on the effective date of the policies or, in certain cases, the billing date, whichever is later. Revenue from the sale of leads is recognized at the time in which the lead data base is delivered to the customer.
     Prepaid commissions
     The Company has advanced commissions to employees relating to the advanced commissions the Company has received from insurance carriers. The prepaid commissions are charged to expense in proportion to the Company’s recognition of unearned commissions as revenue. The recoverability of prepaid commissions is periodically reviewed by management and the prepaid asset has been calculated utilizing a factor that accounts for uncollectability. Management believes that use of this factor results in the prepaid commission being fully realizable.
     Lead cost
     Lead costs are costs incurred in acquiring potential client data. Lead costs are expensed as incurred. For the year ended December 31, 2005 and for the period from January 27, 2004 (inception) through December 31, 2004, lead costs amounted to $870,840 and $499,680, respectively, and are included in cost of revenues on the accompanying statement of operations.
     Concentrations of credit risk
     The Company maintains its cash in bank deposit accounts, which, at times, exceed federally insured limits. At December 31, 2005, the Company had approximately $6,400,000 in United States bank deposits, which exceeded Federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2005.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     For the period ended December 31, 2004, approximately 84% of our revenue was received from one insurance company. Additionally, for the year ended December 31, 2005, approximately 83% of the Company’s revenue was received from three insurance companies. Management believes that comparable carriers and products are available should the need arise.
     Stock-based compensation
     Through December 31, 2005, the Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), “Share-Based Payment,” under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, the Company is required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.
     The exercise prices of all options granted by the Company equal the market price at the dates of grant. No compensation expense has been recognized. Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, “Accounting for Stock Based Compensation”, the Company’s net loss and loss per share would have been changed to the pro forma amounts indicated below for the year ended December 31, 2005 and 2004:

	2005	2004
Net loss, as reported	$(3,170,577)	$(1,127,857)
Less: stock-based employee compensation expense determined under fair value based method, net of related tax effect	(6,941)	—

Pro forma net loss	$(3,177,518)	$(1,127,857)

Basic and diluted net loss per common share:
As reported	$(0.36)	$(0.14)

Pro forma	$(0.36)	$(0.14)

     The option grants are estimated as of the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants as of December 31, 2005: expected volatility of 25%; risk free interest rate of 3.75%; expected life of 4.5 years and annual dividend rate of 0%. The above pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Non-employee stock based compensation
     The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).
     Registration rights agreements
     The Company has adopted View C of EITF 05-4 “Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF 00-19” (“EITF 05-4”). Accordingly, the Company classifies as liability instruments, the fair value of registration rights agreements when such agreements (i) require it to file, and cause to be declared effective under the Securities Act, a registration statement with the SEC within contractually fixed time periods, and (ii) provide for the payment of liquidating damages in the event of its failure to comply with such agreements. Under View C of EITF 05-4, (i) registration rights with these characteristics are accounted for as derivative financial instruments at fair value and (ii) contracts that are (a) indexed to and potentially settled in an issuer’s own stock and (b) permit gross physical or net share settlement with no net cash settlement alternative are classified as equity instruments. At December 31, 2005, the Company recorded a registration rights penalty expense of $60,537, which has been included in accrued expenses on the accompanying consolidated balance sheet.
     Recent accounting pronouncements
     In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective for the first fiscal year beginning after December 15, 2005. The Company is in process of evaluating the impact of this pronouncement on its financial statements.
     In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No. 107 to provide guidance regarding the application of FASB Statement No. 123 (revised 2004), Share-Based Payment. Statement No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies.
     In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant effect on its financial statements.
     On June 29, 2005, the EITF ratified Issue No. 05-2, “The Meaning of `Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.’” EITF Issue 05-2 provides guidance on determining whether a convertible debt instrument is “conventional” for the purpose of determining when an issuer is required to bifurcate a conversion option that is embedded in convertible debt in accordance with SFAS 133. Issue No. 05-2 is effective for new instruments entered into and instruments modified in reporting periods beginning after June 29, 2005. The adoption of this pronouncement did not have a material effect on the Company’s financial statements.
     In September 2005, Issue No. 05-4, “The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.’” EITF 05-4 provides guidance to issuers as to how to account for registration rights agreements that require an issuer to use its “best efforts” to file a registration statement for the resale of equity instruments and have it declared effective by the end of a specified grace period and, if applicable, maintain the effectiveness of the registration statement for a period of time or pay a liquidated damage penalty to the investor. The Company has adopted view C of this pronouncement. Accordingly, the Company has bifurcated registration rights from their related free standing financial instruments and recorded them at fair value. The Company has adopted view C of this pronouncement, which has resulted in the registration rights being bifurcated and accounted for at fair value and the common stock purchase warrants classified as equity.
     In September 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) Issue No. 05-7, “Accounting for Modifications to Conversion Options Embedded in Debt Instruments and Related Issues,” which addresses whether a modification to a conversion option that changes its fair value affects the recognition of interest expense for the associated debt instrument after the modification and whether a borrower should recognize a beneficial conversion feature, not a debt extinguishment if a debt modification increases the intrinsic value of the debt (for example, the modification reduces the conversion price of the debt). This issue is effective for future modifications of debt instruments beginning in the first interim or annual reporting period beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     In September 2005, the FASB also ratified the EITF’s Issue No. 05-8, “Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature,” which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is recorded in the shareholder’s equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under FASB Statement No. 109, “Accounting for Income Taxes.” This Issue should be applied by retrospective application pursuant to Statement 154 to all instruments with a beneficial conversion feature accounted for under Issue 00-27 included in financial statements for reporting periods beginning after December 15, 2005. The Company is currently in the process of evaluating the effect that the adoption of this pronouncement may have on its financial statements.
     Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 2 — PROPERTY AND EQUIPMENT
     At December 31, 2005, property and equipment consist of the following:

	Useful Life
	(Years)
Computer equipment and software	3	$133,074
Office equipment	5	210,758
Office furniture and fixtures	7	28,806

		372,638
Less accumulated depreciation		(98,577)

		$274,061

     For the year ended December 31, 2005 and for the period from January 27, 2004 (inception) through December 31, 2004, depreciation expense amounted to $86,350 and $37,797, respectively. In addition, for the year ended December 31, 2005, the Company recorded an asset impairment charge of approximately $16,420 related to the abandonment of leasehold improvements.
NOTE 3 — INTANGIBLE ASSETS
     At December 31, 2005, intangible assets consist of the following:

Software development costs	$108,141
Web properties	41,315

149,456
Less: accumulated amortization	(16,000)

$133,456

     Amortization expense amounted to $16,000 and $0 for the year ended December 31, 2005 and for the period from January 27, 2004 (inception) through December 31, 2004, respectively, which has been included in costs of revenues on the accompanying statement of operations.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Amortization expense subsequent to the year ended December 31, 2005 is as follows:

Years ending December 31:
2006	$49,819
2007	49,819
2008	33,818

$133,456

NOTE 4 — LINE OF CREDIT
     The Company has a $400,000 line of credit with Regions Bank. The line of credit was dated August 2004 with a maturity date of August 2006 at an interest rate of prime plus 1% (8% at December 31, 2005). As of December 31, 2005, the outstanding balance was $399,630. This line of credit is personally guaranteed by the principles of the Company.
NOTE 5 — RELATED PARTY TRANSACTIONS
     On March 1, 2004, the Board of Directors resolved that each member of management would receive salaries in the amount of $17,500 per month. If in any calendar month the Company realized a profit less than $52,500, the salaries for that month were to be accrued as “salaries payable” and distributed at a later date as determined by the Board. For the period January 27, 2004 (inception) through December 31, 2004, management salaries payable totaled $525,000. In 2005, the Company accrued additional management salaries of $487,800. On November 28, 2005, total management salaries payables of $1,012,800 were converted into 1,012,800 shares of common stock at $1.00 per share upon the closing of the private placement.
     During 2005, Scott Frohman, the Company’s Chief Executive Officer and a Director, had advanced HBDC a total of $191,000, accruing interest at 5% per annum, payable upon the demand of Scott Frohman. Of this amount, $95,000 was repaid out of the net proceeds of the private placement and $96,000 was converted into 96,000 shares of common stock at $1.00 per share upon the closing of the private placement. Additionally, the Company uses the credit card in the name of Mr. Frohman for purchases and operating purposes. At December 31, 2005, the Company owed Mr. Frohman $159,006 for expenses incurred on his credit cards.
     During 2005, Charles Eissa, the Company’s Chief Operating Officer, President and a Director, had advanced HBDC a total of $73,000, accruing interest at 5% per annum, payable upon the demand of Charles Eissa. Of this amount, $49,000 was repaid out of the net proceeds of the private placement and $24,000 was converted into 24,000 shares of common stock at $1.00 per share upon the closing of the private placement. Additionally, the Company uses the credit card in the name of Mr. Eissa for purchases and operating purposes. At December 31, 2005, the Company owed Mr. Eissa $21,184 for expenses incurred on his credit cards.
     During 2005, Marlin Capital Partners I, LLC (“Marlin”) had advanced HBDC a total of $334,400, accruing interest at 5% per annum, payable upon the demand of Marlin. Daniel Brauser, the Company’s Senior Vice President and Secretary, is an affiliate and control person of Marlin. Of this amount, $167,200 was repaid out of the net proceeds of the private placement and $167,200 was converted into 167,200 shares of common stock at $1.00 per share upon the closing of the private placement. Additionally, during 2005, Marlin paid expenses totaling $50,136 on behalf of the Company. At December 31, 2005, the Company owed Marlin $27,564.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     On September 16, 2005, Alvin H. Clemens, the Company’s Executive Chairman, purchased 300,000 shares of common stock and a five-year warrant to purchase an additional 75,000 shares of common stock at an exercise price of $1.50 per share in a private offering, for an aggregate purchase price of $225,000. In connection with the purchase of these securities, Mr. Clemens was granted “piggy back” registration rights with regard to the shares and the shares underlying the warrants.
     John Harrison, a Director, is associated with Keystone Equities Group, L.P. The Keystone Equities Group, L.P. served as placement agent in connection with the Company’s recent private placement. The placement agent received (i) a total cash fee of $558,000 (4% of the gross proceeds), and (ii) five-year warrants to purchase 735,000 shares (5% of the shares sold in the private placement) of common stock at an exercise price of $1.50 per share.
     Pursuant to an Advisory Agreement, dated November 1, 2005, Warren V. Musser, the Vice-Chairman of our board of directors, Mr. Musser introduced potential investors to the Company and provided additional services. Under the Advisory Agreement, Mr. Musser did not (a) solicit investors to make any investment, (b) make any recommendations to individuals regarding an investment, or (c) provide any analysis or advice regarding an investment. As consideration for his services, Mr. Musser received a fee of $352,000 and a five-year warrant to purchase 440,000 shares of the Company’s common stock at an exercise price of $1.50 per share.
NOTE 6 — SHAREHOLDERS’ EQUITY
     Common Stock
     For the period of January 27, 2004 (inception) through December 31, 2004, shareholders’ contributed $488,000 in cash for their initial investment in the Company.
     In September 2005, the Company received capital contributions of $206,999 from a LLC member prior to the Company’s recapitalization.
     In November 2005, the Company issued 1,300,000 shares of common stock to officers of the Company for debt and services amounting to $1,300,000 (see Note 5).
     Through December 31, 2005, the Company completed the closing of a private placement of a total of 165 units, each unit (“Unit”) consisting of 50,000 shares of our common stock and a detachable, transferable warrant to purchase shares of our common stock, at a purchase price of $50,000 per Unit, to accredited investors pursuant to the terms of a Confidential Memorandum, dated November 21, 2005, as supplemented. Each warrant entitles the holder to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. The Company received net proceeds from the private placement of $7,240,502 (gross proceeds of $8,250,000 less placement fees of $660,000 and legal and other costs of $349,498).
     The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). None of the Units, warrants or common stock, or shares of our common stock underlying such securities, were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     The Keystone Equities Group, Inc. served as placement agent in connection with the private placement. The placement agent received (i) a cash fee of $330,000 (4% of the gross proceeds), and (ii) five-year warrants to purchase 412,500 shares (5% of the shares sold in the private placement) of the Company’s common stock at an exercise price of $1.50 per share.
     Pursuant to an Advisory Agreement, Warren V. Musser introduced potential investors to the Company. In this role, he did not (a) solicit investors to make an investment in the Company, (b) make any recommendations to individuals regarding an investment in the Company, or (c) provide any analysis or advice regarding an investment in our Company. As consideration for his services, he receives (i) a fee of $352,000 and (ii) five-year warrants to purchase 440,000 shares of the Company’s common stock. The warrants have an exercise price of $1.50 per share and will expire on the five-year anniversary of their issuance.
     On December 1, 2005, the Company entered into a consulting agreement with Alliance Advisors, LLC (“Alliance”) to provide certain financial and public relations consulting services (the “Consulting Agreement”), ratified by our Board of Directors on January 12, 2006. Pursuant to the Consulting Agreement, Alliance will develop, implement, and maintain an ongoing system with the general objective of expanding awareness of our Company among stockholders, analysts, micro-cap fund managers, market makers, and financial & trade publications for a twelve months term. In consideration for the services provided by Alliance, we have agreed to pay Alliance a monthly fee of $8,300 and agreed to issue 100,000 shares of our common stock. the Company valued the 100,000 common shares under the consulting agreement at $1.00 per share based on the recent selling price of the shares under a private placement. Accordingly, the Company recorded deferred compensation of $100,000, which will be amortized into consulting expense over the term of the contract. For the year ended December 31, 2005, the Company amortized $8,333 into stock-based consulting expense.
     Stock Options
     On November 18, 2005, the Company’s shareholders approved the Company’s 2005 Non-Employee Directors Stock Option Plan (the “Directors Plan”) effective November 10, 2005. Effective November 23, 2005, the Directors Plan was assumed by Darwin-DE and approved by written consent of a majority of Darwin-DE’s shareholders.
     Key features of the Plan include:
     Non-employee directors of the Company and its subsidiaries are eligible to participate in the Plan. The term of the Plan is eight years. 1,500,000 shares of common stock have been reserved for issuance under the Plan.
     Each newly elected or appointed non-employee director shall be granted an option to purchase 250,000 shares of common stock.
     Each non-employee director who is appointed Chairman of the Board shall receive an option to purchase an additional 250,000 shares of common stock.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Options granted pursuant to the Plan shall be exercisable as follows: forty percent (40%) of the aggregate shares of Stock purchasable under an Option shall be exercisable six months from the date of grant of such Option, thirty percent (30%) of the aggregate shares of Stock purchasable under an Option shall be exercisable on the first anniversary of the date of grant, and the remaining thirty percent (30%) of the aggregate shares of Stock purchasable under an Option shall be exercisable in twelve equal increments at the end of each calendar month thereafter.
     Stockholder approval is required in order to replace or reprice options.
     The Plan is administered by the Board or a committee designated by the Board.
     Options have a maximum term of ten years.
     Upon a change in control any unvested portion of outstanding options shall vest and become immediately exercisable ten days prior to such change in control.
     On November 23, 2005, each non-employee member of the board of directors received an eight-year stock option to purchase 250,000 shares of common stock with an exercise price equal to $1.00 per share, for an aggregate of 1,000,000 options, which vests as follows: 100,000 shares on the six month anniversary of the grant; 75,000 shares on the first anniversary of the grant and the remaining 75,000 shares in twelve equal increments at the end of each calendar month thereafter. Alvin Clemens, as Chairman, received an additional option grant equal to 250,000 shares with an exercise price equal to $1.00 per share, which vests as set forth above.
     On November 18, 2005, the Company’s shareholders adopted the 2005 Incentive Stock Plan (the “Incentive Plan”). Effective November 23, 2005, the Incentive Plan was assumed by Darwin-DE and approved by written consent of a majority of Darwin-DE’s stockholders. The purpose of the Incentive Plan is to encourage stock ownership by the Company’s officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of the business and an added incentive to continue to advance and contribute to the Company and to attract new directors, officers, consultants, advisors and employees whose services are considered valuable. The Incentive Plan provides for the grant of options and the issuance of restricted shares for an aggregate of 2,750,000 shares of common stock that have been reserved under the Incentive Plan. Options are issued at “Fair Market Value” as such term is defined in the Incentive Plan. Both incentive and nonqualified stock options may be granted under the Incentive Plan and the Incentive Plan terminates on November 18, 2015. As of December 31, 2005, options to purchase 2,685,000 shares have been granted under the Incentive Plan.
     The exercise price of options granted pursuant to this Incentive Plan is determined by a committee but the option term may not exceed 10 years. For holders of 10% or more of the combined voting power of all classes of the Company’s stock, options may not be granted at less than 110% of the fair market value of the common stock at the date of grant and the option term may not exceed eight years.
     On November 10, 2005, Anthony Verdi, as Chief Financial Officer, received an option grant of 350,000 shares, which vests as follows: 100,000 shares on the six month anniversary of the grant, 125,000 shares on the first anniversary of the grant and the remaining 125,000 shares in eleven equal increments of 10,416 and a final increment of 10,424 at the end of each calendar month thereafter. These options have an exercise price of $1.00.
     On November 10, 2005, the Company granted 2,335,000 options to its existing management and employees, of which 600,000, 500,000 and 500,000 were granted to its founders, Scott Frohman, Charles

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
Eissa and Daniel Brauser, respectively. All of these options have an exercise price of $2.50 and vest over four years, with 25% vesting on November 10, 2006 and the remainder vesting in 36 approximately equal increments at the end of each calendar month thereafter. These options expire on November 10, 2015.
     The exercise price for all options granted equaled or exceeded the fair market value of the common stock at the grant date. Accordingly, under APB 25, no compensation expense was recognized.
     A summary of the status of the Company’s outstanding stock options as of December 31, 2005 and changes during the period ending on that date is as follows:

		Weighted
		Average Exercise
	Shares	Price
Outstanding at December 31, 2004	—	$0.00
Granted	3,935,000	1.89
Exercised	—	(0.00)
Forfeited	—	(0.00)

Outstanding at December 31, 2005	3,935,000	$1.89

Options exercisable at end of period	—	$—

Weighted-average fair value of options granted during the period		$1.89
     The following information applies to options outstanding at December 31, 2005:

		Options Outstanding		Options Exercisable
		Weighted Average	Weighted
		Remaining	Average		Weighted
Range of Exercise		Contractual Life	Exercise		Average Exercise
Prices	Shares	(Years)	Price	Shares	Price
$1.00	1,600,000	4.85	$1.00	—	—
$2.50	2,335,000	4.85	$2.50	—	—
     Common Stock Warrants
     In November and December 2005, in connection with a private placement, the Company granted 4,125,000 warrants to purchase 4,125,000 shares of common stock at $1.50 per share to investors and 852,500 placement warrants at an exercise price of $1.50. The warrants expire on the three-year anniversary of the date of issuance through December 2008.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Registration Rights
     The Company is obligated to file a registration statement with the SEC within ninety (90) days following the date of the closing of the private placement (the “Registration Statement Filing Date”) covering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement. If the Company does not file the registration statement with the SEC by the Registration Statement Filing Date, then the Company shall make pro rata payments to each purchaser of Units, payable in cash, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate dollar amount of Units purchased by such investor for each thirty (30) day period or pro rata for any portion thereof following the Registration Statement Filing Date by which such registration statement should have been filed for which no registration statement is filed. In addition, if the registration statement is not declared effective by the SEC within ninety (90) days following its filing (the ninetieth (90th) day following the filing of the registration statement is referred to herein as the “Registration Statement Effective Date”), then the Company shall make pro rata payments to each purchaser of Units, payable in cash or common stock at our election, as liquidated damages and not as a penalty, in an amount equal to 1.0% of the aggregate dollar amount of Units purchased by such investor for each thirty (30) day period or pro rata for any portion thereof following the Registration Statement Effective Date that the registration statement has not been declared effective. Under certain circumstances, the Company is entitled to defer or delay filing of the registration statement upon the occurrence of certain events, upon our determination that a delay would be in our best interest, and in the event that the Company is offering its own securities in an underwritten public offering. At December 31, 2005, the Company recorded a registration rights penalty expense of $60,537, which has been included in accrued expenses on the accompanying consolidated balance sheet.
NOTE 7 — INCOME TAXES
     For the period of September 11, 2005 through December 31, 2005, the Company incurred tax losses of approximately $1,697,000 which expire on December 31, 2025. The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” “SFAS 109”. SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership).
     The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the periods ended December 31, 2005:

2005
Computed “expected” benefit	$(1,110,000)
State tax benefit, net of federal effect	(95,000)
Losses incurred during LLC operations	513,000
Other permanent differences	60,000
Increase in valuation allowance	$632,000

—

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset, are as follows:

2005
Deferred tax assets:
Net operating loss carryforward	$645,000
Depreciation	10,000
Allowance for doubtful accounts	6,000

Total deferred tax asset	661,000
Deferred Tax liability:
Software development costs	(29,000)

Net deferred tax asset	632,000

Less: Valuation allowance	$(632,000)

—

     The Company fully reserved the net deferred tax asset due to the fact that it is still operating within its initial period as a C Corporation and substantial uncertainty exists as to the utilization of any of its deferred tax assets in future periods. The valuation allowance was increased by $632,000 from the prior year.
NOTE 8 — COMMITMENTS AND CONTINGENCIES
     Employment Agreements
     Effective October 10, 2005, the Company entered into an employment agreement with its Chief Executive Officer for a 24-month period ending October 10, 2007, which automatically renews for successive 12-month terms unless earlier terminated by the Company or the employee. In addition to an annual salary of $258,300, the agreement entitled the officer to bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion, and shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.
     Effective November 10, 2005, the Company entered into an employment agreement with its Senior Vice President for a 24-month period ending November 10, 2007, which automatically renews for successive 12-month terms unless earlier terminated by the Company or the employee. In addition to an annual salary of $157,500, the agreement entitled the officer to bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion, and shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Effective November 10, 2005, the Company entered into an employment agreement with its Chief Financial Officer for a 24-month period ending November 10, 2007, which automatically renews for successive 12-month terms unless earlier terminated by the Company or the employee. In addition to an annual salary of $225,000, the agreement entitled the officer to bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion, and shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.
     Effective November 18, 2005, the Company entered into an employment agreement with its Chief Operating Officer for a 24-month period ending November 18, 2007, which automatically renews for successive 12-month terms unless earlier terminated by the Company or the employee. In addition to an annual salary of $214,200, the agreement entitled the officer to bonus compensation (in cash, capital stock or other property) as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion, and shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives.
     Operating Leases
     The Company leased office space in Pompano Beach, Florida under an operating lease which expires in February 2007. This office lease agreement has certain escalation clauses and renewal options. In March 2006, the Company vacated this lease to relocate to its new facilities in Deerfield Beach, Florida. In connection with the vacated lease, the Company accrued $134,026 in lease termination fees that management estimates is due under the remaining lease term, which has been included in accrued expense on the accompanying balance sheet. Additionally, on February 17, 2006, the Company entered into a new operating lease for approximately 50,000 square feet of office space at an office facility located in Deerfield Beach, Florida. The initial term of the Lease commences on March 15, 2006 and terminates on March 31, 2016. The Company has the option to extend the term for two additional 36-month periods, as well as the right to terminate the Lease within the first five years, subject to certain terms and conditions as defined in the lease agreement. The monthly rent increases every 12 months, starting at $62,500 and ending at approximately $81,550. In connection with the Lease, the Company provided a $1 million letter of credit to the landlord as a security deposit for the Company’s obligations under the Lease (See Note 9). Additionally, the Company reimburses certain employees for rent incurred for office space in New York and California on a month-to-month basis.
     Future minimum rental payments required under these operating leases, including the Company’s new lease, are as follows:

Year ended December 31, 2006	$737,126
2007	779,760
2008	790,847
2009	814,572
2010	839,009
Thereafter	4,821,488

Total	$8,782,802

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     Rent expense for the year ended December 31, 2005 and for the period of January 27, 2004 (inception) through December 31, 2004 was $270,189 and $104,241, respectively, including lease termination fees of $134,026 in 2005.
     Litigation
     The Company is involved in lawsuits, claims and legal proceedings as is normal in the ordinary course of its business. Any possible adverse outcome arising from these matters is not expected to have a material impact on its results of operations or financial position, either individually or in the aggregate. However, our evaluation of the likely impact of these pending lawsuits could change in the future. If the potential loss from any claim or legal proceeding is probable and can be estimated, the Company will accrue a liability for estimated settlements and incurred but unpaid legal fees for services performed to date. In our opinion, the ultimate resolution of these matters will not have a materially adverse effect on its financial position, liquidity or results of operations.
NOTE 9 — SUBSEQUENT EVENTS
     On January 11, 2006, the Company completed the fifth closing of its private offering of units (the “Units”), and terminated the offering. Each Unit consists of 50,000 shares of our common stock and a detachable, transferable warrant to purchase shares of its common stock, at a purchase price of $50,000 per Unit, to accredited investors pursuant to the terms of a Confidential Memorandum, dated November 21, 2005, as supplemented. Each warrant entitles the holder to purchase 25,000 shares of our common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. On January 11, 2006, the Company closed on the sale of $6,450,000 (129 Units).
     On January 12, 2006, the Company agreed to terms of employment with Alvin Clemens under which Mr. Clemens was named Executive Chairman of the Company, an executive officer position. Under the two year agreement, Mr. Clemens is to be paid a base salary of $275,000 per year and is entitled to receive such bonus compensation as a majority of the board of directors may determine from time to time.
     On January 12, 2006, the Board of Directors set the size of our Board of Directors to seven members, and appointed Warren V. Musser to fill the vacancy created thereby. In connection with the appointment of Warren Musser to the board, the Company granted an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.00.
     On February 17, 2006, the Company entered into a Lease with FG2200, LLC, a Florida limited liability company, for approximately 50,000 square feet of office space at an office facility located at 2200 S.W. 10th Street, Deerfield Beach, Florida 33442 (the “Lease”). The initial term of the Lease commences on March 15, 2006 and terminates on March 31, 2016. The Company has the option to extend the term for two additional 36-month periods, as well as the right to terminate the Lease within the first five years. The monthly rent increases every 12 months, starting at $62,500 and ending at approximately $81,550. This space will replace the Company’s existing 10,312 square feet of office space at 2900 Gateway Drive, Pompano Beach, Florida 33069. In connection with the Lease, the Company provided a $1 million letter of credit to the landlord as a security deposit for the Company’s obligations under the Lease (see note 8 related to lease commitment).

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005
     On March 21, 2006, the Company entered into a sublease for approximately 14,000 square feet of office space located on the 7th floor at 1120 Avenue of the Americas, New York, New York. The effectiveness of the sublease is subject to certain approvals by the landlord. The initial term of the sublease commences in March, 2006, and terminates on December 30, 2010. The monthly rent increases every 12 months, starting at approximately $25,250 and ending at approximately $28,416. In connection with the sublease, the Company provided a $151,503 letter of credit to the landlord as a security deposit for our obligations under the sublease.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

March 31, 2006
(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$10,264,834
Accounts receivable, less allowance for doubtful accounts of $15,747	207,517
Deferred compensation advances	280,704
Prepaid expenses	392,385

Total current assets	11,145,440

Property and equipment, net	777,170
Intangibles, net	166,466
Other assets	64,105

Total Assets	$12,153,181

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$399,630
Accounts payable	488,957
Accrued expenses	439,108
Due to related parties	198,756
Unearned commission advances	1,403,518

Total current liabilities	2,929,969

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 Par value; 10,000,000 share authorized; no shares issued and outstanding)	—
Common stock ($.001 Par value; 90,000,000 share authorized; 26,691,471 shares issued and outstanding at March 31, 2006)	26,691
Additional paid-in capital	16,606,299
Accumulated deficit	(6,310,793)
Less: deferred compensation	(1,098,985)

Total shareholders’ equity	9,223,212

Total liabilities and shareholders’ equity	$12,153,181

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Revenues, net	$1,268,307	$465,069

Cost of revenues	601,205	104,382

Gross profit	667,102	360,687

Operating Expenses:
Salaries, commission and related taxes	1,819,951	536,937
Depreciation and amortization	54,143	18,151
Professional fees	314,960	8,460
Management salaries — related parties	—	157,500
Other general and administrative	657,529	207,382

	2,846,583	928,430

Loss from operations	(2,179,481)	(567,743)

Other income (expense):
Registration rights penalty	60,537	—
Interest income	112,278	—
Interest expense	(5,693)	(3,121)

Total other income (expense)	167,122	(3,121)

Net loss	$(2,012,359)	$(570,864)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.08)	$(0.07)

Weighted average common shares outstanding — basic and diluted	25,903,138	7,800,000

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(2,012,359)	$(570,864)
Adjustments to reconcile net loss to net cash used in operating actrivities:
Depreciation and amortization	69,270	18,151
Stock-based compensation and consulting	125,997	—
Changes in assets and liabilities:
Accounts receivable	(13,256)	14,440
Deferred compensation advances	(107,008)	—
Prepaid expenses and other current assets	(392,385)	(6,862)
Other assets	(41,447)	6,933
Accounts payable	107,645	27,065
Accrued expenses	28,585	(35,747)
Due to related parties	(8,998)	197,831
Unearned commission advances	516,579	213,931

Net cash used in operating activities	(1,727,377)	(135,122)

Cash Flows From Investing Activities:
Purchase of property and equipment	(557,252)	(15,929)
Purchase of intangible assets and capitalization of software development	(48,137)	(22,666)

Net cash used in investing activities	(605,389)	(38,595)

Cash Flows From Financing Activities:
Gross proceeds from sales of common stock	6,450,000	—
Placement and other fees paid in connection with offering	(285,826)	—
Proceeds from related party advances	—	160,200

Net cash provided by financing activities	6,164,174	160,200

Net increase in cash	3,831,408	(13,517)

Cash — beginning of year	6,433,426	13,517

Cash — end of period	$10,264,834	$—

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$28,305	$3,121

Cash payments for income taxes	$—	$—

See accompanying notes to unaudited consolidated financial statements.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, the consolidated financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. These consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2005 and notes thereto and other pertinent information contained in Form 10-KSB of Health Benefits Direct Corporation (the “Company”) as filed with the Securities and Exchange Commission (the “Commission”). The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results for the full fiscal year ending December 31, 2006.
The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.
Organization
The Company was incorporated under the laws of the state of Nevada on October 21, 2004 as Darwin Resources Corp., an exploration stage company engaged in mineral exploration (“Darwin-NV”). On November 22, 2005, Darwin-NV merged with and into its newly-formed wholly-owned subsidiary, Darwin Resources Corp., a Delaware corporation (“Darwin-DE”), solely for the purpose of changing the Company’s state of incorporation from Nevada to Delaware. On November 23, 2005, HBDC II, Inc., a newly-formed wholly-owned subsidiary of Darwin-DE, was merged with and into Health Benefits Direct Corporation, a privately-held Delaware corporation (“HBDC”) (the “Merger”), and the name of the resulting entity was changed from Health Benefits Direct Corporation to HBDC II, Inc. Following the merger, Darwin-DE changed its name to Health Benefits Direct Corporation.
Concurrently with the closing of the Merger, the Company completed a private placement of 40 units, each unit consisting of 50,000 shares of the Company’s common stock and a detachable, transferable warrant to purchase 25,000 shares of the Company’s common stock, which yielded gross proceeds of $2,000,000. Following the closing of the Merger, through January 11, 2006, the Company completed the private placement of 254 additional units for aggregate gross proceeds of an additional $12,700,000.
In January 2004, HBDC was formed for the purpose of acquiring, owning, and operating businesses engaged in direct marketing and distribution of health and life insurance products, primarily utilizing the Internet. On September 9, 2005, HBDC acquired three affiliated Internet health insurance marketing companies, Platinum Partners, LLC, a Florida limited liability company, Health Benefits Direct II, LLC, a Florida limited liability company, and Health Benefits Direct III, LLC, a Florida limited liability company. HBDC issued 7,500,000 shares of its common stock and a warrant to purchase 50,000 shares of its common stock, in the aggregate, in exchange for 100% of the limited liability company interests of these companies.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
The acquisition of HBDC by the Company was accounted for as a reverse merger because on a post-merger basis, the former HBDC shareholders held a majority of the outstanding common stock of the Company on a voting and fully diluted basis. As a result, HBDC was deemed to be the acquirer for accounting purposes. Accordingly, the consolidated financial statements presented for the period ending December 31, 2005, are those of HBDC for all periods prior to the acquisition, and the financial statements of the consolidated companies from the acquisition date forward. The historical shareholders’ deficit of HBDC prior to the acquisition has been retroactively restated (a recapitalization) for the equivalent number of shares received in the acquisition after giving effect to any differences in the par value of the Company and HBDC’s common stock, with an offset to additional paid-in capital. The restated consolidated retained earnings of the accounting acquirer (HBDC) are carried forward after the acquisition.
The Company specializes in the direct marketing of health, life and related insurance products to individuals, families and groups. The Company has developed proprietary technology and processes to connect prospective insurance customers with the Company’s agents and service personnel using an integrated on-line platform with call center follow up. The Company employs licensed agents supported by verification, underwriting, customer service and technology employees for the purpose of providing immediate information to prospective customers and selling insurance products. The Company receives commissions and other fees from insurance carriers for the sale of their products.
Use of estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2006 and 2005 include the allowance for doubtful accounts, stock-based compensation, the useful lives of property and equipment and intangible assets and commission advances to employees.
Accounts receivable
The Company has a policy of establishing an allowance for uncollectable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectable are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. At March 31, 2006, the Company has established, based on a review of its outstanding balances, an allowance for doubtful accounts in the amount of $15,747.
Accounts receivable from two insurance carriers accounted for 73% of the Company’s accounts receivable balance at March 31, 2006.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
Property and equipment
Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.
Intangible assets
Intangible assets consist of costs incurred in connection with the development on the Company’s software developed for internal use and website costs. The Company capitalized certain costs valued in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. These costs, which consist of direct technology labor costs, are capitalized and amortized using the straight-line method over expected useful lives of three years. Costs that the Company has incurred in connection with developing the Company’s websites and purchasing domain names are capitalized and amortized using the straight-line method over an expected useful life of three years.
Impairment of long-lived assets
In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the three-month period ended March 31, 2006.
Loss per common share
In accordance with SFAS No. 128 “Earnings Per Share,” basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive. The Company’s common stock equivalents at March 31, 2006 include the following:

Options	4,185,000
Warrants	8,525,000

12,710,000

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
Revenue recognition
The Company follows the guidance of the Commission’s Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. Insurance premium commissions are recognized pro-rata over the terms of the policies. The unearned portion of premium commissions has been included in the consolidated balance sheet as a liability for unearned commission advances. The Company receives fees for the placement and issuance of insurance policies that are in addition to, and separate from, any sales commissions paid by insurance companies. As these policy fees are not refundable and the Company has no continuing obligation, all such revenues are recognized on the effective date of the policies or, in certain cases, the billing date, whichever is later. Revenue from the sale of leads is recognized at the time in which the lead data base is delivered to the party to whom such sales are made.
Prepaid commissions
The Company has advanced commissions to employees relating to the advanced commissions the Company has received from insurance carriers. The prepaid commissions are charged to expense in proportion to the Company’s recognition of unearned commissions as revenue. The recoverability of prepaid commissions is periodically reviewed by management and the prepaid asset has been calculated utilizing a factor that accounts for uncollectability. Management believes that use of this factor results in the prepaid commission being fully realizable.
Lead cost
Lead costs are costs incurred in acquiring potential client data. Lead costs are expensed as incurred. For the three months ended March 31, 2006 and 2005, lead costs amounted to $586,077 and $104,382, respectively, and are included in cost of revenues on the accompanying statements of operations.
Concentrations of credit risk
The Company maintains its cash in bank deposit accounts, which, at times, exceed federally insured limits. At March 31, 2006, the Company had approximately $10,265,000 in United States bank deposits, which exceeded federally insured limits. The Company has not experienced any losses in such accounts through March 31, 2006.
Additionally, for the three months ended March 31, 2006, approximately 70% of the Company’s revenue was received from one insurance carrier. Management believes that comparable carriers and products are available should the need arise.
Stock-based compensation
Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, the Company recognized the cost resulting from all stock-based payment transactions including shares issued under its stock option plans in the financial statements.
Prior to January 1, 2006, the Company accounted for stock-based employee compensation plans (including shares issued under its stock option plans) in accordance with APB Opinion No. 25 and

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
followed the pro forma net income, pro forma income per share, and stock-based compensation plan disclosure requirements set forth in the Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”).
Recent accounting pronouncements
In February 2006, the Financial Accounting Standards Board issued Statement No. 155 (“SFAS No. 155”), “Accounting for Certain Hybrid Instruments: An Amendment of FASB Statements No. 133 and 140”. Management does not believe that this statement will have a significant impact as the Company does not use such instruments.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.
NOTE 2 — PROPERTY AND EQUIPMENT
At March 31, 2006, property and equipment consisted of the following:

	Useful Life (Years)
Computer equipment and software	3	$234,218
Office equipment	5	551,680
Office furniture and fixtures	7	44,301
Leasehold improvements	10	99,691

		929,890

Less accumulated depreciation		(152,720)

		$777,170

For the three months ended March 31, 2006 and 2005, depreciation expense was $54,143 and $18,181, respectively.
NOTE 3 – INTANGIBLE ASSETS
At March 31, 2006, intangible assets consisted of the following:

	Useful Life (Years)
Software development costs	3	$156,278
Web properties	3	41,315

		197,593
Less: accumulated amortization		(31,127)

		$166,466

Amortization expense amounted to $15,128 and $0 for the three months ended March 31, 2006 and 2005, respectively, which has been included in costs of revenues on the accompanying statement of operations.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
Amortization expense subsequent to the period ended March 31, 2006 is as follows:

Period ending March 31:
2007	$65,864
2008	65,864
2009	34,738

$166,466

NOTE 4 – RELATED PARTY TRANSACTIONS
On March 1, 2004, the Company’s board of directors approved that each member of the Company’s management would receive compensation in the amount of $17,500 per month, except in the event that in any given calendar month the Company realizes a profit of an amount less than $52,500, in which case these salaries would not be distributed and would be accounted for as “Salaries Payable” and distributed on a later date to be determined by the board of directors. For the three months ended March 31, 2005, management salaries recorded under this arrangement amounted to $157,500. In November 2005, all management salaries payable were converted into shares of the Company’s common stock at $1.00 per share upon the initial closing of the private placement. In October and November of 2005 we entered into employment agreements with these executives and paid compensation to them in 2006 which is included in salaries, commissions and related taxes.
The Company uses a credit card in the name of Mr. Frohman, an officer of the Company, for purchases and operating purposes. At March 31, 2006, the Company owed Mr. Frohman $164,327 for expenses incurred on his credit card.
The Company uses a credit card in the name of Mr. Eissa, an officer of the Company, for purchases and operating purposes. At March 31, 2006, the Company owed Mr. Eissa $8,317 for expenses incurred on his credit card.
During 2005, Marlin Capital Partners I, LLC (“Marlin”) paid expenses totaling $50,136 on behalf of the Company. Daniel Brauser, an officer of the Company is an affiliate and control person of Marlin. At March 31, 2006, the Company owed Marlin $26,112.
In March 2006, the Company entered into Marketing Services Agreement with SendTec, Inc. Paul Soltoff, a director of the Company, is the Chief Executive Officer of SendTec. SendTec will provide certain marketing and advertising services and will receive a flat fee of $7,500 per month plus commissions on services rendered. This agreement can be terminated by either party upon thirty-days notice.
NOTE 5 — SHAREHOLDERS’ EQUITY
Common Stock
On January 11, 2006, the Company completed the fifth closing of the Company’s private placement of units (the “Units”), and terminated the offering. Each Unit sold in the private placement consisted of 50,000 shares of the Company’s common stock and a detachable, transferable warrant to purchase shares of the Company’s common stock, at a purchase price of $50,000 per Unit. Each warrant entitles the

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
holder to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.50 per share and expires on the three-year anniversary of the date of issuance, subject to certain redemption provisions. The Company received gross proceeds of $6,450,000 and net proceeds of $6,164,174 from this closing.
Stock Options
In connection with the appointment of Warren V. Musser to the board of directors, on January 11, 2006, the Company granted him an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The fair market value of this option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 103%; risk-free interest rate of 3.75%; and, a term of five years. The Company valued these options at a fair market value of $193,264 and recorded stock-based compensation expense of $20,132 and deferred compensation of $173,132, the latter of which will be amortized over the vesting period.
On March 14, 2006, the board of directors of the Company adopted the Company’s Compensation Plan for Directors (the “Plan”). Under its terms, the Company’s Plan must be approved by stockholders within 12 months of the effective date of the Plan. An aggregate of 1,000,000 shares of the Company’s common stock have been reserved for issuance under the Plan in addition to any authorized and unissued shares of common stock available for issuance under the Company’s 2005 Non-Employee Directors Stock Option Plan (“2005 Directors Plan”). The purpose of the Plan is to provide a comprehensive compensation program to attract and retain qualified individuals to serve as directors. The Company is authorized to award cash fees and issue non-qualified stock options under the Plan. The Plan is administered by the Company’s board of directors or the compensation committee established by the board.
The Plan provides for the (i) one-time (a) payment of $250,000 to each non-employee director who serves as Vice Chairman of the Board (who is not also Chairman or Executive Chairman), $125,000 of which is payable upon the adoption of the Plan and $125,000 of which is payable in 12 equal monthly installments commencing on March 31, 2006 so long as such person remains a director and is serving in such capacity on the date of each such installment, and (b) grant of an additional option to purchase 425,000 shares of Common Stock to each non-employee director who is or has been appointed or elected as Vice Chairman of the Board (who is not also Chairman or Executive Chairman) on the later of the date of (x) such appointment or election, or (y) adoption of the Plan, which option shall vest and become exercisable as to one-half of the shares subject to the option six months from the date of grant, and one-half of the shares six months thereafter; (ii) the payment of $1,000 to each director for each special or committee meeting of the Board of Directors attended, in person or by telephone, as reimbursement of fees and expenses of attendance and participation by such director at such meeting; and (iii) an annual retainer of $1,000 payable to each director upon appointment as chairperson of a committee of the board of directors.
On March 14, 2006, the Company granted to Warren V. Musser, as Vice Chairman of the board of directors, an option to purchase 425,000 shares of the Company’s common stock at an exercise price of $2.70 per share. The fair market value of this option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%; expected volatility of 105%; risk-free interest rate of 3.75%; and, a term of five years. The Company valued these options at a fair market value of $896,542 and recorded stock-based compensation expense of $37,356 and deferred compensation of $859,186, the latter of which will be amortized over the vesting period.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
The Plan also provides for (i) the automatic initial grant of an option to purchase 100,000 shares of Common Stock to each director who joins the Company’s board, at an exercise price equal to the fair market value, as defined in the Plan, on the date of such election to the board, and (ii) the grant of an option to purchase 10,000 shares of Common Stock to each director reelected to the board, at an exercise price equal to the fair market value, as defined in the Plan, on the date of such reelection to the Board, subject to vesting as follows: one-third of the shares issuable pursuant to the option shall be exercisable on the first anniversary of the date of grant, an additional one-third of the shares shall be exercisable on the second year anniversary of the date of grant, and the remaining one-third of the shares shall be exercisable on the third anniversary of the date of grant. Upon removal without cause, or upon a “change of control” (as defined in the 2005 Directors Plan), all options shall vest and become immediately exercisable. The term of each option under the Plan is five years.
A summary of the status of the Company’s outstanding stock options as of March 31, 2006 and changes during the period ending on that date is as follows:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2005	3,935,000	$1.89
Granted	675,000	2.07
Exercised	—	—
Forfeited	30,000	2.50

Outstanding at March 31, 2006	4,580,000	$1.91

Options exercisable at end of period	—	$—

Weighted-average fair value of options granted during the period		$2.07
The following information applies to options outstanding at March 31, 2006:

Options Outstanding				Options Exercisable
	Number of
	Shares	Weighted
	Underlying	Average	Weighted	Number	Weighted
	Options at	Remaining	Average	Exercisable at	Average
Exercise	March 31,	Contractual	Exercise	March 31,	Exercise
Price	2006	Life	Price	2006	Price
$1.00	1,850,000	4.60 years	$1.00	—	$—
2.50	2,305,000	2.50 years	2.50	—	—
2.70	425,000	2.95 years	2.70	—	—

	4,580,000		$1.91	—	$—

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
Common Stock warrants
In January 2006, in connection with a private placement, the Company granted warrants to purchase an aggregate of 3,225,000 shares of common stock at an exercise price of $1.50 per share to investors and warrants to purchase an aggregate of 322,500 shares of common stock at an exercise price of $1.50 to the placement agent as compensation for services provided in connection with the private placement. All warrants issued in the private placement expire on the three-year anniversary of the date of issuance through January 2009.
A summary of the status of the Company’s outstanding stock warrants granted as of March 31, 2006 and changes during the period is as follows:

		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at December 31, 2005	4,977,500	$1.50
Granted	3,547,500	1.50
Exercised	—	—

Outstanding at March 31, 2006	8,525,000	$1.50

Warrants exercisable at end of period	8,525,000	$1.50

Weighted-average fair value of warrants granted during the period		$1.50
The following information applies to all warrants outstanding at March 31, 2006:

Warrants Outstanding			Warrants Exercisable
	Weighted
Number	Average	Weighted	Number	Weighted
Outstanding at	Remaining	Average	Exercisable at	Average
March 31,	Contractual	Exercise	March 31,	Exercise
2006	Life (Years)	Price	2006	Price
8,525,000	2.70	1.50	8,525,000	1.50

8,525,000		$1.50	8,525,000	$1.50

NOTE 6 – COMMITMENTS AND CONTINGENCIES
On January 12, 2006, the Company agreed to terms of employment with Alvin Clemens, under which Mr. Clemens was named Executive Chairman of the Company, an executive officer position. Under the two year agreement, Mr. Clemens is to be paid a base salary of $275,000 per year and is entitled to receive such bonus compensation as a majority of the board of directors may determine from time to time.
On February 17, 2006, the Company entered into a Lease agreement with FG2200, LLC, a Florida limited liability company, for approximately 50,000 square feet of office space at 2200 S.W. 10th Street, Deerfield Beach, Florida (the “Lease”). The initial term of the Lease commences on March 15, 2006 and terminates on March 31, 2016. The Company has the option to extend the term for two additional 36-month periods, as well as the right to terminate the Lease within the first five years. The monthly rent increases every 12 months, starting at $62,500 and ending at approximately $81,550. This space replaced the Company’s 10,312 square feet of office space at 2900 Gateway Drive, Pompano Beach, Florida

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
33069. In connection with the Lease, the Company provided a $1 million letter of credit to the landlord as a security deposit for the Company’s obligations under the Lease.
On March 21, 2006, the Company entered into a sublease for approximately 14,000 square feet of office space located on the 7th floor at 1120 Avenue of the Americas, New York, New York. The effectiveness of the sublease is subject to certain approvals by the landlord. The initial term of the sublease commences in March 2006, and terminates in December 2010. The monthly rent increases every 12 months, starting at approximately $25,250 and ending at approximately $28,416. In connection with the sublease, the Company provided a $151,503 letter of credit to the landlord as a security deposit for the Company’s obligations under the sublease.
NOTE 7 — SUBSEQUENT EVENTS
On April 3, 2006 the Company entered into a merger agreement (“ISG Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan Spinner (“Spinner”), pursuant to which, among other things, Merger Sub merged with and into ISG (the “ISG Merger”). As consideration for the ISG Merger the Company made a cash payment of $920,000 and issued 1,000,000 shares of its common stock to Spinner, the sole stockholder of ISG in exchange for all of the outstanding stock of ISG. The shares have the same registration rights and lock up restrictions as applicable to the shares held by the Company’s founders. The ISG Merger became effective on April 4, 2006. ISG is an insurance agency selling health insurance to small business owners and individuals.
The Company will account for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. In connection with the acquisition, the Company issued 1,000,000 shares of common stock to the seller. The approximate value of these common shares is $3,206,000, determined based on the average market price of the Company’s common shares over the five-day period before the acquisition date of April 3, 2006. The purchase price exceeded the fair value of net assets acquired by approximately $4,200,000. The Company estimates that approximately $3,200,000 of the excess will be applied to the existing customer list based on the estimate of the present value of future cash flows, which will be amortized over a sixty month period. The remaining excess of $1,000,000 will be applied to goodwill.
On April 3, 2006 in connection with the ISG Merger, HBDC II, Inc., a wholly-owned subsidiary of the Company, entered into a two-year employment agreement with Spinner. This agreement provides that Spinner will be compensated at an annual base salary of $371,000 with bonus compensation at the discretion of the Company’s board. The agreement may be terminated by the Company for “cause” (as such term is defined in the agreement) and without “cause” upon 30 days notice. If Spinner is terminated by the Company for “cause” or due to death or disability, or if Spinner elects to terminate his employment at any time, he will be entitled to the amount, on a pro rata basis, in excess of $250,000 per year for the balance of the term. If Spinner is terminated without “cause” he will be entitled to his base salary for the remainder of the term. Under the agreement Spinner will also receive an initial sign on bonus of $150,000, and an option to purchase an aggregate of 150,000 shares of common stock at an exercise price of $3.50 per share, of which 25% of the shares subject to the option will vest on April 3, 2007 and the remainder of which will vest in equal monthly installments for 36 months thereafter.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
On April 27, 2006, the Company’s board of directors adopted the Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, (“Omnibus Plan”) subject to stockholder approval at the Company’s next annual meeting of stockholders. The purpose of the Omnibus Plan is to attract, retain and motivate the employees, non-employee members of the board of directors and consultants of the Company and its subsidiaries and to focus their efforts on the long-term enhancement of stockholder value.
The Health Benefits Direct Corporation 2005 Incentive Stock Plan (“2005 Stock Plan”), the 2005 Directors Plan and the Health Benefits Direct Corporation Compensation Plan for Directors (the “Directors Compensation Plan”) (the 2005 Stock Plan, 2005 Directors Plan and Directors Compensation Plan, collectively, the “Prior Plans”) will be merged with and into the Omnibus Plan as of the effective date of the Omnibus Plan, and no additional grants will be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans will continue in effect according to their terms as in effect before the Omnibus Plan merger (subject to such amendments as the board of directors determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans will be issued or transferred under the Omnibus Plan. If approved by the stockholders, the effective date of the Omnibus Plan will be April 27, 2006.
Key terms of the Omnibus Plan are as follows:
Administration. The Omnibus Plan is administered and interpreted by the board of directors. The board of directors has the authority to: (i) determine the individuals to whom grants will be made; (ii) determine the type, size and terms of the grants; (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability; (iv) amend the terms of any previously issued grant, subject to the limitations described below; and (v) deal with any other matters arising under the Omnibus Plan. The determinations of the board of directors are made in its sole discretion and are final, binding and conclusive.
Eligibility. All of the employees of the Company and its subsidiaries, and advisors and consultants of the Company and its subsidiaries, are eligible for grants. Non-employee directors of the Company are also eligible to receive grants.
Types of Awards. The Omnibus Plan provides that grants may be in any of the following forms: (i) incentive stock options; (ii) nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”); (iii) stock appreciation rights (“SARs”); (iv) stock units; (v) stock awards; (vi) dividend equivalents; and (vii) other stock-based awards.
Shares Subject to the Plan. The Omnibus Plan authorizes up to 6,000,000 shares of the Company’s common stock for issuance, subject to adjustment in certain circumstances. The maximum number of authorized shares includes shares to be issued or transferred pursuant to outstanding grants under the Prior Plans that are to be merged into the Omnibus Plan as of the effective date of the Omnibus Plan. The Omnibus Plan provides that the maximum aggregate number of shares of Common Stock that may be made with respect to grants, other than dividend equivalents, to any individual during any calendar year is 1,000,000 shares, subject to adjustment as described below. Grantees may not accrue dividend equivalents during any calendar year in excess of $1,000,000.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
These limits may be adjusted by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, by reason of a merger, reorganization or consolidation, by reason of a recapitalization or change in par value or by reason of any other extraordinary or unusual event affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution.
Change of Control. If a change of control of the Company occurs, unless the board of directors determines otherwise, all outstanding options and SARs will automatically accelerate and become fully exercisable, the restrictions and conditions on all outstanding stock awards will immediately lapse, all outstanding stock units will become payable in cash or shares of Common Stock in an amount not less than their target amount (as determined by the board of directors), and dividend equivalents and other-stock based awards will become fully payable in cash or shares of Common Stock (in amounts determined by the board of directors).
Upon a change of control, the board of directors may also take any of the following actions with respect to outstanding grants, without the consent of the grantee: (i) require that grantees surrender their outstanding options and SARs in exchange for payment by the Company, in cash or shares of Common Stock as determined by the board of directors, in an amount equal to the amount by which the then fair market value subject to the grantee’s unexercised options and SARs exceeds the exercise price of the option or the base amount of the SAR, as applicable; (ii) after giving grantees the opportunity to exercise their outstanding options and SARs, the board of directors may terminate any or all unexercised options and SARs at such time as the board of directors determines appropriate; and (iii) determine that outstanding options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).
Amendment and Termination of the Plan. The Board may amend or terminate the Omnibus Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Plan after April 27, 2016.
On April 27, 2006, Leon Brauser, a member of the Board, resigned from his position as a director of the Company. The Company accepted Mr. Brauser’s resignation, which was effective as of April 27, 2006. Mr. Brauser’s decision to resign was not the result of any disagreement with the Company.
On April 27, 2006, the board of directors voted to increase its size from seven to nine members and appointed C. James Jensen, Sanford Rich and L.J. Rowell to serve as directors, effective as of April 27, 2006, to fill the vacancies created by such increase and by Mr. Brauser’s departure.

HEALTH BENEFITS DIRECT CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2006
     On April 27, 2006, the board of directors approved the grant of stock options to each of L.J. Rowell, C. James Jensen and Sanford Rich, who are all non-employee members of the board of directors (the “Director Options”). Messrs Rowell, Jensen and Rich each received nonqualified options to purchase 200,000 shares of Common Stock with a term of ten years at an exercise price of $3.60 per share. Forty percent (40%) of the Director Options will be exercisable on the date of grant; thirty percent (30%) on the first anniversary of the date of grant; and the remaining thirty percent (30%) in 12 equal increments at the end of each calendar month thereafter. These Director Options are subject to stockholder approval. The Director Options will be null and void and cancelled if stockholder approval is not obtained at the Company’s next annual meeting of stockholders.

Michael G. Chandross CPA, P.A.
2300 West Sample Rd., Suite 202
Pompano Beach, FL 33073
Tel: (954) 979-9900; Fax: (954) 979-9037
E-mail: mgccpa@fdn.com
To the Shareholder and Board of Directors
Insurance Specialist Group, Inc.
Boca Raton, FL
INDEPENDENT AUDITOR’S REPORT
I have audited the accompanying balance sheets of Insurance Specialist Group, Inc. as of December 31, 2005 and 2004, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of Insurance Specialist Group, Inc.’s management. My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion. In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insurance Specialist Group, Inc. as of December 31, 2005, and 2004 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.
Michael G. Chandross, CPA, P.A.
Pompano Beach, Florida
March 10, 2006
Except Note 9 which is March 30, 2006

Insurance Specialist Group, Inc.
Balance Sheet
December 31, 2005 and 2004

	2005	2004
Assets

Current Assets
Cash and Equivalents	$30,779	$9,855
Commissions Receivable	140,918	81,010
Other Current Assets	6,222	5,607

Total Current Assets	177,919	96,472

Fixed Assets, net of accumulated depreciation	19,186	45,275

Security Deposit	4,208	—

Total Assets	$201,313	$141,747

Liabilities and Shareholder’s Equity

Current Liabilities
Accrued Commissions	$73,374	$31,342
Accrued Profit Sharing	38,725	36,000
Accrued Expenses and Other Liabilities	44,023	37,931
Notes Payable — current portion	—	8,469

Total Current Liabilities	156,122	113,742

Long-term Debt
Note Payable — net of current portion	—	18,490

Total Liabilities	156,122	132,232

Shareholder’s Equity
Common Stock, $1 par value; 7,500 shares authorized 1,000 shares issued and outstanding	1,000	1,000
Retained Earnings	44,191	8,515

Total Shareholder’s Equity	45,191	9,515

Total Liabilities and Shareholder’s Equity	$201,313	$141,747

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Statement of Operations and Retained Earnings
For the Years Ended December 31, 2005 and 2004

	2005	2004
Revenue	$2,873,207	$1,577,847

Operating Expenses
General and Administrative Expenses	1,816,833	941,768
Depreciation	5,819	13,877

Total	1,822,652	955,645

Profit from Operations	1,050,555	622,202

Interest Expense	—	2,924

Net Income	1,050,555	619,278

Retained Earnings
Beginning of Year	8,515	28,570

Less: S Corporation Distributions	(1,014,879)	(639,333)

End of Year	$44,191	$8,515

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Statement of Cash Flows
For the Years Ended December 31, 2005 and 2004

	2005	2004
Cash Flows from Operating Activities
Net Income	$1,050,555	$619,278
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation	5,819	13,877
(Increase) decrease in:
Commissions Receivable	(59,908)	(40,480)
Other Current Assets	(615)	(374)
Security Deposit	(4,208)	—

Increase (decrease) in :
Accrued Commissions	42,032	21,926
Accrued Profit Sharing	2,725	11,250
Accrued Expenses and Other Liabilities	6,092	24,431

Net Cash Provided by Operating Activities	1,042,492	649,908

Cash Flows from Investing Activities
Disposition of Fixed Assets	34,879	—
Acquisition of Fixed Assets	(14,609)	(7,335)

Net Cash Provided (Used) by Investing Activities	20,270	(7,335)

Cash Flows from Financing Activities
Note Payable	(26,959)	(7,751)
S Corporation Distributions	(1,014,879)	(639,333)

Net Cash Used by Financing Activities	(1,041,838)	(647,084)

Net Increase (Decrease) in Cash and Equivalents	20,924	(4,511)

Cash and Equivalents
Beginning of Year	9,855	14,366

End of Year	$30,779	$9,855

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Notes to Financial Statements
December 31, 2005 and 2004
Note 1 — Summary of Significant Accounting Policies
Nature of Business:
Insurance Specialist Group, Inc. “the Company” was incorporated under the laws of the State of Florida on January 1, 2002. It has one office in Boca Raton, FL. The Company is in the business of selling medical discount plans and life and health insurance to small business owners and self employed individuals.
Cash and Equivalents:
All cash and money market accounts are reported as Cash and Equivalents.
Fixed Assets:
Fixed assets are recorded at cost. The Company uses the straight-line method of depreciation over estimated useful lives as follows:

Automobiles	5 years
Data Processing Equipment	5 years
Office Furniture and Equipment	5 years
The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposal are credited or charged to operations currently.
Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
Income Taxes:
For federal income tax purposes, the Company, with the shareholders’ consent, has elected to be taxed under S-corporation provisions of the Internal Revenue Code. Under these provisions, federal taxable income of the Company is reflected by the shareholder on his personal income tax return. The Company is not subject to State Income Tax.
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Insurance Specialist Group, Inc.
Notes to Financial Statements
December 31, 2005 and 2004
Note 1 — Summary of Significant Accounting Policies (Continued)
Revenue Recognition
Revenue is recognized as follows:
Commission Revenue — Revenue earned from the sale of medical discount plans and insurance products is recorded when earned.
Advertising
The Company expenses advertising costs as incurred.
Note 2 — Fixed Assets
Fixed assets are summarized by major classifications as follows:

	2005	2004
Automobiles	$0	$61,554
Data Processing Equipment	14,000	9,037
Office Furniture and Equipment	12,445	2,798

Sub-total	26,445	73,389
Less: Accumulated Depreciation	7,259	28,114
Net Value	$19,186	$45,275

Note 3 — Retirement Plan
The Company entered into a Simplified Employee Pension Plan (Sep 002) with UBS Financial Services on July 30, 2003. Accordingly, the Company expensed $47,475 and $36,000 for the years ended December 31, 2005 and 2004 respectively.
Note 4 — Long—term Debt

	2005	2004
Note payable to financing company, $877 per month at 8.99% per annum, secured by automobile	$0	$26,959

Less: current portion	0	8,469

Long term Portion	$0	$18,490

Insurance Specialist Group, Inc.
Notes to Financial Statements
December 31, 2005 and 2004
Note 5 — Significant Concentrations
A significant portion of the Company’s revenues is concentrated with a limited number of suppliers. In 2005 the Company utilized products from twenty one providers and in 2004 from six providers. In 2005 two of the providers represented 68% of the business and in 2004 two providers represented 91% of the business.
The Company maintains deposits in a financial institution that at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC),
Note 6 — Related Party Transactions
There are three entities that are affiliated through family relationships. These entities operate as subagents. The Company has profit sharing arrangements with them and payments under these arrangements are recorded as commission expense. The Company paid $697,632 and $436,347 to these related parties in 2005 and 2004 respectively. In addition, the Company shares office space and certain expenses with these entities. See note 7 “Operating Leases” for additional related party transactions. If the Company and entities referred to above were not affiliated or the Company had independent boards of directors the results of operations and financial position of the Company could be significantly different.
Note 7 — Operating Leases
The Company leases its office space in Boca Raton, Florida from a related party. The rent expense paid to the related party for 2005 was $51,884. Up until November 16, 2005 the Company was a month-to-month tenant. On November 16, 2005 the Company entered into a three year lease providing for an annual rental $50,500.
The Company also has leases for automobiles and office equipment. Total rent expense, including the office space referred to above, amounted to $80,125 for 2005 and $24,585 for 2004. The following is a schedule by years of aggregate future minimum lease payments required under the above lease agreements:

2006	$88,502
2007	86,948
2008	55,222
Thereafter	0

Total	$230,672

Insurance Specialist Group, Inc.
Notes to Financial Statements
December 31, 2005 and 2004
Note 8 — Subsequent Events
The Company, as of March 30, 2006, has an agreement to sell all of its interest in the medical discount portion of its business to a newly formed entity. The new entity will be 62.5% owned by the 100% shareholder of Insurance Specialist Group, Inc. “ISG”. ISG will be receiving $124,000 for the sale. Immediately after the sale, ISG will be acquired in a merger, whereas, ISG. will become a 100% subsidiary of the acquirer.

Michael G. Chandross CPA, P.A.
2300 West Sample Rd., Suite 202
Pompano Beach, FL 33073
Tel: (954) 979-9900; Fax: (954) 979-9037; E-mail: mgccpa@fdn.com
To the Stockholders and Board of Directors
Insurance Specialist Group, Inc.
Deerfield Beach, Florida
Independent Accountant’s Report
I have reviewed the accompanying balance sheet of Insurance Specialist Group, Inc. as of March 31, 2006 and 2005 and the related statements of income and retained earnings and cash flows for the three month periods then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Insurance Specialist Group, Inc.
A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, I do not express such an opinion.
Based on my review I am not aware of any material modification that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.
Michael G. Chandross, CPA
Pompano Beach, Florida
May 31, 2006

Insurance Specialist Group, Inc.
Balance Sheet
March 31, 2006 and 2005

	2006	2005
Assets
Current Assets
Cash and Equivalents	$186,194	$24,547
Commissions Receivable	220,131	114,189
Prepaid and Deferred Agent Commissions	256,775	—
Other Prepaid Expense	1,533	3,511

Total Current Assets	664,633	142,247

Fixed Assets, net of accumulated depreciation	24,536	54,071

Security Deposit	4,208	—

Total Assets	$693,377	$196,318

Liabilities and Shareholder’s Equity

Current Liabilities
Accrued Agent Commissions	$140,203	$9,518
Accrued Expenses and Other Liabilities	75,981	29,315
Deferred Revenue	286,643	—
Notes Payable — current portion	—	8,659

Total Current Liabilities	502,827	47,492

Long-term Debt
Notes Payable — Net of current portion	—	16,253

Shareholder’s Equity
Common Stock, $1 par value; 7,500 shares authorized 1,000 shares issued and outstanding	1,000	1,000
Retained Earnings	189,550	131,573

Total Shareholder’s Equity	190,550	132,573

Total Liabilities and Shareholder’s Equity	$693,377	$196,318

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Statement of Operations and Retained Earnings
For the Three Months Ended March 31, 2006 and 2005

	2006	2005
Revenue	$786,735	$580,802

Operating Expenses
General and Administrative Expenses	490,451	314,898
Depreciation	1,673	3,224

Total	492,124	318,122

Net Income	294,611	262,680

Retained Earnings
Beginning of Period	44,191	8,515

Less: S Corporation Distributions	(149,252)	(139,622)

End of Period	$189,550	$131,573

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Statement of Cash Flows
For the Three Months Ended March 31, 2006 and 2005

	2006	2005
Cash Flows from Operating Activities
Net Income	$294,611	$262,680
Adjustment to reconcile net income to net cash provided by operating activities
Depreciation	1,673	3,224
(Increase) decrease in:
Commissions Receivable	(79,213)	(33,179)
Prepaid and Deferred Agent Commissions	(256,775)	—
Other Current Assets	4,689	2,096

Increase (decrease) in :
Accrued Agent Commissions	66,829	(21,824)
Accrued Profit Sharing	(38,725)	(36,000)
Accrued Expenses and Other Liabilities	31,958	(8,616)
Deferred Revenue	286,643	—

Net Cash Provided by Operating Activities	311,690	168,381

Cash Flows from Investing Activities
Disposition of Fixed Assets	(7,023)	(12,020)

Net Cash Used by Investing Activities	(7,023)	(12,020)

Cash Flows from Financing Activities
Note Payable	—	(2,047)
S Corporation Distributions	(149,252)	(139,622)

Net Cash Used by Financing Activities	(149,252)	(141,669)

Net Increase in Cash and Equivalents	155,415	14,692

Cash and Equivalents
Beginning of Period	30,779	9,855

End of Period	$186,194	$24,547

See Independent Auditor’s Report and Notes to Financial Statements.

Insurance Specialist Group, Inc.
Notes to Financial Statements
March 31, 2006 and 2005
Note 1 — Summary of Significant Accounting Policies
Nature of Business:
Insurance Specialist Group, Inc. “the Company” was incorporated under the laws of the State of Florida on January 1, 2002. The Company is in the business of selling medical discount plans and life and health insurance to small business owners and self employed individuals.
On April 3, 2006 the Company entered into a merger (see note 8) and moved its office from Boca Raton, FL to Deerfield Beach, FL.
Cash and Equivalents:
All cash and money market accounts are reported as Cash and Equivalents.
Fixed Assets:
Fixed assets are recorded at cost. The Company uses the straight-line method of depreciation over estimated useful lives as follows:

Automobiles	5 years
Data Processing Equipment	5 years
Office Furniture and Equipment	5 years
The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposal are credited or charged to operations currently.
Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.
Income Taxes:
For federal income tax purposes, the Company, with the shareholders’ consent, has elected to be taxed under S-corporation provisions of the Internal Revenue Code. Under these provisions, federal taxable income of the Company is reflected by the shareholder on his personal income tax return. The Company is not subject to State Income Tax. After the merger (see note 8) the Company, due to an ineligible shareholder, will no longer be eligible to be taxed as an S-corporation. A final S-corporation income tax return will be filed for the period from January 1, 2006 through April 3, 2006.

Insurance Specialist Group, Inc.
Notes to Financial Statements
March 31, 2006 and 2005
Note 1 — Summary of Significant Accounting Policies (Continued)
Use of Estimates:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
Revenue is recognized as follows:
Commission Revenue — Revenue earned from the sale of medical discount plans and insurance products is recorded when earned.
Deferred Revenue — The Company has an arrangement with one of its suppliers whereas the commission earned for the entire 1st year of any of the supplier’s policies written by the Company is advanced to the Company upon commencement of such policies. If the policy is cancelled the Company must repay a substantial portion of the advance. The Company defers the revenue and amortizes 1/12 of the advance commission each month
Prepaid and Deferred Agent Commissions
The Company pays commissions to their sub-agents of approximately 90% of the revenue earned on the policies described in the preceding paragraph. The commissions paid or deferred to the sub-agents are amortized over the same period of time that the revenue is recognized.
Advertising
The Company expenses advertising costs as incurred.
Note 2 — Prepaid and Deferred Agent Commissions
Prepaid and deferred agent commissions comprise the following:

Prepayments	$152,858
Deferred Commissions Accrued	103,917

Total	$256,775

Insurance Specialist Group, Inc.
Notes to Financial Statements
March 31, 2006 and 2005
Note 3 — Fixed Assets
Fixed assets are summarized by major classifications as follows:

	2006	2005
Automobiles	$0	$61,554
Data Processing Equipment	21,023	9,038
Office Furniture and Equipment	12,445	14,817

Sub-total	33,468	85,409
Less: Accumulated Depreciation	8,932	31,338
Net Value	$24,536	$54,071

Note 4 — Retirement Plan
The Company entered into a Simplified Employee Pension Plan (Sep 002) with UBS Financial Services on July 30, 2003. Accordingly, the Company expensed $12,000 and $0 for the three month ended March 31, 2006 and 2005 respectively.
Note 5 — Long—term Debt

	2006	2004
Note payable to financing company, $877 per month at 8.99% per annum, secured by automobile	$0	$24,912

Less: current portion	0	8,659

Long term Portion	$0	$16,253

Note 6 — Significant Concentrations
A significant portion of the Company’s revenues is concentrated with a limited number of suppliers. For the three months ended March 31, 2006 and March 31, 2005 the Company utilized products from eighteen providers and twenty-two providers respectively. In 2006 three of the providers represented 85% of the business and in 2005 two providers represented 68% of the business.
The Company maintains deposits in a financial institution that at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC),

Insurance Specialist Group, Inc.
Notes to Financial Statements
March 31, 2006 and 2005
Note 7 — Related Party Transactions
There are three entities that are affiliated through family relationships. These entities operate as subagents. The Company has profit sharing arrangements with them and payments under these arrangements are recorded as commission expense. The Company paid $140,571 and $155,435 to these related parties for the three months ended March 31, 2006 and 2005 respectively. In addition, the Company shares office space and certain expenses with these entities. See note 7 “Operating Leases” for additional related party transactions.
If the Company and entities referred to above were not affiliated or the Company had independent boards of directors the results of operations and financial position of the Company could be significantly different.
Note 8 — Operating Leases
The Company, on November 16, 2005, entered into a lease agreement for its office space in Boca Raton, Florida from a related party. The lease is for three years providing for an annual rental $50,500. The rent expense paid to the related party for the three months ended March 31, 2006 was $12,625.
The Company also has leases for automobiles and office equipment. Total rent expense, including the office space referred to above, amounted to $23,094 for the three months ended March 31, 2006 and $8,429 for the three months ended March 31, 2005. The following is a schedule by years of aggregate future minimum lease payments required under the above lease agreements:

April 1, 2006 to March 31, 2007	$75,600
April 1, 2007 to March 31, 2008	72,377
April 1, 2008 to March 31, 2009	34,896
Thereafter	0

Total	$182,873
Note 9 — Significant Transactions and Subsequent Events
On April 3, 2006 the Company sold all of its interest in the medical discount portion of its business to a newly formed entity. The new entity is 62.5% owned by the 100% shareholder of Insurance Specialist Group, Inc. “ISG”. ISG received $124,000 for the sale.
On April 3, 2006, after the sale of the discount medical business, the Company entered into a merger agreement with a newly formed subsidiary of an acquiring company.

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Basis of Pro Forma Presentation
On April 3, 2006 Health Benefits Direct Corporation, a Delaware corporation (the “Company”), entered into a merger agreement (“Merger Agreement”) with ISG Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Insurance Specialist Group Inc., a Florida corporation (“ISG”), and Ivan Spinner (“Spinner”) pursuant to which, among other things, Merger Sub merged with and into ISG (the “Merger”). As consideration for the Merger, the Company made a cash payment of $920,000 and issued 1,000,000 shares of its common stock, par value $0.001 per share (“Common Stock”) valued at $3.31 per share, to Spinner, the sole shareholder of ISG in exchange for all of the outstanding stock of ISG. The shares have the same registration rights and lock up restrictions as applicable to the shares held by the Company’s founders. The Merger became effective on April 4, 2006.
On April 3, 2006, in connection with the Merger, HBDC II, Inc., a wholly-owned subsidiary of the Company, entered into a two-year employment agreement with Spinner, which provides that Spinner will be compensated at an annual base salary of $371,000 with bonus compensation at the discretion of the Board. The agreement may be terminated by the Company for “cause” (as such term is defined in the agreement) and without “cause” upon 30 days notice. If Spinner is terminated by the Company for “cause” or due to death or disability, or if Spinner elects to terminate his employment at any time, he will be entitled to the amount, on a pro rata basis, in excess of $250,000 per year for the balance of the term. If Spinner is terminated without “cause” he will be entitled to his base salary for the remainder of the term. Under the agreement Spinner also received an initial sign on bonus of $150,000, and an option to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $3.50 per share, of which 25% of the shares subject to the option vest on April 3, 2007 and the remainder of which will vest in equal monthly installments for 36 months thereafter.
The following Unaudited Pro forma Combined Financial Statements of the Company and ISG give effect to Company’s purchase of ISG under the purchase method of accounting prescribed by Financial Accounting Standards Board statement No. 141, Business Combinations. These pro forma statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The Unaudited Pro Forma Combined Financial Statements do not purport to represent what the results of operations or financial position of the Company would actually have been if the acquisition had in fact occurred on January 1, 2005, nor do they purport to project the results of operations or financial position of the Company for any future period or as of any date.

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
March 31, 2006

				Pro Forma Adjustments
	Health Benefits
	Direct	Insurance Specialist
	Corporation	Group, Inc.		Debit		Credit	Pro Forma
ASSETS
CURRENT ASSETS:
Cash	$10,264,834	$186,194	(b)	186,194	(a)	186,194	$10,451,028
Accounts receivable, less allowance for doubtful accounts of $15,747 and $0	207,517	220,131	(b)	195,665	(a)	220,131	403,182
Deferred compensation advances	280,704	256,775	(b)	256,775	(a)(c)	328,473	465,781
Prepaid expenses	392,385	1,533	(b)	1,533	(a)	1,533	393,918

Total current assets	11,145,440	664,633					11,713,909

Property and equipment, net	777,170	24,536	(b)	600	(a)	24,536	777,770
Intangibles, net	166,466		(b)	4,964,330			5,130,796
Other assets	64,105	4,208			(a)	4,208	64,105

Total assets	$12,153,181	$693,377					$17,686,580

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$399,630						$399,630
Accounts payable	488,957				(b)	1,166,530	1,655,487
Accrued expenses	439,108	216,184	(a)	216,184	(b)	416,930	856,038
Due to related parties	198,756						198,756
Unearned commission advances	1,403,518	286,643	(a)(c)	358,341	(b)	286,643	1,618,463

Total current liabilities	2,929,969	502,827					4,728,374

SHAREHOLDERS’ EQUITY:
Preferred stock ($.001 Par value; 10,000,000 share authorized; no shares issued and outstanding)	—	—					—
Common stock ($.001 Par value; 90,000,000 share authorized; 26,691,471 and 27,691,471 shares issued and outstanding at March 31, 2006)	26,691	1,000	(a)	1,000	(b)	1,000	27,691
Additional paid-in capital	16,606,299				(b)	3,733,994	20,340,293
Accumulated earnings (deficit)	(6,310,793)	189,550	(a)	189,550			(6,310,793)
Less: deferred compensation	(1,098,985)						(1,098,985)

Total shareholders’ equity	9,223,212	190,550					12,958,206

Total liabilities and shareholders’ equity	$12,153,181	$693,377					$17,686,580

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2006

				Pro Forma Adjustments
	Health Benefits	Insurance Specialist
	Direct Corporation	Group, Inc.		Debit		Credit	Pro Forma
Revenues, net	$1,268,307	$786,735	(c)	26,369			1,703,020
			(f)	325,653

Cost of revenues	601,205	—					601,205

Gross profit	667,102	786,735					1,101,815

Operating Expenses:
Salaries, commission and related taxes	1,819,951		(f)	382,074	(c)	26,369	2,175,656
Depreciation and amortization	54,143	1,673	(e)	319,881	(f)	1,673	374,024
Professional fees	314,960						314,960
Management salaries — related parties	—						—
Other general and administrative	657,529	490,451			(f)	490,451	657,529

	2,846,583	492,124					3,522,169

Loss from operations	(2,179,481)	294,611					(2,420,354)

Other income (expense):
Registration rights penalty	60,537						60,537
Interest income	112,278						112,278
Interest expense	(5,693)		(f)	1,874			(7,567)

Total other income (expense)	167,122	—					165,248

Net loss	$(2,012,359)	$294,611					(2,255,106)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.08)						(0.08)

Weighted average common shares outstanding — basic and diluted	25,903,138				(b)	1,000,000	26,903,138

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

				Pro Forma Adjustments
	Health Benefits	Insurance Specialist
	Direct Corporation	Group, Inc.		Debit		Credit	Pro Forma
Revenues, net	$2,660,491	$2,873,207	(d)	$117,976			4,058,276
			(f)	1,357,446

Cost of revenues	886,840	—					886,840

Gross profit	1,773,651	2,873,207					3,171,436

Operating Expenses:
Salaries, commission and related taxes	2,926,306	—	(f)	963,366	(d)	117,976	3,771,696
Depreciation and amortization	86,350	5,819	(e)	1,631,055	(f)	5,819	1,717,405
Professional fees	220,883	—					220,883
Management salaries — related parties	487,800	—					487,800
Other general and administrative	1,120,589	1,816,833			(f)	1,816,833	1,120,589

	4,841,928	1,822,652					7,318,373

Loss from operations	(3,068,277)	1,050,555					(4,146,937)

Other income (expense):
Loss on abandonment of property and equipment	(16,420)	—					(16,420)
Registration rights penalty	(60,537)	—					(60,537)
Interest income	2,962	—					2,962
Interest expense	(28,305)	—	(f)	12,322			(40,627)

Total other income (expense)	(102,300)	—					(98,202)

Net loss	$(3,170,577)	$1,050,555					(4,245,139)

Net loss per common share:
Net loss per common share — basic and diluted	$(0.36)						(0.43)

Weighted average common shares outstanding — basic and diluted	8,832,446				(b)	1,000,000	9,832,446

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA ADJUSTMENTS TO COMBINED FINANCIAL STATEMENTS
Pro Forma Adjustments:
(a) To eliminate all assets and liabilities of Insurance Specialist Group as of March 31, 2006:

	Debit	Credit
Cash		186,194
Accounts receivable		220,131
Deferred compensation advances		256,775
Prepaid expenses & other assets		1,533
Property and equipment, net		24,536
Other assets		4,208
Accrued expenses	216,184
Unearned commission advances	286,643
Common stock	1,000
Accumulated deficit	189,550

	693,377	693,377
(b) To record the assets purchased and liabilities assumed of Insurance Specialist Group as of March 31, 2006:

	Debit	Credit
Cash	186,194
Accounts receivable	195,665
Deferred compensation advances	256,775
Prepaid expenses & other assets	1,533
Property and equipment, net	600
Intangible Assets	4,964,330
Other assets	—
Accounts Payable		1,166,530
Accrued expenses		416,930
Unearned commission advances		286,643
Common stock		1,000
Additional paid in capital		3,733,994

	5,605,097	5,605,097
The above value of assets purchased and liabilities assumed were based on an estimated preliminary purchase price of Insurance Specialist Group, Inc. as follows:

Cash payment to seller	$1,107,406
Fair value of common stock issued to seller	3,310,806
Discounted value of guaranteed future fixed cash payments to seller	225,212
Fair value of stock option issued to seller	425,381
Estimated direct transaction fees and expenses	57,930

Estimated purchase price	$5,126,735

HEALTH BENEFITS DIRECT CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA ADJUSTMENTS TO COMBINED FINANCIAL STATEMENTS
(c) To record the elimination of activity between the Company and ISG for 3 months ended March 31, 2006:

	Debit	Credit
Deferred compensation advances		71,698
Unearned commission advances	71,698
Revenues, net	26,369
Salaries, commission and related taxes		26,369

	98,067	98,067
(d) To record the elimination activity between the Company and ISG for 12 months ended December 31, 2005:

	Debit	Credit
Revenues, net	117,976
Salaries, commission and related taxes		117,976

	117,976	117,976
(e) To record the depreciation of fixed assets straight-line over 2 years and the amortization of intangible assets acquired, which are value of purchased commission override revenue with an assigned value of $1,411,594 amortized over five years in proportion to expected future value, value of acquired carrier contracts and agent relationships with an assigned value of $2,752,142 amortized straight line over the expected useful life of 5 years and value of acquired employees with an assigned value of $800,593 amortized straight line over a weighted average useful life of 3.1 years.
(f) To record the elimination of ISG’s discount medical business activity, which was sold prior to the Company’s acquisition of ISG, and record pro forma salary and related employee expense based on employment agreements with acquired employees.